As filed with the Securities and Exchange Commission on June 27, 2007

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	6021	34-1111088
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

National City Center

1900 East Ninth Street

Cleveland, Ohio 44114-3484

(216) 222-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David L. Zoeller, Esq.

Executive Vice President and General Counsel

National City Corporation

1900 East Ninth Street

Cleveland, Ohio 44114-3484

(216) 222-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Linda K. Erkkila, Esq.	Jennifer R. Evans, Esq.	Thomas P. Desmond, Esq.
National City Corporation 1900 East Ninth Street Cleveland, Ohio 44114 (216) 222-2227 Fax: (216) 222-3332	Executive Vice President and General Counsel MAF Bancorp, Inc. 55th Street & Holmes Avenue Clarendon Hills, Illinois 60514 (630) 986-6436 Fax: (630) 649-7172	Christopher G. Barrett, Esq. Vedder, Price, Kaufman & Kammholz, P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 (312) 609-7500 Fax: (312) 609-5005

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value of $4.00 per share	68,482,736	N/A	$1,953,400,544	$59,970

(1)	Estimated maximum number of shares that may be issued in connection with the proposed merger based upon 36,100,546 which as of June 27, 2007 represents the total number of shares of common stock of MAF Bancorp, Inc. outstanding or underlying outstanding equity awards.
(2)	The proposed maximum offering price is estimated solely for the purpose of computing the registration fee and is calculated in accordance with Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of a share of common stock of MAF Bancorp, Inc. as reported on the Nasdaq Global Select Market on June 22, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may change. A registration statement relating to the securities to be issued by National City Corporation has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

Subject to Completion, Dated June 27, 2007

PROXY STATEMENT OF MAF BANCORP, INC.

PROSPECTUS OF NATIONAL CITY CORPORATION

Merger Proposed—Your Vote Is Very Important

To Shareholders of MAF Bancorp, Inc.:

On April 30, 2007, the Board of Directors of MAF Bancorp, Inc. (“MAF”) approved the merger of MAF with and into National City Corporation (“National City”). If the merger is completed, each share of MAF common stock that you hold will be converted into a number of shares of common stock of National City. The exchange ratio, which determines the actual number of National City shares you will receive for each MAF share in the merger, will be determined by dividing $56.00 by the average closing price of National City’s common stock for the 20 consecutive trading days immediately preceding Federal Reserve Board approval of the merger, subject to adjustment in certain circumstances. The actual value of the National City shares you receive in the merger for your MAF shares will depend on the actual exchange ratio and National City’s stock price at the time of the merger.

It is intended that the merger will be tax-free for MAF shareholders. We urge you to obtain current market price quotations for MAF and National City common stock. The common stock of MAF is traded on the NASDAQ Global Select Market under the symbol “MAFB.” The common stock of National City is traded on the New York Stock Exchange under the symbol “NCC.”

MAF shareholders will be asked to vote on the approval of the merger agreement with National City at our annual meeting of shareholders which we have scheduled for August     , 2007. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. The merger cannot take place unless the shareholders of MAF approve the merger agreement.

This proxy statement-prospectus describes the annual meeting, the merger proposal, the documents related to the merger and certain other matters. Please carefully read this entire document. You also can obtain additional information about MAF and National City from documents that have been filed with the Securities and Exchange Commission.

For a discussion of certain risk factors that you should consider in evaluating the merger, see “ Risk Factors” beginning on page 21.

Sincerely,

Allen H. Koranda
Chairman of the Board and Chief Executive Officer of MAF Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either MAF or National City, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement-prospectus is dated                     , 2007 and is being first mailed to MAF shareholders on or about                     , 2007.

ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about MAF and National City from other documents filed with the Securities and Exchange Commission (“SEC”) that are not delivered with or included in this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement-prospectus, including MAF’s and National City’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and any amendments or supplements thereto, without charge, by accessing the SEC’s web site, www.sec.gov, or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

MAF Documents	National City Documents
MAF Bancorp, Inc. 55th Street and Holmes Avenue Clarendon Hills, Illinois 60514 Attention: Carolyn Pihera Telephone: (630) 887-5978	National City Corporation 1900 East Ninth Street, Locator 01-2229 Cleveland, Ohio 44114 Attention: Investor Relations Telephone: (800) 622-4204

If you would like to request documents from either company, please do so by                                         , 2007 to receive them before the MAF annual shareholder meeting. If you request any documents incorporated by reference, they will be mailed to you promptly by first-class mail or similar means.

See the section titled “WHERE YOU CAN FIND MORE INFORMATION” on page    for more information regarding accessing MAF’s and National City’s SEC filings.

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

(630) 325-7300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On August     , 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MAF Bancorp, Inc. (“MAF”) will be held at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on August     , 2007 at 3:00 p.m., Central Time.

The meeting is for the purpose of considering and voting upon the following matters:

1.	to consider and approve the Agreement and Plan of Merger, dated as of April 30, 2007, by and between MAF and National City Corporation, a Delaware corporation (“National City”), pursuant to which MAF will merge with and into National City;

2.	to approve any adjournment of the annual meeting, if necessary, to solicit additional proxies in order to approve the merger agreement;

3.	to elect five directors to serve for three-year terms or until their successors are elected and qualified;

4.	to ratify the selection of KPMG LLP, an independent registered public accounting firm, as independent auditors of MAF for the year ending December 31, 2007; and

5.	to transact such other business as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

The Board of Directors has fixed                     , 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournments thereof. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit further solicitation of proxies by MAF. A list of shareholders entitled to vote at the meeting will be available at MAF’s offices located at Mid America Bank, 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514-1500, for a period of ten days prior to the meeting and will also be available at the meeting.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. Any proxy given by you may be revoked at any time before it is exercised by filing with the Corporate Secretary of MAF a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person on each matter brought before the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the meeting.

The Board of Directors of MAF unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions it contemplates; any adjournment of the annual meeting to solicit additional proxies, if necessary; each nominee for director; and the ratification of KPMG LLP as MAF’s independent auditors for 2007.

By Order of the Board of Directors

Carolyn Pihera
Corporate Secretary

Clarendon Hills, Illinois

                    , 2007

i

ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE MAF ANNUAL SHAREHOLDERS MEETING

Q:	WHAT MATTERS WILL BE CONSIDERED AT THE ANNUAL MEETING?

A:	MAF shareholders will be asked to vote to approve the merger agreement and the related transactions, and to approve the adjournment of the annual meeting to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the merger agreement. In addition, because the meeting will be MAF’s annual meeting of shareholders for 2007, shareholders will be asked to elect the five nominees for director of MAF; to ratify the selection of KPMG LLP as MAF’s independent auditors; and to transact any other business as may be properly brought before the annual meeting.

Q:	WHAT WILL HAPPEN IN THE MERGER?

A:	In the merger, MAF will merge with and into National City. The existing Board of Directors and executive officers of National City will be the Board of Directors and executive officers of the merged company. National City will continue to be governed by the laws of the State of Delaware. Upon completion of the merger, each share of MAF common stock automatically will be converted into shares of National City common stock based on an exchange ratio described in this proxy statement-prospectus.

National City will not issue any fractional shares of its common stock in the merger. Instead, MAF shareholders will receive cash for any fractional share of National City common stock owed to them. The amount of cash MAF shareholders will receive for any fractional shares will be calculated by multiplying the fractional share interest by the average of the per share closing prices on the New York Stock Exchange of National City common stock for the 20 consecutive trading days immediately preceding the Federal Reserve Board’s approval of the merger.

Q:	WHAT DO I NEED TO DO NOW?

A:	You should carefully read and consider the information contained in this proxy statement-prospectus. Then, please fill out, sign, date and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the MAF annual shareholders meeting. If a returned card is signed but does not specify a choice nor indicate an abstention, your proxy will be voted in favor of each of the proposals, including the proposal to approve the merger agreement and the proposal to authorize the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The merger agreement must be approved by the holders of a majority of the outstanding shares of MAF common stock entitled to vote at the annual meeting. Therefore, if you do not vote or abstain from voting, your failure to vote or your abstention will count the same as a vote against approving the merger agreement and the related transactions.

Q:	IF MY SHARES ARE HELD BY MY BROKER IN “STREET NAME,” WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares with respect to the proposal to approve the merger agreement, which will have the same effect as a vote against approving the merger agreement.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the meeting. If you are the record holder of your shares, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new, later-dated proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to MAF. The notice of revocation or new proxy card must be received before the meeting and must be sent to MAF Bancorp, Inc., 55th Street and Holmes Avenue, Clarendon Hills, Illinois 60514, Attention: Carolyn Pihera, Corporate Secretary. Third, you may attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting. If your shares are held by a broker in “street name,” you must follow directions received from your broker to change your vote.

Q:	WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A:	In general, you will not recognize any gain or loss for federal income tax purposes as a result of the merger, except that gain or loss will be recognized with respect to any cash payment you receive instead of any fractional share of National City common stock.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. MAF shareholders will receive written instructions for exchanging their stock certificates for the consideration to be received by them in the merger after the merger is completed.

Q:	WHEN DOES MAF EXPECT TO COMPLETE THE MERGER?

A:	We expect to complete the merger in the fourth quarter of 2007, or earlier if all conditions are satisfied. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of MAF shareholders at the annual meeting and the necessary regulatory approvals.

Q:	IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A:	Yes. Important business and financial information about both MAF and National City is not included in this proxy statement-prospectus. This information is incorporated by reference to documents that MAF and National City have filed, or will file, separately with the Securities and Exchange Commission. See “Additional Information” on the inside front cover of this proxy statement-prospectus and “Where You Can Find More Information” on page [ ].

Q:	WHOM SHOULD I CALL WITH QUESTIONS?

A:	MAF shareholders should call Patricia Llanes of MAF at (630) 986-7545 with any questions about the meeting or the impact of the merger on MAF shareholders.

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that is important to you, and it is qualified in its entirety by reference to the more detailed information contained elsewhere in this proxy statement-prospectus or incorporated by reference in this proxy statement-prospectus. You are urged to read carefully the entire proxy statement-prospectus and the other documents to which this proxy statement-prospectus refers to fully understand the merger. The items in this summary include a page reference directing you to a more complete description of that item.

General

The Merger (Pages     )

In the proposed merger, MAF will merge with and into National City, with National City being the surviving entity. The existing Board of Directors and executive officers of National City will be the Board of Directors and executive officers of the merged company immediately following the effective time of the merger. National City will continue to be governed by the laws of the State of Delaware. We expect to complete the merger in the fourth quarter of 2007, or earlier if all conditions are satisfied.

We have attached a copy of the Agreement and Plan of Merger dated as of April 30, 2007 between MAF and National City, which we refer to as the “merger agreement,” to this proxy statement-prospectus as Annex A.

The Companies (Page     )

MAF Bancorp, Inc.

55th Street & Holmes Ave.

Clarendon Hills, Illinois 60514

1-(630) 325-7300

MAF was incorporated under the laws of the state of Delaware in 1989 as the holding company for Mid America Bank, fsb, its banking subsidiary. Mid America Bank, or Mid America, which was organized as a mutual savings and loan association and has been operating in the Chicago area since 1922, formed the holding company in connection with its conversion from a mutual to stock savings institution. Mid America has grown from 32 branches and $5.60 billion in total assets at December 31, 2001 to 82 branches and $11.12 billion in assets at December 31, 2006. Today, Mid America is one of the largest community-oriented financial institutions in the Chicago and Milwaukee metropolitan areas, serving both retail and business banking customers. MAF also engages in residential real estate land development through its subsidiary, MAF Developments, Inc., or MAFD, a business Mid America has been active in for over 30 years. For more information about MAF, visit the company’s web site at www.mafbancorp.com. The information on MAF’s web site does not constitute part of this proxy statement-prospectus.

As of March 31, 2007, MAF reported, on a consolidated basis, total assets of $10.4 billion, portfolio loans of $7.3 billion, deposits of $7.1 billion and stockholders’ equity of $1.1 billion.

National City Corporation

1900 East Ninth Street

Cleveland, Ohio 44114

1-(800) 622-4204

1-(216) 222-2983 (fax)

National City is a Financial Holding Company organized under the laws of Delaware and registered under the Bank Holding Company Act of 1956. National City, headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive retail banking network in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s web site at www.nationalcity.com. The information on National City’s web site does not constitute part of this proxy statement-prospectus.

As of March 31, 2007, National City reported, on a consolidated basis, total assets of $138.6 billion, portfolio loans of $99.6 billion, deposits of $88.6 billion and stockholders’ equity of $13.2 billion.

The Meeting

Purpose of the Meeting (Page     )

The MAF annual meeting will be held on August     , 2007 at 3:00 p.m., Central Time, at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514. At the MAF annual meeting, MAF shareholders will be asked:

•	to approve the merger agreement, and the transactions contemplated by the merger agreement, pursuant to which MAF will merge with and into National City;

•

to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement;

•	to elect five directors to serve on the Board of Directors of MAF;

•	to ratify the selection of KPMG LLP as the independent auditors of MAF for 2007; and

•	to transact any other business as may properly be brought before the annual meeting.

Record Date, Voting Rights and Voting Procedures (Pages     )

You can vote at the MAF annual meeting if you owned MAF common stock at the close of business on                     , 2007, the record date for determining the MAF shareholders entitled to notice of and to vote at the annual meeting. On that date, there were             shares of MAF common stock outstanding and entitled to vote. You can cast one vote for each share of MAF common stock that you owned on that date. Approval of the merger agreement and the related transactions requires the affirmative vote of the holders of a majority of MAF’s outstanding common stock. Directors are elected by a plurality of the votes cast for the election of directors at the annual meeting. The approval of an adjournment of the annual meeting to solicit additional votes, if necessary, and the ratification of MAF’s independent auditors requires the favorable vote of a majority of the votes cast for each such proposal.

As of the record date, MAF’s directors and executive officers had voting control over an aggregate of     % of the outstanding shares of MAF common stock entitled to vote at the annual meeting.

The Merger

Reasons for the Merger (Pages     )

MAF’s goal is to continue to serve its customers and communities, while expanding the breadth and depth of its products and services to diversify its earning assets and revenue sources in an effort to enhance long-term profitability. Joining with National City will allow MAF to further these strategic objectives, while offering MAF shareholders both the opportunity to realize a premium for the value of their shares compared to the market price before the announcement of the merger agreement and the opportunity to participate in the growth and potential of National City. Based on the closing price of MAF common stock on April 30, 2007, the last trading day before the merger was announced, the $56.00 per share value of National City common stock to be received by MAF shareholders in the merger, as described under “What MAF Shareholders Will Receive” below, represented a premium of approximately 39.5% over the closing price of MAF common stock on that date.

National City’s acquisition of MAF is based on its desire to strengthen its presence in the highly attractive Chicago metropolitan area. MAF’s 58-branch network and $5.7 billion of deposits within the Chicago market as of April 2007 complements National City’s existing network and accelerates National City’s planned expansion in the region. Coupling the strengths of MAF and National City will offer meaningful opportunity for value creation. Additionally, MAF’s 24 branches and top five deposit share in the Milwaukee metropolitan area is a natural extension of National City’s footprint.

What MAF Shareholders Will Receive (Page     )

If the merger is completed, each outstanding share of MAF common stock will be converted into a number of shares of common stock of National City worth $56.00, based on the 20-day average closing price of National City common stock used to determine the exchange ratio. The exchange ratio, which determines the actual number of National City shares received for each MAF share in the merger, will be determined by dividing $56.00 by the average closing price of National City’s common stock for the 20 consecutive trading days immediately preceding Federal Reserve Board approval of the merger, subject to a downward adjustment in certain circumstances.

Based on the average closing price of National City common stock for the 20 consecutive trading days ending on and excluding April 30, 2007, the date the merger agreement was entered into, the exchange ratio would have been approximately 1.5178 shares of National City common stock for each share of MAF common stock. If the exchange ratio had been fixed as of                     , 2007, the most recent day for which information was available prior to the mailing of this proxy statement-prospectus, the exchange ratio would be approximately             . The table below illustrates the various exchange ratios that would result based on a range of hypothetical 20-day average closing prices for National City common stock.

	Per MAF Bancorp Share
National City 20-Day Average Closing Price	Exchange Ratio(1)		Value of National City Stock to be Received in Merger(2)
$38.00	1.4737		$56.00
37.00	1.5135		56.00
36.00	1.5556		56.00
35.00	1.6000		56.00
34.00	1.6471		56.00
33.00	1.6970		56.00
32.00	1.7500		56.00
31.00	1.8065		56.00
30.00	1.8667		56.00
29.52	1.8970		56.00
29.00	1.9310	(3)	56.00
28.00	2.0000	(3)	56.00

(1)	The numbers in this column represent the number of shares of National City common stock that you will be entitled to receive for each share of MAF common stock that you own. Cash will be paid in lieu of fractional shares otherwise issuable to each holder.
(2)	For illustrative purposes, assumes the closing price of National City common stock on the date of the merger is the same as the average closing price during the pricing period (20 trading days preceding the date of the Federal Reserve Board approval of the merger). You will not be entitled to receive additional National City shares in the merger if the price of National City stock on the closing date of the merger is less than the average price during the pricing period.
(3)	The exchange ratio is subject to adjustment in certain circumstances, which would affect the value to be received in the merger by MAF shareholders. See “The Merger—Merger Consideration.”

The actual exchange ratio that will be used to determine the number of National City shares MAF shareholders receive in the merger cannot be determined until Federal Reserve Board approval is received. Because the value of the merger consideration is fixed while the market price of the common stock of National City will fluctuate, the number of shares of National City stock that may be received in the merger will fluctuate from the date of the merger agreement to the date the actual exchange ratio is determined.

It is intended that the merger will be tax-free for MAF shareholders. We urge you to obtain current market price quotations for MAF and National City common stock. The common stock of MAF is traded on the NASDAQ Global Select Market under the symbol “MAFB.” The common stock of National City is traded on the New York Stock Exchange under the symbol “NCC.”

After the merger is completed, you will receive instructions on how to surrender your MAF common stock certificates to receive new certificates representing the National City common stock and cash consideration in lieu of fractional shares. DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

MAF’s Board of Directors’ Recommendation (Pages     )

MAF’s Board of Directors believes that the merger agreement and the merger are fair to and in the best interests of MAF and MAF shareholders. MAF’s Board of Directors unanimously recommends that MAF shareholders vote “FOR” approval of the merger agreement and the related transactions.

Opinion of Financial Advisor (Pages     )

Keefe, Bruyette & Woods, Inc. (“KBW”) has delivered a written opinion to the MAF Board of Directors that, as of April 30, 2007, the consideration to be received in the transaction is fair to MAF shareholders from a financial point of view. We have attached a copy of this opinion to this proxy statement-prospectus as Annex B. MAF shareholders should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion.

No Dissenters’ Rights (Page     )

Under Section 262 of the Delaware General Corporation Law, MAF shareholders will not have appraisal rights available to them in connection with the merger.

Accounting Treatment (Page     )

National City will account for the merger using the purchase method of accounting. Under the purchase method, National City will record, at fair value, the acquired assets and assumed liabilities of MAF. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, National City will record goodwill. National City will include in its consolidated results of operations the results of MAF’s operations after the merger is completed.

Material Federal Income Tax Consequences of the Merger (Pages     )

MAF and National City have structured the merger to qualify as a tax-free reorganization for federal income tax purposes. Assuming that the merger qualifies as a reorganization, no gain or loss for federal income tax purposes will be recognized by MAF, National City, any of their respective subsidiaries, or any MAF shareholder, except that a gain or loss will be recognized with respect to cash received by an MAF shareholder in lieu of a fractional share of National City common stock. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the merger.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES [            ] OF THIS PROXY STATEMENT-PROSPECTUS DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER OF MAF COMMON STOCK. SHAREHOLDERS OF MAF ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Conditions to Completion of the Merger (Pages     )

MAF’s and National City’s obligations to complete the merger depend on a number of conditions being met. These include:

•	approval of the merger by MAF shareholders;

•	approval of the merger by necessary federal and state regulatory authorities and receipt of all required consents;

•

the effectiveness of the registration statement filed with the Securities and Exchange Commission, of which this proxy statement-prospectus forms a part, registering the shares of National City common stock to be issued in the merger;

•	the authorization for listing on the New York Stock Exchange the shares of National City common stock to be issued in the merger;

•	the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal; and

•

receipt by MAF and National City of an opinion, subject to various limitations, that, among other things, for U.S. federal income tax purposes, no gain or loss will be recognized by National City or MAF as a result of the merger; and MAF shareholders who receive National City common stock in the merger will not recognize any gain or loss as a result of the merger, except in connection with the receipt of cash in lieu of fractional shares.

Where the law permits, either MAF or National City could choose to waive a condition to its respective obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Regulatory Approvals (Pages     )

Application was made by National City on May 21, 2007 to the Board of Governors of the Federal Reserve System, or Federal Reserve Board, for approval of the merger of MAF with and into National City. Receipt of Federal Reserve Board approval is a condition precedent to the consummation of the merger.

As of the date of this proxy statement-prospectus, National City has not yet received the required Federal Reserve Board approval. While we do not know of any reason why such approval could not be obtained in a timely manner, we cannot be certain when or if required approval will be received.

Termination of the Merger Agreement (Pages     )

The Boards of Directors of MAF and National City may mutually agree at any time to terminate the merger agreement without completing the merger, even if MAF shareholders have approved it. Also, either party may terminate the merger agreement under the following circumstances:

•	at any time after April 30, 2008, if the merger is not completed by that date, except a party that is in material breach of the merger agreement may not terminate the agreement;

•	if the merger agreement has not been approved by MAF shareholders;

•	if any of the conditions to closing common to National City and MAF have not been met or waived;

•	if any governmental authority makes the consummation of the merger illegal or otherwise prevents or prohibits the consummation of the merger;

•	if the tax opinion described under “Conditions to Completion of the Merger” above has not been delivered to MAF and National City; or

•

if, pursuant to certain provisions of the merger agreement, MAF’s Board of Directors recommends to MAF shareholders an acquisition transaction with another party, or approves or enters into an acquisition transaction with another party to acquire MAF.

In addition, National City or MAF may unilaterally terminate the agreement in a number of other situations, including if the other party’s obligations which are conditions to its obligation to close the merger have not been met or waived and, in the case of a failure by the other party to comply in all material respects with its covenants contained in the merger agreement required to be performed at or prior to closing, the breaching party has been given at least 30 days’ prior written notice of such failure.

MAF must pay National City a termination fee of $57.6 million under the following circumstances:

•

if National City terminates the merger agreement because MAF has not performed its covenants in all material respects, because MAF’s representations and warranties are not true and correct in all material respects or because notice of a meeting of MAF shareholders has not been timely provided, and National City is not in material breach of the merger agreement, but only if:

•

within 18 months following the effective date of any such termination, MAF or any MAF subsidiary enters into any agreement with a third party relating to the acquisition by such party of MAF or any of its subsidiaries or lines of business, or any tender or exchange offer that would result in any third party beneficially owning 15% or more of MAF’s common stock, or any merger, consolidation, liquidation, business combination, recapitalization, dissolution or similar transaction;

•

if either party terminates the Merger Agreement because there is a temporary restraining order or a non-appealable injunction, order, decree or ruling that has the effect of making consummation of the merger illegal, or otherwise prevents or prohibits consummation of the merger, as a result of a third party’s initiation or instigation of the proceedings and if the third party announces the intent to acquire MAF, as determined in good faith by MAF’s Board of Directors, but only if:

•

within 18 months following the effective date of any such termination, MAF or any MAF subsidiary enters into any agreement with such third party relating to the acquisition by such party of MAF or any of its subsidiaries or lines of business, or any tender or exchange offer that would result in such third party beneficially owning 15% or more of MAF’s common stock, or any merger, consolidation, liquidation, business combination, recapitalization, dissolution or similar transaction;

•	if National City terminates the merger agreement because MAF’s Board of Directors does not publicly recommend in this proxy statement-prospectus that MAF shareholders approve the merger agreement;

•

if National City terminates the merger agreement because MAF’s Board of Directors withdraws, modifies or amends its recommendation for MAF shareholders to approve the merger agreement in any manner adverse to National City;

•	if either party terminates the merger agreement because MAF enters into a binding agreement for, or its Board of Directors recommends an acquisition of, MAF by a third party; or

•

if National City terminates the merger agreement because a tender offer or exchange offer is commenced that would result in any person beneficially owning 25% or more of MAF common stock, and the Board of Directors of MAF fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such tender offer or exchange offer.

Waiver and Amendment (Page     )

Each of MAF and National City may waive its right to require the other party to adhere to the terms and conditions of the merger agreement if their respective shareholders are entitled to the benefits of the waiver. MAF and National City may jointly amend or supplement the merger agreement, but no amendment or supplement may be made to the merger agreement after MAF shareholders have approved the merger without further MAF shareholder approval if such amendment or supplement reduces or changes the form of consideration that any MAF shareholder will receive.

Interests of Directors and Officers in the Merger That Differ From Your Interests (Pages     )

Some of the directors and officers of MAF have interests in the merger that may differ from, or that may be in addition to, the interests of other shareholders of MAF. These interests exist because of employment, severance or settlement agreements that the officers entered into with MAF or National City, and rights that MAF officers and directors have, including under MAF’s benefit plans. These employment, severance and settlement agreements provide the officers with payments and benefits following the merger. The merger also causes the accelerated vesting of or increase in certain benefits under the plans.

The members of MAF’s Board of Directors knew about these additional interests and considered them when they agreed to the merger.

Stock Options (Pages     )

Under the merger agreement, each option to acquire MAF common stock granted under MAF’s incentive plans that is outstanding and unexercised will become an option to acquire National City common stock as of the date of the merger. The number of shares of National City common stock subject to each converted stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio in the merger; however, the other material terms and conditions of the agreement covering the stock option will remain the same.

Certain Differences in the Rights of MAF Shareholders and National City Stockholders (Pages     )

The rights of MAF shareholders currently are governed by MAF’s certificate of incorporation and by-laws. Upon completion of the merger, the rights of the merged company’s shareholders will be governed by the certificate of incorporation and by-laws of National City. There will be important differences in your rights as a stockholder if the merger is completed and you become a stockholder of National City.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

National City common stock is traded on the New York Stock Exchange under the symbol “NCC” and MAF common stock is traded on the Nasdaq Global Select Market under the symbol “MAFB.” The following table sets forth the closing prices of National City and MAF common stock, and the equivalent per share value of MAF common stock giving effect to the merger, as of April 30, 2007, the date immediately prior to public announcement of the merger. The equivalent per share value of MAF common stock shown below assumes that the average closing price of National City common stock used to determine the exchange ratio is equal to the closing price of National City common stock on April 30, 2007.

	Closing price per share of National City common stock	Closing price per share of MAF common stock	MAF equivalent per share value
April 30, 2007	$36.55	$40.15	$56.00

The following table sets forth for the periods indicated the intra-day high and low sales prices per share, respectively, of MAF and National City common stock as reported on the Nasdaq Global Select Market (prior to July 1, 2006, the Nasdaq National Market) and the New York Stock Exchange, respectively, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	MAF Common Stock			National City Common Stock
	High	Low	Cash Dividend Declared	High	Low	Cash Dividend Declared
2005
First Quarter	$44.98	$40.63	$0.23	$37.75	$32.85	$0.35
Second Quarter	43.99	38.38	0.23	35.30	32.08	0.35
Third Quarter	44.81	40.08	0.23	37.85	33.37	0.37
Fourth Quarter	43.52	39.14	0.23	35.04	29.75	0.37

2006
First Quarter	$44.21	$40.74	$0.25	$36.25	$33.26	$0.37
Second Quarter	45.00	41.72	0.25	38.04	34.38	0.37
Third Quarter	42.99	40.15	0.25	37.42	34.50	0.39
Fourth Quarter	46.75	40.95	0.25	37.47	35.29	0.39

2007
First Quarter	$46.59	$40.00	$0.27	$38.94	$34.82	0.39
Second Quarter (through June 26, 2007)	55.01	39.50	$0.27	38.32	33.08	0.39

The market value of the aggregate consideration that MAF shareholders will receive in the merger is approximately $1.9 billion based on              shares of MAF common stock outstanding at the date of this proxy statement-prospectus. This estimated market value of the aggregate consideration is based on the number of MAF shares issued and outstanding on                     , 2007 and the merger consideration value of $56 per share in National City common stock. The actual number of shares of National City common stock received by MAF shareholders will vary based on the 20-day average share price of National City common stock immediately prior to Federal Reserve Board approval of the merger.

Dividends may be paid on National City’s and MAF’s common stock, as and when declared by National City’s Board of Directors and MAF’s Board of Directors, respectively, out of any of funds legally available for the payment of such dividends, subject to all of the preferences and rights of any preferred stock or a series thereof. The amount of dividends payable will depend upon the earnings and financial condition of MAF and National City and other factors, including applicable governmental regulations and policies.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table presents selected comparative per share data for National City common stock on a historical and pro forma combined basis and for MAF common stock on a historical and pro forma equivalent basis, giving effect to the merger using the purchase method of accounting. This data should be read in conjunction with National City’s and MAF’s audited and unaudited financial statements and the related notes incorporated by reference into this proxy statement-prospectus. The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity.

	As of/for the Three Months Ended March 31, 2007		As of/for the Year Ended December 31, 2006
National City Historical:
Basic earnings per share		$0.50		$3.77
Diluted earnings per share		0.50		3.72
Cash dividends declared per share		0.39		1.52
Book value per share		22.12		23.06
National City Pro Forma Combined:
Basic earnings per share	$		$
Diluted earnings per share
Cash dividends declared per share
Book value per share
MAF Historical:
Basic earnings per share		$0.64		$2.55
Diluted earnings per share		0.63		2.51
Cash dividends declared per share		0.27		1.00
Book value per share		33.04		32.59
MAF Pro Forma Equivalent(1):
Basic earnings per share	$		$
Diluted earnings per share
Cash dividends declared per share
Book value per share

(1)	Represents per share equivalents for outstanding MAF common stock to be converted into National City common stock. The MAF pro forma equivalent per share amounts were calculated by multiplying the National City pro forma combined per share amounts by an assumed exchange ratio of . This is the exchange ratio that would result if the exchange ratio had been determined on , 2007. The actual exchange ratio may be more or less than this assumed exchange ratio. See “Summary—The Merger—What MAF Shareholders Will Receive.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present selected consolidated financial data for National City and MAF on a historical basis. The historical information at or for the years ended December 31 for each of the years 2002 through 2006 is derived from the audited financial statements of National City and MAF, respectively, contained in each company’s respective Annual Report on Form 10-K. The historical information for the three-month periods ended March 31, 2007 and 2006 is unaudited and is derived from the interim financial statements of National City and MAF, respectively, contained in each company’s respective Quarterly Report on Form 10-Q.

The information presented in the tables should be read in conjunction with National City’s and MAF’s consolidated financial statements and the related notes incorporated by reference in this proxy statement-prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

NATIONAL CITY SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

	Three Months Ended March 31,
	2007	2006
Statements of Income (In Thousands)
Interest income	$2,210,417	$2,145,080
Interest expense	1,099,692	968,785

Net interest income	1,110,725	1,176,295
Provision for loan losses	106,846	27,043

Net interest income after provision for loan losses	1,003,879	1,149,252
Noninterest income	620,521	655,647
Noninterest expense	1,171,360	1,148,675

Income before income taxes	453,040	656,224
Income tax expense	133,828	197,417

Net income	$319,212	$458,807

Net income applicable to common stock	$318,775	$458,392

Per Common Share
Net income:
Basic	$0.50	$0.75
Diluted	0.50	0.74
Dividends declared	0.39	0.37
Book value	22.12	20.69
Average shares:
Basic	631,710,591	611,910,838
Diluted	640,533,750	619,697,278

Financial Ratios
Return on average common equity	8.98%	14.91%
Return on average assets	0.94	1.33
Average stockholders’ equity to average assets	10.45	8.94
Net interest margin	3.69	3.81
Annualized net charge-offs to average portfolio loans	0.61	0.46
Tangible common equity to tangible assets	6.26	6.70
Efficiency ratio	67.37	62.45
Tier 1 capital	7.08	7.38
Total risk-based capital	10.13	10.31
Leverage	6.92	6.92

At Period End (In Millions)
Assets	$138,559	$140,231
Portfolio loans	99,566	102,269
Loans held for sale or securitization	10,693	11,779
Securities, at fair value	7,208	7,609
Deposits	88,636	81,417
Long-term debt	24,319	33,649
Stockholders’ equity	13,170	12,623

NATIONAL CITY SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

	As of/ For the Years Ended December 31,
	2006(a)	2005	2004(b)	2003	2002
Statements of Income (In Thousands)
Interest income	$8,933,762	$7,731,819	$6,026,003	$5,965,930	$5,901,171
Interest expense	4,330,159	3,036,071	1,593,335	1,629,816	1,910,541

Net interest income	4,603,603	4,695,748	4,432,668	4,336,114	3,990,630
Provision for loan losses	482,593	283,594	323,272	638,418	681,918

Net interest income after provision for loan losses	4,121,010	4,412,154	4,109,396	3,697,696	3,308,712
Noninterest income	4,018,965	3,304,319	4,440,181	3,593,071	2,548,459
Noninterest expense	4,717,339	4,751,057	4,471,637	4,053,301	3,688,370

Income before income taxes	3,422,636	2,965,416	4,077,940	3,237,466	2,168,801
Income tax expense	1,122,800	980,187	1,298,006	1,120,402	722,158

Net income	$2,299,836	$1,985,229	$2,779,934	$2,117,064	$1,446,643

Net income applicable to common stock	$2,298,132	$1,983,613	$2,779,149	$2,117,064	$1,446,622

Per Common Share
Net income:
Basic	$3.77	$3.13	$4.37	$3.46	$2.37
Diluted	3.72	3.09	4.31	3.43	2.35
Dividends declared	1.52	1.44	1.34	1.25	1.20
Book value	23.06	20.51	19.80	15.39	13.35
Average shares:
Basic	609,316,070	633,431,660	635,450,188	611,205,682	610,186,786
Diluted	617,671,507	641,600,969	645,510,514	616,410,043	616,174,238

Financial Ratios
Return on average common equity	17.98%	15.54%	24.56%	23.60%	18.14%
Return on average assets	1.66	1.40	2.23	1.79	1.40
Average stockholders’ equity to average assets	9.21	9.02	9.10	7.57	7.70
Net interest margin	3.75	3.74	4.02	4.08	4.33
Net charge-offs to average portfolio loans	0.44	0.36	0.39	0.80	0.83
Efficiency ratio(c)	54.52	59.36	50.35	51.24	56.85
Tangible common equity to tangible assets	7.77	6.57	6.83	7.23	5.99
Tier 1 capital	8.93	7.43	8.25	8.79	7.46
Total risk-based capital	12.16	10.54	11.79	13.12	11.37
Leverage	8.56	6.83	7.31	7.43	6.39

At Year End (In Millions)
Assets	$140,191	$142,397	$139,414	$114,102	$118,153
Portfolio loans	95,492	106,039	100,271	79,344	72,174
Loans held for sale or securitization	12,853	9,667	12,430	15,368	24,501
Securities, at fair value	7,509	7,875	8,765	6,525	8,675
Deposits	87,234	83,986	85,955	63,930	65,119
Long-term debt	26,356	30,970	28,696	23,666	22,730
Stockholders’ equity	14,581	12,613	12,804	9,329	8,161

(a)	Results for 2006 were affected by the acquisitions of Forbes First Financial Corporation and Harbor Florida Bancshares, Inc., and the sale of First Franklin. Refer to footnote 3 of the audited financial statements included in National City’s Annual Report on Form 10-K for the year ended December 31, 2006 for further details.

(b)	Results for 2004 were affected by the acquisitions of Allegiant Bancorp, Inc., Provident Financial Group, Inc. and Wayne Bancorp, and the sale of National Processing, Inc. Refer to footnote 3 of the audited financial statements included in National City’s Annual Report on Form 10-K for the year ended December 31, 2006 for further details.
(c)	The efficiency ratio excluded security gains/(losses) from noninterest income for the periods prior to 2007. If security gains/(losses) were included, the efficiency ratio for 2005, 2004, 2003, and 2002 would have been 59.16%, 50.24%, 50.94% and 56.14%, respectively. The efficiency ratio for 2006 would remain unchanged.

MAF SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

	Three Months Ended March 31,
	2007	2006
Statements of Income (in thousands)
Interest income	$141,872	$141,515
Interest expense	80,763	74,073

Net interest income	61,109	67,442
Provision for loan losses	2,200	400

Net interest income after provision for loan losses	58,909	67,042
Noninterest income	22,939	20,847
Noninterest expense	49,939	49,808

Income before income taxes	31,909	38,081
Income tax expense	10,914	13,001

Net income	$20,995	$25,080

Per Common Share
Net income:
Basic	$0.64	$0.75
Diluted	0.63	0.74
Dividends declared	0.27	0.25
Book value	33.04	31.50
Tangible book value(1)	20.74	19.37
Average shares:
Basic	32,921,898	33,377,094
Diluted	33,515,596	34,018,127

Financial Ratios
Return on average equity(2)	7.78%	9.61%
Return on average tangible equity (1)(2)	12.46	15.03
Return on average assets(2)	0.80	0.90
Average stockholders’ equity to average assets	10.29	9.36
Stockholders’ equity to total assets	10.42	9.24
Tangible stockholders’ equity to tangible assets(1)	6.80	5.89
Net interest margin	2.61	2.64
Annualized net charge-offs to average portfolio loans	0.09	0.01
Efficiency ratio(3)	60.76	56.42

Statement of Financial Condition at Period End (in millions, except shares)
Assets	$10,447	$11,534
Loans receivable, net	7,254	8,027
Investments and mortgage-backed securities available for sale, at fair value	1,409	1,809
Real estate held for development or sale	86	55
Goodwill and core deposit intangibles	405	411
Deposits	7,106	6,896
Borrowed funds and subordinated debentures	2,065	3,374
Stockholders’ equity	1,088	1,066
Common shares outstanding	32,929,638	33,854,382

(1)	See “Non-GAAP Financial Information” following the presentation of MAF’s summary historical consolidated financial information.
(2)	Annualized.
(3)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale of mortgage-backed and investment securities and premises and equipment.

MAF SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

	As of/For the Years Ended December 31,
	2006	2005	2004	2003	2002
Statements of Income (in thousands)
Interest income	$595,200	$478,656	$421,173	$316,430	$329,490
Interest expense	335,571	213,897	159,885	136,952	171,465

Net interest income	259,629	264,759	261,288	179,478	158,025
Provision for loan losses	3,900	1,980	1,215	—	300

Net interest income after provision for loan losses	255,729	262,779	260,073	179,478	157,725
Noninterest income	75,918	81,176	78,054	73,519	58,737
Noninterest expense	198,070	186,074	185,816	122,083	101,716

Income before income taxes	133,577	157,881	152,311	130,914	114,746

Income tax expense	48,994	54,528	50,789	47,481	40,775

Net income	$84,583	$103,353	$101,522	$83,433	$73,971
Net income as adjusted for balance sheet restructuring and certain tax charges(2)	$100,651	$103,353	$101,522	$83,433	$73,971

Per Common Share
Net income:
Basic	$2.55	$3.20	$3.09	$3.35	$3.19
Diluted	2.51	3.13	3.01	3.26	3.11
Diluted, as adjusted for balance sheet restructuring and certain tax charges(2)	2.99	3.13	3.01	3.26	3.11
Dividends declared	1.00	0.92	0.84	0.72	0.60
Book value	32.59	30.50	29.28	27.27	21.57
Tangible book value(1)	20.21	20.70	19.72	18.90	17.18
Average shares:
Basic	33,177,226	32,307,390	32,897,164	24,920,150	23,162,422
Diluted	33,765,012	32,983,962	33,706,569	25,592,745	23,748,411

Financial Ratios
Return on average equity	8.04%	10.75%	10.98%	14.18%	15.83%
Return on average equity, exclusive of balance sheet restructuring and certain tax charges(2)	9.57	10.75	10.98	14.18	15.83
Return on average tangible equity	12.99	16.03	15.81	18.37	20.33
Return on average tangible equity exclusive of balance sheet restructuring and certain tax charges(2)	15.46	16.03	15.81	18.37	20.33
Return on average assets	0.75	1.03	1.10	1.29	1.29
Return on average assets, exclusive of balance sheet restructuring and certain tax charges(2)	0.89	1.03	1.10	1.29	1.29
Average stockholders’ equity to average assets	9.31	9.62	9.98	9.09	8.14
Stockholders’ equity to total assets	9.64	9.33	10.06	10.09	8.45
Tangible stockholders’ equity to tangible assets(1)	6.21	6.52	7.01	7.22	6.85
Net interest margin	2.52	2.88	3.06	2.96	2.92
(See footnotes on following page)

	As of/For the Years Ended December 31,
	2006	2005	2004	2003	2002
Net charge-offs to average portfolio loans	0.06	0.02	0.01	0.01	0.01
Efficiency ratio, exclusive of balance sheet restructuring(2)(3)	56.07	54.31	54.97	48.08	47.02

Statement of Financial Condition at Year End (in millions, except shares)
Assets	$11,120	$10,488	$9,681	$8,934	$5,937
Loans receivable, net	7,409	7,175	6,842	6,325	4,363
Investment and mortgage-backed securities available for sale, at fair value	1,725	1,789	1,337	1,337	674
Real estate held for development or sale	83	50	35	32	15
Goodwill and core deposit intangibles	407	314	318	277	102
Deposits	7,018	6,198	5,936	5,580	3,751
Borrowed funds and subordinated debentures	2,840	3,125	2,601	2,299	1,557
Stockholders’ equity	1,072	978	974	902	501
Common shares outstanding	32,895,846	32,066,721	33,273,235	33,063,853	23,252,815

(1)	See “Non-GAAP Financial Information” below.
(2)	Exclusive of balance sheet restructuring and certain tax charges. See “Non-GAAP Financial Information” below for related reconciliations.
(3)	The efficiency ratio is calculated by dividing non-interest expense exclusive of restructuring charges by the sum of net interest income and non-interest income, exclusive of restructuring charges and net gain/(loss) on sale and write-down of mortgage-backed and investment securities, gain on sale of mortgage servicing rights and fixed assets.

MAF Non-GAAP Financial Information

The MAF summary financial information above contains certain financial information determined by methods other than in accordance with U.S. generally accepted accounting principles, or GAAP. MAF’s management uses tangible book value per share, tangible stockholders’ equity to tangible assets ratio and return on average tangible equity in its analysis of MAF’s performance and financial condition and believes this presentation provides useful supplemental information that is helpful in understanding MAF’s financial condition and results, as it provides a method to assess management’s success in managing alternatives for the utilization of tangible capital.

MAF believes net income, diluted net income per share, non-interest income and non-interest expense adjusted for the 2006 balance sheet restructuring and certain 2006 tax charges recorded in the fourth quarter of 2006 is useful supplemental information to better understand the core operating performance of the company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in MAF’s Form 10-K, as amended, for the fiscal year ended December 31, 2006 for a discussion of the restructuring plan MAF announced in the fourth quarter of 2006. The excluded tax charges relate to adjustments to tax reserves for prior year periods that were recorded in the fourth quarter of 2006 because of uncertainties that recently arose relating to an unresolved tax authority audit and other developments. See “Management’s Discussion & Analysis of Financial Condition—Results of Operations—Income Taxes” contained in MAF’s Form 10-K, as amended, for the fiscal year ended December 31, 2006.

These disclosures should not be considered an alternative to GAAP, nor are they necessarily comparable to non-GAAP performance measures that might be presented by other companies.

Tangible Book Value Per Share. Tangible book value per share is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) common shares outstanding. The following table presents a reconciliation of stockholders’ equity to tangible stockholders’ equity (in millions):

	At March 31,				At December 31,
	2007		2006		2006		2005
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Stockholders’ equity – as reported	$1,088	$33.04	$1,066	$31.50	$1,072	$32.59	$978	$30.50
Goodwill	(387)	(11.74)	(388)	(11.46)	(388)	(11.79)	(304)	(9.48)
Core deposit intangibles	(18)	(0.56)	(23)	(0.67)	(19)	(0.59)	(10)	(0.32)

Tangible stockholders’ equity	$683	$20.74	$655	$19.37	$665	$20.21	$664	$20.70

Tangible Stockholders’ Equity to Tangible Assets. Tangible stockholders’ equity to tangible assets is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) total assets less the sum of goodwill and core deposit intangibles. The following table presents a reconciliation of total assets to tangible assets (in millions):

	At March 31,		At December 31,
	2007	2006	2006	2005
Total assets – as reported	$10,447	$11,534	$11,120	$10,488
Goodwill	(387)	(388)	(388)	(304)
Core deposit intangibles	(18)	(23)	(19)	(10)

Tangible total assets	$10,042	$11,123	$10,713	$10,174

Return on Average Stockholders’ Equity and Return on Average Tangible Stockholders’ Equity. Return on average stockholders’ equity is calculated by dividing (a) net income adjusted for balance sheet restructuring charges and certain tax charges (see below) by (b) average stockholders’ equity. Return on average tangible stockholders’ equity is calculated by dividing (a) net income adjusted for balance sheet restructuring charges and certain tax charges by (b) average stockholders’ equity less average goodwill and core deposit intangibles. The following table presents a reconciliation of average stockholders’ equity to average tangible stockholders’ equity (in millions):

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
Average stockholders’ equity	$1,079	$1,043	$1,052	$962
Average goodwill	(387)	(357)	(380)	(305)
Average core deposit intangibles	(19)	(19)	(21)	(12)

Average tangible stockholders’ equity	$673	$667	$651	$645

The following three tables reconcile net income, non-interest income and non-interest expense to net income, non-interest income and non-interest expense as adjusted for the balance sheet restructuring and certain tax charges (in thousands):

Net income adjusted for balance sheet restructuring and certain tax charges. Diluted earnings per share as adjusted for balance sheet restructuring and certain tax charges is calculated by dividing net income as adjusted for balance sheet restructuring and certain tax charges by the weighted average number of diluted shares outstanding.

Year Ended December 31, 2006
Net income – as reported	$84,583
Lower of cost of market adjustment on loans transferred to held-for-sale	4,156
Loss on mortgage-backed securities	9,316
Loss on investment securities	3,618
Prepayment charge related to repayment of borrowings	2,813
Tax benefits related to balance sheet restructuring charges	(7,798)
Certain tax charges	3,963

Net income adjusted for balance sheet restructuring and certain tax charges	$100,651

Return on average assets is calculated by dividing (a) net income adjusted for balance sheet restructuring and certain tax charges by (b) average total assets.

Non-interest income adjusted for balance sheet restructuring charges

Year Ended December 31, 2006
Non-interest income – as reported	$75,918
Lower of cost of market adjustment on loans transferred to held-for-sale	4,156
Loss on mortgage-backed securities	9,316
Loss on investment securities	3,618

Non-interest income adjusted for balance sheet restructuring charges	$93,008

Non-interest expense adjusted for balance sheet restructuring charges

Year Ended December 31, 2006
Non-interest expense – as reported	$198,070
Prepayment charge related to repayment of borrowings	(2,813)

Non-interest expense adjusted for balance sheet restructuring charges	$195,257

The ratio of non-interest expense to average assets is calculated by dividing (a) non-interest expense adjusted for balance sheet restructuring charges by (b) average total assets.

RISK FACTORS

Before deciding whether to vote for approval of the merger agreement, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this proxy statement-prospectus, including the discussion under “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2006, and any changes or additional risks contained in each company’s Quarterly Reports on Form 10-Q for 2007. See “Where You Can Find More Information” on page [    ].

National City’s share price may fluctuate from the average closing price used to fix the exchange ratio.

Any change in the price of National City common stock after the exchange ratio is fixed will affect the value of the merger consideration that you will receive upon completion of the merger. Changes in the price of National City common stock could result from a variety of factors, including, without limitation, general market and economic conditions, changes in National City’s business, operations and prospects and regulatory considerations.

There is no assurance when or even if the merger will be completed.

Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to the Merger” on page [    ]. There can be no assurance that MAF and National City will be able to satisfy the closing conditions or that closing conditions beyond their control, such as the absence of events that could reasonably be expected to have a material adverse effect on their respective businesses, will be satisfied or waived.

MAF and National City can agree at any time to terminate the merger agreement, even if MAF shareholders already have voted to approve the merger agreement. MAF and National City can also terminate the merger agreement under other specified circumstances.

The merger agreement limits MAF’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for MAF to be sold to a party other than National City. These “no shop” provisions impose restrictions that prevent MAF from seeking another acquisition proposal and that, subject to certain exceptions, limit MAF’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of MAF. See “The Merger Agreement—Acquisition Proposals by Third Parties” and “—Termination Fee.”

National City required MAF to agree to these provisions as a condition to National City’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of MAF from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and MAF’s obligation to pay a termination fee, under certain circumstances, might result in a potential competing acquiror proposing to pay a lower per share price to acquire MAF than it might otherwise have proposed to pay.

Officers and directors of MAF have potential conflicts of interest in the merger.

Some officers and directors of MAF have interests in the merger that may be different from, or in addition to, the interests of MAF shareholders generally. For example, substantially all of the executive officers of MAF have entered into settlement agreements with National City terminating current employment and severance agreements with MAF and providing for severance and other payments following the merger. These agreements may create potential conflicts of interest. These and certain other additional interests of MAF’s officers and directors may cause some of these persons to view the proposed transaction differently than you view it. These interests are described under the heading “The Merger—Interests of Certain Persons in the Merger.”

National City could experience difficulties in managing its growth and effectively integrating MAF.

National City may not be able to manage its growth adequately and profitably or to integrate the operations of MAF effectively. Acquiring MAF will involve risks commonly associated with acquisitions, including, without limitation, potential exposure to liabilities of MAF, difficulty and expense of integrating the operations and personnel of MAF, potential disruption to the business of MAF, potential diversion of the time and attention of management of MAF and impairment of relationships with, and the possible loss of, key employees and customers of MAF. These and other acquisition and integration risks could adversely affect National City’s ability to realize the anticipated benefits of the merger.

If National City does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

National City’s ability to maintain its historical financial performance and return on investment to its stockholders will depend in part on National City’s ability to expand its scope of available financial services to its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, many of National City’s competitors offer one-stop financial services shopping to customers, which includes securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies. The increasingly competitive environment primarily is a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

Future governmental regulation and legislation could limit National City’s future growth.

National City and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of National City and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and deposit insurance funds. The impact of any changes to these laws may negatively impact National City’s ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on National City, these changes could be materially adverse to current and future National City stockholders.

Changes in interest rates could reduce National City’s income and cash flows.

National City’s income and cash flow depend to a great extent on the difference between the interest rates earned on its interest-earning assets, such as loans and investment securities, and the interest rates paid on its interest-bearing liabilities, such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond National City’s control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, and changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect National City.

Additional risks and uncertainties could have a negative effect on National City’s financial performance.

Additional factors could have a negative effect on the financial performance of National City and its subsidiaries and National City common stock. Such factors include, without limitation, changes in general economic and financial market conditions, changes in competitive conditions, continuing consolidation in the financial services industry, new litigation or legal proceedings or changes in existing litigation or legal proceedings, losses, customer bankruptcy, claims and assessments.

FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus and the documents incorporated by reference in this proxy statement-prospectus include forward-looking statements by MAF and National City. Both MAF and National City have based these forward-looking statements on their respective current expectations at the time the statements were made and projections about future events. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule, or at all;

•	the failure of MAF shareholders to approve the merger;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger, making it more difficult to maintain relationships with clients, employees or suppliers;

•	increased competition and its effect on pricing, spending, third-party relationships and revenues; and

•	the risk of new and changing regulation in the U.S. and internationally.

Additional factors that could cause National City’s and MAF’s results to differ materially from those described in the forward-looking statements can be found in each company’s 2007 Quarterly Reports on Form 10-Q, as they are filed with the SEC, and each company’s Annual Report on Form 10-K for the year ended December 31, 2006. Copies of these filings are available at no cost on the SEC’s web site, www.sec.gov, and on the companies’ respective web sites, www.nationalcity.com and www.mafbancorp.com.

We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this proxy statement-prospectus might not occur.

MAF ANNUAL MEETING

These proxy materials are being furnished to shareholders of MAF in connection with the solicitation by its Board of Directors of proxies to be used at the 2007 Annual Meeting of Shareholders of MAF to be held at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on                                 , August       , 2007 at 3:00 p.m., and at any adjournments thereof. The 2007 Annual Report to Shareholders and Form 10-K, as amended, including the audited consolidated financial statements as of and for the year ended December 31, 2006, accompanies this proxy statement-prospectus. The proxy materials are first being mailed to shareholders on or about                     , 2007.

Matters to be Considered

The purpose of the annual meeting is consider and vote on (i) the approval of the merger agreement and the related transactions pursuant to which MAF will merge with and into National City, (ii) the approval of any adjournment of the annual meeting, if necessary, in order to solicit additional proxies to approve the merger, (iii) the election of five directors to the MAF Board of Directors, and (iv) the ratification of the selection of KPMG LLP as MAF’s independent auditors for 2007. At the annual meeting, MAF shareholders also may vote on any other matters that may properly be submitted to a vote at the annual meeting.

Proxies

Regardless of the number of shares of common stock owned, it is important that MAF shareholders be represented by proxy or present in person at the annual meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of MAF will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” the proposal to approve the merger agreement and related transactions, “FOR” the election of the Board of Directors’ nominees, “FOR” the ratification of the selection of the independent auditors and “FOR” any proposal to adjourn the annual meeting if there are insufficient votes to approve the merger proposal.

The Board of Directors of MAF knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

MAF shareholders of record may revoke a proxy at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of MAF, by delivering to MAF a duly executed proxy bearing a later date or by attending the meeting and voting in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting. Written notices of revocations and other communications concerning revocations of proxies must be addressed to MAF Bancorp, Inc., Attn: Carolyn Pihera, Corporate Secretary, 55th Street & Holmes Ave., Clarendon Hills, Illinois 60514.

MAF shareholders should call Patricia Llanes at (630) 986-7545 with any questions about the annual meeting.

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be borne by MAF. In addition to the solicitation of proxies by mail, MAF has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of $            , plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or facsimile by directors, officers and regular employees of MAF and Mid

America, without additional compensation. MAF also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

Record Date, Voting Rights and Voting Procedures

The Board of Directors of MAF has fixed the close of business on                     , 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments of the meeting. On the record date, there were             shares of MAF common stock outstanding and             holders of record. Each share of common stock of MAF entitles its owner to one vote on all matters to be voted on at the meeting, except as described below. There is no cumulative voting for any of the matters to be presented for approval at the annual meeting.

As provided in Article Fourth of MAF’s restated certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. MAF’s restated certificate of incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to MAF to enable the Board of Directors to implement and apply the limit.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote (after subtracting from shares outstanding any shares held in excess of the 10% limit described in the preceding paragraph) is necessary to constitute a quorum at the meeting. Shares covered by broker non-votes, if any, will be considered votes cast for purposes of determining the presence of a quorum. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies.

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of MAF common stock. Thus, abstentions, broker non-votes and shares not voted will have the same effect as votes against approval of the merger agreement. Accordingly, the MAF Board of Directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As to the election of directors, the proxy card being provided enables a shareholder of record to vote “FOR” election of the nominees proposed by the Board, or to “WITHHOLD” authority to vote for one or more of the nominees being proposed for election. Directors are elected by a plurality of votes cast. Therefore, neither (i) broker non-votes, nor (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld, will affect the outcome of the election.

As to approval of an adjournment of the annual meeting to solicit additional proxies, if necessary, in order to approve the merger agreement, and the ratification of the selection of KPMG LLP as the Company’s independent auditors as set forth under “Ratification of Selection of Independent Auditors,” each such matter must be approved by a majority of the votes cast on the proposal. Abstentions and shares in excess of the 10% limit described above are not counted as votes cast and will not have the effect of a vote against ratification.

As to other matters, if any, that may properly come before the meeting, such matters would also require the affirmative vote of a majority of the votes cast as described above.

The vote of the shareholders will be tabulated by Computershare, MAF’s transfer agent, who has been appointed inspector of elections for the meeting. For any proxy to be counted, the proxy must be received by MAF prior to 3:00 p.m. Central Time on                     , 2007. Shareholder proxies may be revoked in three ways. First, the shareholder can send a written notice stating that the shareholder would like to revoke the proxy. Second, the shareholder can complete and submit a new, later-dated proxy card. Using either of these two methods, the shareholder must submit a notice of revocation or a new proxy card to MAF. The notice of revocation or a new proxy card must be received before the meeting and must be sent to MAF Bancorp, Inc., Attn: Carolyn Pihera, Corporate Secretary, 55th St. & Holmes Ave., Clarendon Hills, Illinois 60514. Third, the shareholder may attend the meeting and vote in person, thereby revoking the shareholder’s previous proxy.

As of                     , 2007, MAF directors and executive officers had voting power over approximately     % percent of the outstanding shares of MAF common stock entitled to vote at the MAF annual meeting.

Recommendation of MAF’s Board of Directors

MAF’s Board of Directors has approved the merger agreement and the related transactions. MAF’s Board of Directors believes that the merger agreement and the merger are fair to, and are in the best interests of, MAF and MAF shareholders. MAF’s Board of Directors unanimously recommends that you vote “FOR” approval of the merger and the related transactions. MAF’s Board of Directors also unanimously recommends that you vote “FOR” the election of all five nominees for director and “FOR” the ratification of the selection of KPMG LLP as independent auditors of MAF for the fiscal year ending December 31, 2007.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement and financial advisor opinion attached as annexes to this proxy statement-prospectus. We encourage you to read and review those documents as well as the discussion in this proxy statement-prospectus.

Merger Consideration

Subject to satisfaction or waiver of all conditions in the merger agreement, on the closing date MAF will merge with and into National City. Upon completion of the merger, MAF’s corporate existence will terminate and National City will continue as the surviving entity. As a result of the merger, each share of MAF common stock issued and outstanding immediately prior to the effective time of the merger will be converted into common stock of National City worth $56.00 as of the date the applicable exchange rate is determined, based upon an average closing price of National City common stock as described below. The number of shares to be received for each MAF share will be determined by dividing $56.00 by the average closing price of National City common stock for the 20-trading day period immediately preceding Federal Reserve Board approval of the merger. For information about the rights and preferences of National City common stock, see “Description of National City Capital Stock.”

The table below illustrates the exchange ratios that would result from a range of hypothetical 20-day average closing prices for National City common stock.

	Per MAF Bancorp Share
National City 20-Day Average Closing Price	Exchange Ratio(1)		Value of National City Stock to be Received in Merger(2)
$38.00	1.4737		$56.00
37.00	1.5135		56.00
36.00	1.5556		56.00
35.00	1.6000		56.00
34.00	1.6471		56.00
33.00	1.6970		56.00
32.00	1.7500		56.00
31.00	1.8065		56.00
30.00	1.8667		56.00
29.52	1.8970		56.00
29.00	1.9310	(3)	56.00
28.00	2.0000	(3)	56.00

(1)	The numbers in this column represent the number of shares of National City common stock that you will be entitled to receive for each share of MAF common stock that you own. Cash will be paid in lieu of fractional shares otherwise issuable to each holder.

(2)	For illustrative purposes, assumes the closing price of National City common stock on the date of the merger is the same as the average closing price during the pricing period (20 trading days preceding the date of the Federal Reserve Board approval of the merger). You will not be entitled to receive additional National City shares in the merger if the price of National City stock on the closing date of the merger is less than the average price during the pricing period.

(3)	The exchange ratio is subject to adjustment in certain circumstances, which would affect the value to be received in the merger by MAF shareholders as explained below.

If the average price of National City common stock during the pricing period is less than $29.52 but greater than or equal to $25.83, and the average value of the KBW Bank Stock Index during the pricing period has also declined by more than 20% from its average value during the 20-day period prior to the announcement of the transaction, then the exchange ratio will be fixed at 1.8970. If the average price of National City common stock during the pricing period is less than $25.83 (and the 20% decline in the KBW Bank Stock Index has also occurred) then the exchange ratio will be set so that the merger consideration value is equal to $49.00 per share, as illustrated in the table below.

	Per MAF Bancorp Share
National City Average Stock Price	Exchange Ratio	Value of National City Stock to be Received in Merger
$29.52	1.8970	$56.00
29.00	1.8970	55.01
28.00	1.8970	53.12
27.00	1.8970	51.22
26.00	1.8970	49.32
25.83	1.8970	49.00
25.00	1.9600	49.00
24.00	2.0417	49.00
23.00	2.1304	49.00

If the adjusted exchange ratio under these circumstances is more than 1.8970, National City has the right to notify MAF that it intends to terminate the transaction. However, MAF can prevent such termination by agreeing to accept a fixed exchange ratio of 1.8970, in which case exchange ratios and values shown in the table above for average stock prices below $25.83 would be further adjusted as follows:

	Per MAF Bancorp Share
National City Average Stock Price	Exchange Ratio	Value of National City Stock to be Received in Merger
$25.83	1.8970	$49.00
25.00	1.8970	47.43
24.00	1.8970	45.53
23.00	1.8970	43.63

Upon completion of the merger, holders of National City common stock immediately prior to the merger will own approximately 92%, and holders of MAF common stock immediately prior to the merger will own approximately 8%, of the outstanding National City common stock, based on the hypothetical exchange ratio of 1.5178 shares of National City common stock for each share of MAF common stock.

The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and it is a condition precedent to each party’s respective obligations to complete the merger that they receive a legal opinion to that effect.

Background of the Merger

As part of its ongoing board discussions and strategic planning sessions, MAF’s board of directors and management have from time to time discussed potential strategic opportunities and alternatives, including possible combinations with other financial institutions through potential acquisitions, mergers-of-equals or sale to a larger institution. The board of directors was aware of informal contacts over a period of years between MAF senior officers and senior officers of National City and had been informed when Messrs. Allen and Ken Koranda had met with David Daberko, Chairman and CEO of National City, on several occasions in recent years. As a result of these contacts, MAF’s two senior executives had become familiar with the general business philosophy of National City and National City’s interest in expanding its presence in Chicago, and had informally explored the possible strategic benefits of a combination of the two companies.

At MAF’s annual strategic planning meeting held on November 6-7, 2006, Chairman Koranda informed the board of directors of a recent overture from National City indicating National City’s increased interest in discussing a possible merger of the two institutions. The conversation occurred in a luncheon meeting on October 12, 2006 between Messrs. Koranda and Mr. Daberko and Peter Raskind of National City. At the conclusion of MAF’s strategic planning session, MAF’s board authorized and directed Chairman Koranda to pursue further information regarding National City’s interest while continuing to move forward with development of a written long-term strategic plan for MAF to continue independently and execution of other business initiatives to further MAF’s asset and revenue diversification strategies.

Thereafter, Mr. Koranda contacted Mr. Daberko and requested further information about National City’s informal expression of interest. On November 22, 2006, MAF entered into a confidentiality agreement with National City and in early December provided National City additional financial information for its use in evaluating the possible terms of a proposed transaction with MAF.

On December 12, 2006, Mr. Daberko telephoned Mr. Koranda and expressed National City’s interest in discussing a possible merger with MAF that would value MAF at approximately $56.00 per share assuming an all-stock, fixed price transaction. The MAF board was advised of the oral indication of interest at its regular meeting on December 15, 2006, and decided to engage Keefe, Bruyette & Woods, Inc., or KBW, to act as its financial advisor to assist in evaluating the National City proposal and to advise the MAF board on its strategic response. MAF entered into a formal engagement letter with KBW dated December 27, 2006.

On January 29, 2007, representatives of KBW met with representatives of National City in New York City to discuss the proposal and National City’s valuation assumptions and provided National City representatives financial analyses and additional information to support a higher valuation of MAF. National City agreed to consider the information provided and to reevaluate its proposal based on discussions at the meeting. At this time, National City confirmed its willingness to consider an all stock transaction with MAF on either a fixed or a floating exchange ratio basis. The board was apprised of these developments at its regular board meeting the next day.

On March 6, 2007, Mr. Daberko contacted a representative of KBW regarding National City’s revised indication of interest in an all stock transaction at a price of $57.50 per share. A special meeting of the MAF board of directors was held at an off-site location on March 14, 2007, to discuss the revised proposal and MAF’s strategic outlook and various strategic alternatives, including the benefits, risks and disadvantages of continuing independently in the challenging operating environment and the potential advantages and disadvantages of pursuing indications of interest for a possible business combination from other potential partners. Representatives of KBW, MAF’s general counsel and representatives from Vedder, Price, Kaufman & Kammholz, P.C., MAF’s outside legal counsel, were in attendance. The board was updated regarding developments since January, and KBW made a presentation regarding its financial analysis of the revised transaction proposal from National City, its analysis of the possible interest of other potential merger partners for the company, financial institution merger activity in the Midwest and nationally, and the market for bank and thrift stocks generally. A representative from Vedder Price made a presentation to the board regarding its fiduciary duties relating to reviewing and analyzing a potential sale of the company and responding to National City. At this meeting, the board was also advised of preliminary exploratory conversations Messrs. Koranda recently had regarding a possible merger-of-equals with another

Midwestern financial institution. After significant discussion, including consideration of the potential risk to MAF’s competitive position from a broader solicitation of potential merger partners, the board of directors reached a consensus at this meeting to pursue merger discussions at this time exclusively with National City in an effort to forge a strategic alliance on terms that would be acceptable to MAF.

On March 20, 2007, National City provided MAF a written non-binding indication of interest proposing an all-stock merger between the parties at a fixed exchange ratio based on a value of $57.50 per share of MAF. After discussions between the parties, National City furnished a revised non-binding indication of interest dated March 27, 2007, proposing an all-stock merger between the parties at a fixed value of $57.50 per share with a floating exchange ratio. The proposal was subject to due diligence and negotiation of a definitive merger agreement. The board of directors of MAF reviewed the written indication of interest at its regular meeting on that date, was updated on National City’s due diligence requests and discussed the contemplated timeline for negotiations.

Over the next several weeks, National City conducted extensive due diligence activities, including on-site due diligence reviews at MAF on March 31, 2007, April 1, 2007 and April 11-12, 2007, and numerous management interviews. MAF and its financial and legal advisors conducted on-site due diligence at National City on April 12-13, 2007, including senior management interviews. National City provided MAF a draft of the proposed definitive merger agreement on April 5, 2007, and negotiations continued over the next several weeks through the parties’ respective legal advisors.

On April 17, 2007, after having earlier expressed some concern regarding the premium to MAF’s then current trading price reflected in the indicated pricing, National City advised MAF of its decision, following its due diligence review and further evaluation of its proposal and underlying assumptions, to reduce its proposal back to the original level of $56.00 per share with a floating exchange ratio.

At a special telephonic meeting of MAF’s board on April 18, 2007, the board was updated on the status of the merger negotiations and reviewed National City’s revised offer and current market conditions. Representatives of KBW and Vedder Price as well as MAF’s general counsel were in attendance at the meeting. KBW presented an update on its merger analysis reflecting the adjusted pricing and discussed with the board MAF’s strategic alternatives. After lengthy discussion, including consideration of the recent decline and negative outlook in the market for bank stocks generally and the fact that the transaction would be based on a floating exchange ratio, the MAF board reached a consensus to continue negotiating with National City on the revised terms and authorized management and MAF’s legal counsel and financial advisors to seek to finalize negotiations of the definitive agreement. Negotiations continued over the course of the next two weeks.

The board of directors of National City approved the proposed transaction on April 24, 2007.

On April 30, 2007, the MAF board of directors held a special meeting to consider the final negotiated terms of the merger and approval of the proposed definitive merger agreement and the related transactions. Representatives of KBW and Vedder Price were in attendance along with several members of management. Management presented a report on the results of its due diligence investigation of National City. Representatives of KBW made a presentation regarding their financial analyses of the fairness of the terms of the negotiated transaction and provided an oral opinion to the board that the merger consideration is fair to MAF shareholders from a financial point of view (which opinion was confirmed in writing thereafter). Representatives of Vedder Price provided a detailed overview of the terms of the transaction and the key provisions of the agreement and reviewed with the directors the impact of the transaction on the existing employment and change in control agreements entered into with management. The board also reviewed with counsel the legal standards applicable to the proposed transaction and the regulatory process required. Following discussion among the board members and between the board and its advisors, Peter Raskind, president of National City, was invited to join the meeting to address the MAF board regarding National City’s strategic plan and prospects. He answered directors’ questions regarding National City’s business philosophies, approach to integration planning, and strategies for expansion in the Chicago and Milwaukee markets. After Mr. Raskind’s departure from the meeting and further discussion, the board members in attendance unanimously voted to approve the merger and related transactions, having concluded that the merger was advisable and in the best interests of MAF and its shareholders.

The parties thereafter executed the merger agreement on the evening of April 30, 2007, and the transaction was announced on May 1, 2007.

MAF’s Board of Directors’ Recommendation and Reasons for the Merger

MAF’s Board of Directors believes that the merger is fair to, and in the best interests of, MAF and its shareholders. Accordingly, the Board of Directors has approved the merger agreement and unanimously recommends that shareholders vote “FOR” the merger transaction. In making these decisions, the directors in several meetings consulted with and were advised by management, legal counsel and MAF’s financial advisor. A number of factors were considered by MAF’s Board of Directors in this process, including:

•	the Board of Directors’ familiarity with MAF’s business, operations, financial condition, earnings and prospects;

•

the Board of Directors’ view that the proposed merger with National City was the best way to enhance shareholder value among the strategic alternatives available to MAF, including remaining independent and growing through acquisitions of smaller institutions, entering into a merger of equals or being acquired by a larger institution;

•

current levels of merger and acquisition activity in the financial services industry and the impact of that activity on MAF’s near and long-term position as a potential acquiror, merger partner or target;

•	the challenging operating environment confronting MAF, including, in particular, the compression of interest rate margins, lower residential real estate loan demand and the weak housing market;

•

conditions in the banking industry, including recent unfavorable trends in interest rates, increased competition in retail banking, the need for significant capital investments to keep pace with technological change and product line enhancements, and consolidation;

•

the view that National City and MAF share common cultures and business philosophies emphasizing superior service to customers and that National City already had in place certain enhanced products and services, technology and management expertise that could accomplish a number of MAF’s key business strategies;

•	the business, operations, financial condition, earnings and prospects of National City, taking into account the results of the due diligence review of National City directed by MAF;

•

the oral and written presentation of KBW followed by its written opinion as to the fairness from a financial point of view to MAF’s shareholders and the analyses, methodologies and conclusions underlying such determinations (see “Opinion of Financial Advisor”);

•

a review of the historical performance of National City’s common stock and the Board’s view that National City’s stock presents an opportunity for potential capital appreciation given its current price level, dividends, National City’s earnings history and business prospects;

•

the fact that the $56.00 value of the merger consideration represents a premium of approximately 39.5% over the closing price of MAF’s stock on April 30, 2007, the last trading day prior to announcement of the proposed merger;

•	KBW’s analysis indicating that, based on National City’s cost savings and revenue enhancement expectations, the merger will be accretive to National City’s 2008 GAAP earnings per share;

•	the benefits of increased liquidity that MAF shareholders would have in their investment as stockholders of National City;

•	the expectation that, based on the current dividends paid by MAF and National City, MAF shareholders would benefit from a significant increase in dividends on shares received in the merger;

•	the potential payment of a $57.6 million termination fee that could be required under the circumstances described in further detail in “The Merger Agreement—Termination Fee”;

•	the absence of any agreement obligating MAF’s major shareholders to vote in favor of the merger;

•

the terms and conditions of the merger agreement that make it more difficult for MAF to be sold to a party other than National City and which specifically prevent MAF from seeking another acquisition proposal and that, subject to certain exceptions, limit MAF’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of MAF;

•

the absence of substantial geographical overlap between the National City and MAF franchises, MAF Board’s favorable view of National City’s plans to expand in the Chicago and Milwaukee markets, the additional products and services that would be made available to MAF’s clients and customers and the prospects for continued employment of MAF’s customer-facing employees;

•	National City’s commitment to the Chicago and Milwaukee communities in terms of charitable and cultural philanthropy;

•	the likelihood that the merger would be approved by regulatory authorities in view of the fact that there was little direct competition between MAF and National City;

•

the fact that the merger was expected to be a tax-free reorganization to MAF shareholders, which would allow them to postpone the recognition of tax until such time as they might sell the National City stock they receive in the merger; and

•

the merger consideration to be received by the shareholders of MAF and the Board of Directors’ view of the likelihood that the merger would deliver value to the shareholders of MAF exceeding the value that could reasonably be expected in the foreseeable future if MAF remained independent.

This discussion of the information and factors considered by MAF’s Board of Directors is not intended to be exhaustive but includes the material factors the Board considered. In reaching the determination to approve and recommend the merger, MAF’s Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. MAF’s Board of Directors is unanimous in its recommendation that MAF shareholders vote “FOR” approval of the merger agreement and the transactions it contemplates.

National City’s Reasons for the Merger

National City’s acquisition of MAF is based on its desire to strengthen its presence in the highly attractive Chicago metropolitan area. MAF’s 58-branch network and $5.7 billion of deposits within the Chicago market as of March 31, 2007 complements National City’s existing network and accelerates National City’s planned expansion in the region. Chicago is the third largest city in the United States with more than three million households and projected growth rates more than double National City’s footprint average. The combined franchise will rank fourth in deposit share (in the Chicago market) and significantly enhance National City’s competitive positioning in the market. Additionally, MAF has 24 branches in the Milwaukee metropolitan and southeastern Wisconsin areas, which is a natural extension of National City’s midwest footprint, and enjoyed a top five deposit share ranking based on published data as of June 30, 2006.

National City considers MAF to be a well-run retail franchise with a strong market position and excellent branch locations. Coupling this with National City’s core strengths in commercial banking, wealth management and business banking will offer meaningful opportunity for value creation.

Opinion of MAF’s Financial Advisor

MAF engaged KBW to render financial advisory and investment banking services. KBW assisted MAF in analyzing, structuring and negotiating the merger of MAF with and into National City. MAF selected KBW because KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with MAF and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On April 30, 2007, MAF’s Board of Directors convened to evaluate the proposed merger with National City. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion that the consideration to be received by MAF shareholders in the merger was fair to those shareholders from a financial point of view. MAF’s Board of Directors approved the merger agreement at this meeting.

The full text of KBW’s opinion, dated April 30, 2007, is attached as Annex B to this proxy statement-prospectus. MAF shareholders are encouraged to read KBW’s opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by KBW in connection with the rendering of its opinion. KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the MAF Board of Directors and addresses only the fairness, from a financial point of view, of the merger consideration to MAF shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any MAF shareholder as to how the shareholder should vote at the MAF special meeting on the merger or any related matter.

In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of MAF and National City:

•	a draft of the merger agreement that was substantially similar in all material respects to the final merger agreement;

•	certain historical financial and other information concerning National City, including Annual Reports to Stockholders, Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	certain historical financial and other information concerning MAF, including Annual Reports to Stockholders, Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	discussions with senior management of MAF and National City with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•	consensus earnings per share estimates for MAF for the years ending December 31, 2007 and 2008 published by I/B/E/S and discussed with management of MAF;

•	earnings per share estimates for MAF for the years ending December 31, 2007 and 2008 as produced by management;

•	consensus earnings per share estimates for National City for the years ending December 31, 2007 and 2008 published by I/B/E/S and discussed with management of National City;

•	the historical stock prices and trading volumes of the common stock of MAF and National City;

•	certain publicly available financial information and valuation multiples of other financial institutions, deemed comparable or otherwise relevant, as compared to MAF;

•	certain publicly available financial information and valuation multiples of other financial institutions, deemed comparable or otherwise relevant, as compared to National City;

•

the pro forma financial impact of the merger on National City, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of National City and MAF;

•	the financial terms of certain recent business combinations in the banking industry that were deemed comparable or otherwise relevant to its analysis;

•	the concurrent historical price movements of National City and the KBW Bank Index over 90-day trading periods during the last ten years; and

•	other financial studies, analyses and investigations and such other information as KBW deemed appropriate to enable it to render its opinion.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of MAF and National City as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for National City and MAF are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any properties of National City or MAF, or examine or review any individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•

there has been no material change in National City’s or MAF’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available prior to rendering the opinion;

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers;

•	the merger will qualify as a tax-free reorganization for federal income tax purposes;

•

in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger; and

•	the merger will be accounted for as a purchase under generally accepted accounting principles.

KBW’s opinion is not an expression of an opinion as to the prices at which shares of MAF common stock or shares of National City common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, MAF and National City. KBW’s opinion was based upon conditions as they existed on the date of the opinion and could only be evaluated as of such date thereof. In addition, the opinion was based upon information made available to KBW through the date of its opinion. Any estimates contained in the analyses performed by KBW are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the MAF board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the MAF board with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by KBW to MAF’s Board of Directors on April 30, 2007, in connection with its verbal opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to MAF’s Board of Directors, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. KBW did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather KBW made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment, after considering the results of all its analyses taken as a whole. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of KBW’s financial analyses.

Summary of Proposal. KBW reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each outstanding share of common stock of MAF will be converted into the right to receive an amount of shares of National City common stock equal to the quotient of $56.00 divided by the average closing price of National City common stock on the New York Stock Exchange as reported by The Wall Street Journal (Mid-West Edition) for the 20 trading days immediately preceding Federal Reserve Board approval of the transaction. Based on an implied exchange ratio as of April 27, 2007 and 2007 projected dividend rates, MAF shareholders would realize dividend accretion of approximately 125%.

KBW calculated the following multiples:

Transaction Multiples

Price/Last 12 months reported EPS(1)	22.3	x
Price/Last 12 months operating EPS(1)(2)	18.7	x
Price/2007 consensus EPS	19.5	x
Price/Book value per share(1)	172%
Price/Tangible book value per share(1)	277%
Tangible premium/Core deposits(1)	20.7%
Premium/Market price	36.1	%(3)

(1)	Historical MAF financial data as of December 31, 2006.
(2)	Operating EPS excludes the balance sheet restructuring and certain tax charges.
(3)	Based on MAF’s stock price as of April 27, 2007.

Comparable Public Company Analysis. KBW compared the financial and market performances of National City and MAF to their individual peer groups. KBW reviewed various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including: price to last twelve months operating earnings, price to book values, price to tangible book values and dividend yield. KBW uses these measurements to determine relative value of the respective companies within the financial services industry. Using publicly available information, KBW compared the financial performance, financial condition and market valuations of National City to those of a group of comparable super regional banks. KBW compared the financial performance, financial condition and market valuations of MAF to those of a group of comparable regional thrifts.

The set of comparable companies selected as National City’s peers was comprised of 11 select super regional banks. These companies are listed as follows:

Wachovia Corporation

Wells Fargo & Company

U.S. Bancorp

SunTrust Banks, Inc.

Regions Financial Corporation

PNC Financial Services Group, Inc.

BB&T Corporation

Fifth Third Bancorp

KeyCorp

M&T Bank Corporation

Comerica Incorporated

The set of comparable companies selected as MAF’s peers was comprised of 8 select regional thrifts. These companies are listed as follows:

Astoria Financial Corporation

Flagstar Bancorp, Inc.

Downey Financial Corp.

BankUnited Financial Corporation

Washington Federal, Inc.

FirstFed Financial Corp.

First Niagara Financial Group, Inc.

NewAlliance Bancshares, Inc.

To perform this analysis, KBW used annualized financial information as of and for the latest quarter available. The following table compares various financial condition measures of National City and MAF to their peer groups:

Financial Condition Measures	National City	National City Peer Group Median	MAF	MAF Peer Group Median
Equity/Assets	9.51%	9.64%	9.64%	9.01%
Tangible equity/Tangible asset	6.43	5.97	6.21	8.44
Reserves/Loans	1.00	1.05	0.51	0.50
Net charge-offs/Average loans	0.61	0.25	0.09	0.03
Non-performing assets/Assets	0.58	0.38	0.63	0.39
Operating return on average assets	0.94	1.42	0.90	0.83
Operating return on average equity	8.98	14.40	9.43	11.11
Net interest margin	3.69	3.49	2.35	2.66
Efficiency ratio	67.37	56.40	56.16	53.51

KBW also compared the market performance ratios of the peer groups on April 27, 2007 to National City’s and MAF’s market ratios (prior to the public announcement of the merger).

Market Performance Ratio	National City		National City Peer Group Median		MAF		MAF Peer Group Median
Price to:
Last 12 months operating EPS	15.0	x	14.4	x	13.8	x	13.1	x
2007 consensus EPS	13.3		12.9		14.3		15.1
2008 consensus EPS	12.0		12.0		13.4		11.9
Book value per share	163%		191%		126%		128%
Tangible book value per share	225		350		204		157
Core deposit premium	20.0		24.7		12.6		10.1
Dividend payout ratio	56.3	(1)	50.7		40.0	(1)	60.3
Dividend yield	4.1		4.0		2.4		2.4

(1)	Dividend payout ratio projected for 2007.

Comparable Transaction Analysis. KBW analyzed two groups of select merger transactions: a nationwide thrift transaction group and a Midwest bank and thrift transaction group. The information analyzed was compiled by KBW from internal sources as well as from a firm that compiles statistical data and monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

The nationwide thrift transaction group included 16 thrift acquisitions announced between January 1, 2003 and April 27, 2007 in which the transaction value was greater than $500 million. The transactions included in the group were:

Acquiror	Acquired Entity
National City Corporation	Fidelity Bankshares, Inc.
National City Corporation	Harbor Florida Bancshares, Inc.
Wachovia Corporation	Golden West Financial Corporation
Washington Mutual, Inc.	Commercial Capital Bancorp, Inc.
Sovereign Bancorp, Inc.	Independence Community Bank Corp.
Wachovia Corporation	Westcorp
BNP Paribas Group	Commercial Federal Corporation
Associated Banc-Corp	First Federal Capital Corp
First Niagara Financial Group, Inc.	Hudson River Bancorp, Inc.
Sovereign Bancorp, Inc.	Waypoint Financial Corp.
North Fork Bancorporation, Inc.	GreenPoint Financial Corp.
Sovereign Bancorp, Inc.	Seacoast Financial Services Corp.
Provident Financial Services, Inc.	First Sentinel Bancorp, Inc.
Independence Community Bank Corp.	Staten Island Bancorp, Inc.
NewAlliance Bancshares, Inc.	Connecticut Bancshares, Inc.
New York Community Bancorp, Inc.	Roslyn Bancorp, Inc.

The Midwest bank and thrift transaction group included nine bank and thrift acquisitions announced between January 1, 2003 and April 27, 2007 in which the transaction value was greater than $500 million. The transactions included in the group were:

Acquiror	Acquired Entity
Huntington Bancshares Inc.	Sky Financial Group, Inc.
Citizens Banking Corporation	Republic Bancorp Inc.
Marshall & Ilsley Corporation	Gold Banc Corporation, Inc.
BNP Paribas Group	Commercial Federal Corporation
Royal Bank of Scotland Group	Charter One Financial, Inc.
Associated Banc-Corp	First Federal Capital Corp
BNP Paribas Group	Community First Bankshares, Inc.
National City Corporation	Provident Financial Group, Inc.
Huntington Bancshares Inc.	Unizan Financial Corporation

The analysis compared the announced acquisition price of these transactions relative to:

•	the reported earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

•	estimated earnings per share of the acquired company for its current fiscal year in which the transaction was announced;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	the closing market price of the acquired company, if publicly traded or listed, on the day preceding the announcement of the transaction; and

•	the closing market price of the acquired company, if publicly traded or listed, on the day one month preceding the announcement of the transaction.

Additionally, KBW compared the core deposit premium paid in each transaction. The core deposit premium is calculated as the excess of the transaction value over the acquired company’s tangible common equity as a percentage of the acquired company’s core deposits. For purposes of this analysis, core deposits are defined as total deposits less the sum of all certificates of deposits with balances over $100,000 and any brokered or purchased deposits.

Transaction multiples for the merger were derived from the $56.00 per share price for MAF. KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	National City/MAF Transaction		Comparable National Thrift Transaction Median		Comparable Midwest Bank & Thrift Transaction Median
Transaction price to:
Trailing 12 months reported earnings per share	18.7	x(1)	16.5	x	16.4	x
Current year estimated earnings per share	19.5		16.0		16.0
Book value per share	172%		225%		221%
Tangible book value per share	277		290		306
Stock price (as of April 27, 2007)	36.1		15.0		24.7
Stock price (as of March 27, 2007)	36.6		22.9		25.0
Tangible transaction premium to:
Core deposits	20.7		28.9		24.4

(1)	Operating EPS excludes the balance sheet restructuring and certain tax charges.

No company or transaction used as a comparison in the above analysis is identical to MAF, National City or the merger. Accordingly, a complete analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies and transactions examined.

Implied Exchange Ratio Analysis. KBW performed an implied exchange ratio analysis by comparing the historical relationship between the market prices of National City and MAF. The following table lists the average of this ratio over various periods over the last three years and compares the percentage premium that an exchange ratio of 1.5178 (determined by dividing an assumed transaction value of $56.00 by a 20-day average National City closing price of $36.8955) represents over these averages.

	Implied Exchange Ratio	Premium at 1.5178
3-Year average	1.1950	27.0%
Last 12 months’ average	1.1719	29.5
Last 6 months’ average	1.1807	28.6
Last 90 days’ average	1.1493	32.1
Last 30 days’ average	1.1090	36.9

Note: KBW rounded the closing price to $36.90 in calculating the implied exchange ratio in the presentation to the MAF Board of Directors.

Contribution Analysis. KBW analyzed the relative contribution of each of National City and MAF to certain pro forma balance sheet and income statement items of the combined entity. KBW compared these relative contribution amounts with the estimated pro forma ownership percentages of National City shareholders and MAF shareholders following the merger. The results of KBW’s analysis are set forth in the following table.

Category	National City	MAF
Assets	92.9%	7.1%
Loans	93.5	6.5
Deposits	92.8	7.2
Equity	93.4	6.6
Tangible equity	93.9	6.1
2006 reported GAAP earnings	96.5	3.5
2006 operating GAAP earnings	93.5	6.5
2007 estimated GAAP earnings	94.9	5.1
Market capitalization	94.2	5.8
Ownership at transaction consideration mix	92.1	7.9

Financial Impact Analysis. KBW analyzed certain pro forma effects of the merger on National City. KBW made various assumptions regarding stand-alone earnings of National City and MAF, cost synergies, revenue synergies, share repurchases, certain purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), NCC’s stock price and charges and transaction costs associated with the merger.

KBW’s analysis indicated that the transaction would have a minimal effect on National City’s 2007 GAAP earnings per share consensus estimate as published by I/B/E/S. It further indicated that the transaction would be accretive to National City’s 2008 GAAP earnings per share consensus estimate as published by I/B/E/S.

For all of the above analyses, the actual results achieved by National City following the merger will vary from the projected results, and the variations may be material.

MAF Discounted Cash Flow Analysis. KBW estimated the present value of MAF’s common stock based on continued independence and control sale scenarios by calculating the present value of MAF’s projected cash flows. KBW’s analysis assumes that excess capital above a range of 6.0%—7.0% tangible equity/tangible assets ratio represents free cash flow available for dividends. For purposes of this analysis, KBW applied discount rates ranging from 11.5% to 13.5%. KBW relied on financial projections provided by MAF’s management and assumed terminal values of 12 to 20 times projected forward earnings representing a range from an independence scenario to a control sale scenario.

KBW first estimated the range for the implied present value per share of MAF common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2012 earnings per share of 12.0x to 20.0x; and

•	a range of discount rates of 11.5% to 13.5%.

This analysis resulted in a range for the implied present value per share of MAF common stock of $38.81 to $62.40.

KBW then estimated the range for the implied present value per share of MAF common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2012 earnings per share of 12.0x to 20.0x; and

•	a range of tangible equity/tangible asset ratio targets of 6.0% to 7.0%.

This analysis resulted in a range for the implied present value per share of MAF common stock of $39.56 to $62.69.

National City Discounted Dividend Analysis. KBW performed a discounted dividend analysis to generate a range for the implied present value per share of National City common stock. This range was determined by adding (i) the present value of the estimated future dividend stream that National City could generate for the years 2007 through 2011 and (ii) the present value of the terminal value of the National City common stock. Terminal values for National City were calculated based on a range of terminal multiples applied to the estimated 2012 earnings per share.

The earnings per share assumptions that formed the basis of the analysis were based on consensus estimated earnings per share for 2007 and 2008 and an estimated growth rate of 7% thereafter. For a projected dividend stream, KBW assumed National City would pay an annual dividend of $1.60 per share in 2007 and increase the annual dividend by $0.08 per share each year after 2007.

KBW estimated reference ranges for the implied present value per share of National City common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2012 earnings per share of 11.0x to 13.0x; and

•	a range of discount rates of 11.0% to 13.0%.

This analysis resulted in a range for the implied present value per share of National City common stock of $34.83 to $42.63.

The discounted cash flow present value analysis and the discounted dividend analysis are widely used valuation methodologies but they rely on numerous assumptions, including asset and earnings growth rates, dividend growth rates, terminal values and discount rates. The analyses do not purport to be indicative of the actual values or expected values of MAF or the National City common stock.

Other Analysis. KBW compared the financial and market performance of MAF and National City to a variety of relevant industry peer groups and indices. KBW reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for National City and MAF.

KBW Relationship

MAF’s Board of Directors retained KBW as an independent contractor to act as financial adviser to MAF regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banks and bank securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, MAF and National City. As an active trader in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of MAF and National City for KBW’s own account and for the accounts of its customers.

KBW has previously provided certain other investment banking services to MAF in the past and has received compensation for such services.

In connection with the delivery of KBW’s opinion, MAF paid KBW a cash fee of $500,000 (the “Opinion Fee”). MAF has agreed to pay to KBW at the time of closing a cash fee (the “Contingent Fee”) equal to 0.60% of the market value of the aggregate consideration offered in exchange for the outstanding shares of MAF in the transaction. The Opinion Fee paid by MAF will be credited against the Contingent Fee. MAF also has agreed to reimburse KBW for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify KBW and KBW’s affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liability under the federal securities laws.

National City retained KBW as its agent for stock repurchases in December 2004 and October 2005. In December 2004, approximately 2.1 million shares were repurchased, and National City paid approximately $63,000 in commissions. In October 2005, approximately 3.2 million shares were repurchased, and National City paid approximately $97,000 in commissions.

Regulatory Approvals

Federal Reserve Board. As a Financial Holding Company, National City is subject to regulation under the Bank Holding Company Act of 1956, as amended. Application was made to the Board of Governors of the Federal Reserve System for approval of the merger of MAF with and into National City. In addition to approval by MAF shareholders, the Board of Governors of the Federal Reserve System must approve the merger. The merger has not yet been approved by the Board of Governors of the Federal Reserve System.

Under the Bank Holding Company Act, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board is required to consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ respective records of meeting the credit needs of the local communities in which they are located, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board also is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization, for example, would have inadequate capital.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be completed until 30 days after approval is received, during which time the Antitrust Division of the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Antitrust Division, the waiting period may be reduced to not less than 15 days.

National City and MAF believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on National City or MAF.

Office of Thrift Supervision. As a Savings and Loan Holding Company, MAF is subject to regulation under the Savings and Loan Holding Company Act of 1967 and the Home Owners Loan Act of 1933, as amended. The Office of Thrift Supervision is MAF’s principal federal bank regulatory agency, but no approval by the Office of Thrift Supervision is required for this transaction.

Timing. We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

MAF and National City are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is contemplated that such approval or action would be sought. We cannot assure you that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if a challenge is brought, as to the result of a possible challenge, or that any approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

Management and Operations After the Merger

Once the merger of MAF into National City is completed, the Board of Directors of National City immediately prior to the effective time of the merger will be the Board of Directors of the merged company, and those Directors will hold office in accordance with the merged company’s certificate of incorporation, by-laws and applicable law. The current members of the Board of Directors of MAF will no longer be directors, except that after the effective time of the merger, National City will create a vacancy on its Board of Directors and appoint Allen H. Koranda, MAF’s current Chairman and Chief Executive Officer, as a Director until the then next regular meeting of National City stockholders. Additionally, Mr. Koranda will be recommended for re-election as a National City Director at such regular meeting of National City stockholders.

The current officers and management of National City will be the officers and management of the merged company.

Certificate of Incorporation and By-laws

The charter and by-laws of the merged company will be the current certificate of incorporation and by-laws of National City.

Resale of National City Common Stock

The shares of National City common stock to be issued to shareholders of MAF in the merger will be freely transferable except by directors, executive officers and certain shareholders of MAF who are deemed to be “affiliates” of MAF, or National City after the merger, under the Securities Act of 1933. Generally, during the one-year period following completion of the merger, affiliates of MAF may not resell publicly the National City common stock received by them in the merger except in compliance with certain volume limitations and restrictions as to the manner of sale. After the initial one-year period, affiliates of MAF who have not become affiliates of National City may resell their shares without restriction, provided National City is current in its SEC disclosure filing obligations. Affiliates also would be permitted to resell National City common stock received in the merger under an effective registration statement under the Securities Act of 1933 covering the shares or an available exemption from the registration requirements under the Securities Act of 1933.

Interests of Certain Persons in the Merger

Some of MAF’s executive officers and directors have certain interests in the merger that may differ from, or that may be in addition to, the interests of MAF’s shareholders generally. The Board of Directors of MAF was aware of these interests, and considered them, among other matters, in approving the merger agreement. These interests exist because the executive officers and directors have entered into, or are participants covered by, employment or severance agreements with MAF, or benefit plans maintained by MAF, or, in the case of certain executive officers, have entered into settlement agreements with National City. Information with respect to the existing agreements with MAF and benefit plans maintained by MAF for its executive officers and directors is discussed under the caption “Executive Compensation” in this proxy statement-prospectus.

Settlement Agreements with National City. MAF’s named executive officers, except James Allen, Executive Vice President—Business Banking, as well as certain other executive officers and members of MAF management, have each entered into a settlement agreement with National City that provides for certain payments and benefits following the merger. Each settlement agreement, which will be effective as of the effective date of the merger, provides for payments and benefits to the executive that the executive would have been entitled to receive upon termination of employment in connection with a change in control of MAF under his or her existing employment or special termination agreement with MAF or Mid America, and as a result of a change in control of MAF under certain compensation, incentive or retirement plans maintained by MAF or Mid America. Information relating to amounts that would have been payable under such agreements had a merger transaction occurred on December 31, 2006 is discussed under the caption “Executive Compensation” in this proxy statement-prospectus.

To the extent applicable for a particular executive, each settlement agreement provides for, among other things:

•	a lump sum payment or installment payments in lieu of any severance payments under the executive’s existing employment or special termination agreement with MAF and Mid America;

•

a lump sum payment in lieu of any payment due to the executive under Mid America’s Supplemental Executive Retirement Plan, or SERP, reflecting the executive officer’s accrued benefit plus the crediting of additional service credit as a result of the change in control of MAF, with such lump sum amount using assumptions set forth in the SERP that are applicable upon a change in control and have the effect of increasing the SERP benefit;

•	the lump sum payment of accrued benefits to be made under Mid America’s Deferred Compensation Plan as a result of the change in control;

•	an amount equal to the executive’s annual incentive compensation award for 2007 at target level of achievement, as prorated from the beginning of 2007 through to the effective time of the merger;

•

an amount equal to the value of each of the executive’s outstanding long-term incentive awards, or performance units, if any, under MAF’s long term incentive plan, as prorated based on the number of months completed in the applicable 36-month performance cycle through the effective time of the merger; with respect to MAF’s 2005-2007 performance cycle, the prorated payment will be based on MAF’s actual stock price performance through the effective time of the merger; for the performance cycles ending in 2008 and 2009, the prorated payment will be based on an assumption that the maximum level of performance is achieved;

•	tax gross-up payments in the event any of the payments or benefits received by the executive would be subject to the excise tax imposed by Internal Revenue Code section 4999;

•	continued medical coverage or access to medical coverage following termination for periods varying to up to five years, or for life in the case of Messrs. A. Koranda, K. Koranda and Weberling; and

•

continued dental coverage for periods varying from 12 to 24 months plus, in some cases, an additional cash amount to be included in the lump sum payment in lieu of the officer’s right to continue certain dental, disability and life insurance coverage beyond the 24-month period.

The settlement agreements also confirm the vesting of any unvested restricted stock units at the effective time of the merger and conversion of the same into shares of National City common stock, and conversion of any outstanding MAF stock options held by the executive at the effective time of the merger into options to purchase National City common stock. Under the merger agreement, as of the effective date of the merger, each outstanding and unexercised option granted under MAF’s current stock option plans will be converted into an option to acquire shares of common stock of National City upon exercise. The number of shares of National City common stock subject to each option, as well as the exercise price of that option, will be adjusted to reflect the exchange ratio in the merger. All other terms and conditions of the stock option plan under which each option was originally issued will apply. All MAF stock options were fully vested prior to January 1, 2007. Information relating to restricted stock units and stock options held by the named executive officers is presented under the caption “Executive Compensation—Outstanding Equity Awards at 2006 Fiscal Year End” in this proxy statement/prospectus.

Set forth below are the certain amounts payable to each of MAF’s named executive officers under the terms of their settlement agreements with National City, and for James Allen under the terms of his existing agreements with MAF, in each case assuming the merger is completed in the fourth quarter of 2007. The officers also will be entitled to receive payment of accrued SERP and Deferred Compensation Plan benefits. Assuming the merger becomes effective in 2007, it is expected that National City will make the payments under the settlement agreements by January 15, 2008, except the lump sum payment to Mr. Allen would be made only upon termination of employment.

	Lump Sum Payment	Lump Sum Value of Additional Credit Under SERP	Estimated 2007 Annual Incentive Payment	Estimated Long-Term Incentive Plan Payments	Estimated Tax Gross-Up Payment
Allen H. Koranda	$2,153,258	$682,381	$207,675	$216,600	—
Kenneth Koranda	2,184,344	698,387	207,675	216,600	—
Jerry A. Weberling	1,430,058	465,001	121,875	125,583
Jennifer R. Evans	1,183,712	340,783	100,500	109,333
James E. Allen	824,117	261,861	88,125	89,400

National City also has entered into settlement agreements with seven other executive officers of MAF that are substantially similar to those entered into with the named executive officers. One other executive officer is not a party to a settlement agreement but is entitled to similar benefits under the special termination agreement with MAF and participation in the executive benefit plans. The aggregate comparable amounts payable to these other executive officers for the payment categories noted in the table above are as follows: lump sum payment—$7,175,512; value of additional credits under SERP—$1,891,382; estimated 2007 annual incentive payment—$667,125; estimated long-term incentive plan payment—$713,833; and estimated tax gross-up payment—$                .

Indemnification Rights. Under the merger agreement, National City has agreed to indemnify MAF’s officers and directors for a period of six years after consummation of the merger. National City also will provide certain continuing liability insurance, or “tail coverage,” for officers and directors of MAF for a period six years after the consummation of the merger. National City’s obligation to pay annual premiums for such “tail coverage” is limited to 150% of the annual premium amounts paid by MAF as of the date of the merger agreement for such liability insurance.

THE MERGER AGREEMENT

This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to such document. A copy of the merger agreement is attached as Annex A to this proxy statement-prospectus and is incorporated into this proxy statement-prospectus by reference. The merger agreement is a complex document that is not easily summarized. You are urged to read the merger agreement in its entirety.

Conditions of the Merger

Before National City and MAF are obligated to complete the merger, various conditions, including the following, must be satisfied:

•	holders of a majority of the outstanding shares of MAF’s common stock must approve the merger;

•

each company must have obtained all material authorizations, consents, orders and approvals required by any federal and/or state regulatory agency or other governmental authority, including, without limitation, the Federal Reserve Board, which are necessary for the consummation of the merger, and such government consents must not contain any conditions or requirements which would materially adversely impact the economic or business benefits of the merger and the related transactions;

•

the registration statement, of which this proxy statement-prospectus is a part, registering shares of National City common stock to be issued in the merger, must be declared effective and not be subject to a stop order;

•

National City and MAF must not be subject to any temporary restraining order, preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the merger;

•	the National City common stock issued in the merger must have been authorized for listing on the New York Stock Exchange;

•

each company must have performed in all material respects its covenants under the merger agreement prior to the effective time of the merger, and each company must have received a certificate of the chief executive officer and chief financial officer of the other company to that effect;

•

the representations and warranties of each company made in the merger agreement must be true and correct in all material respects as of the effective time of the merger, and each company must have received a certificate of the chief executive officer and chief financial officer of the other company to that effect; and

•	Vedder, Price, Kaufman & Kammholz, P.C., MAF’s legal counsel, must have delivered to both companies an opinion, dated as of the effective date of the merger, that:

•	the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code;

•

no gain or loss will be recognized by National City or MAF as a result of the merger, except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to U.S. Treasury Regulations or other exceptions set forth in the opinion;

•	no gain or loss will be recognized by the shareholders of MAF as a result of the merger, except with respect to cash received in lieu of fractional shares of National City common stock;

•

the aggregate tax basis of the shares of National City common stock received by a MAF shareholder in the merger (including any fractional shares of National City common stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of MAF common stock surrendered by such MAF shareholder in exchange therefor;

•

the holding period of the shares of National City common stock received in the merger will include the period during which the shares of MAF common stock surrendered in exchange therefor were held, provided such shares of MAF common stock were held as capital assets at the effective time of the merger.

Representations and Warranties

The merger agreement contains extensive representations and warranties of each of National City and MAF that have been made solely for the benefit of the other party and should not be relied on by any other person. These include, among other things, representations and warranties by National City and MAF to each other as to:

•	the organization and good standing of each company and Mid America;

•	each company’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	each company’s capital structure;

•	the organization, good standing and authority to do business of each subsidiary of MAF and each subsidiary which accounts for 10% or more of the assets or income of National City;

•

the information supplied by each company for inclusion in this proxy statement-prospectus and in the registration statement on Form S-4, and any amendments thereto, filed by National City with the SEC in connection with the merger;

•	the absence of material conflicts between each company’s obligations under the merger agreement and its charter documents and material contracts to which it is a party or by which it is bound;

•	the absence of liens or defaults caused by the merger agreement and the merger;

•	consents and approvals required to consummate the merger;

•	the filing of and the disclosures made in documents, including financial statements and other reports of each company, required by the SEC;

•	the accuracy and presentation of interim financial statements;

•	timely filing of tax returns and the compliance of each company with certain tax laws;

•	the operation of employee benefit plans in compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	the existence of benefit agreements, material loans, commitments and contracts and the absence of material defaults;

•	the existence of pending or threatened material litigation involving or affecting each company;

•	compliance with laws, orders, permits and duties;

•	the absence of agreements with regulatory agencies;

•	each company’s obligations to brokers and finders;

•	the approval of the merger and the transactions contemplated as part of the merger by the Board of Directors of each company;

•	the compliance of each company with certain environmental laws and the absence of environmental liabilities;

•	the transaction’s qualification, to both parties’ knowledge, as a reorganization under Section 368(a) of the Internal Revenue Code;

•	compliance with Section 404 and the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	compliance with certain labor laws and the absence of material labor issues; and

•

the representations and warranties of each party after giving effect to MAF and National City’s disclosure letters not containing any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make a statement not materially misleading.

National City made additional representations and warranties to MAF as to the absence of ownership by National City of, or of any agreement to acquire or hold, 5% or more of MAF’s common stock.

MAF also made additional representations and warranties to National City as to:

•	the shareholder vote required to approve the merger and the transactions contemplated in connection with the merger;

•	the accrual of expenses due to benefit liabilities;

•	the consummation of the merger agreement not constituting a default under MAF’s employee stock ownership plan or other employee benefit plans;

•	the existence of leases relating to properties occupied by MAF;

•	the existence of agreements which by their terms are affected by a change in control;

•	the existence of a material interest in any contract or property by any of MAF’s officers or directors;

•	the accurate maintenance of MAF’s minute books with respect to material corporate actions;

•	the existence of any contract, agreement or governmental order restricting MAF’s business and operations;

•	the adequate maintenance of insurance;

•	the inapplicability of state takeover law;

•	the absence of certain interest-rate risk management arrangements;

•	the ownership and validity of MAF’s intellectual property; and

•	the ownership and maintenance of MAF’s real property.

Termination of the Merger Agreement

MAF’s and National City’s Boards of Directors may mutually agree to terminate the merger agreement at any time before the date the merger becomes effective, whether before or after approval of the merger by MAF shareholders, by mutual written consent.

In addition, MAF or National City may each unilaterally terminate the merger agreement:

•	at any time after April 30, 2008 if the merger is not completed by that date, except a party that is in material breach of the merger agreement may not terminate the agreement;

•	if the merger agreement has not been approved by MAF shareholders;

•	if any of the conditions to the closing common to the obligations of both National City and MAF have not been met or waived;

•	if the tax opinion described above has not been delivered to MAF and National City;

•

if any governmental authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger;

•

if, pursuant to certain provisions of the merger agreement, the Board of Directors of MAF shall have recommended to the MAF shareholders an acquisition transaction with a third party or shall have resolved to do so or shall have entered into any agreement for the consummation of an acquisition transaction with a third party.

National City may also terminate the merger agreement:

•

if MAF’s obligations which are conditions to National City’s obligation to close the merger have not been met by MAF or waived by National City at such time as the condition can no longer be satisfied; provided that, in the case of a failure by MAF to comply in all material respects with its covenants contained in the merger agreement required to be performed at or prior to closing, if MAF properly gave notice to National City of such breach, MAF shall have the right to cure such breach within 30 days from the date of notice of the breach, unless National City reasonably determines that the breach cannot be cured in such time period; and provided further, if at the end of such 30-day period, the breach has not been cured, but MAF is engaged in ongoing and meaningful efforts to cure, the cure period will be extended for an additional 30-day period, unless National City reasonably determines that the breach cannot be cured during such extended period;

•

if MAF suffers a material adverse effect, and National City is not the cause of the material adverse effect; provided MAF shall have the right to cure such material adverse effect within 30 days from the date of the material adverse effect; and provided further, if at the end of such 30-day period, the material adverse effect has not been cured, but MAF is engaged in ongoing and meaningful efforts to cure, the cure period will be extended for an additional 30-day period, unless National City reasonably determines that the material adverse effect cannot be cured during such extended period;

•

if a tender offer or exchange offer is commenced that if consummated would result in any person beneficially owning 25% or more of MAF common stock, and the Board of Directors of MAF fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such tender offer or exchange offer;

•

if (i) National City is not then in material breach of the merger agreement, and the MAF annual meeting shall not have been called prior to September 30, 2007, or December 31, 2007 if the SEC has not cleared the proxy statement-prospectus and taking reasonable efforts; (ii) the Board of Directors of MAF does not publicly recommend in the proxy statement-prospectus that MAF shareholders approve the merger agreement; or (iii) after recommending in this proxy statement-prospectus that the shareholders approve the merger agreement, MAF’s Board of Directors withdraws, modifies or amends its recommendation in any manner adverse to National City; or

•

if (i) the average National City stock price at the end of the 20-trading-day period is less than 80% of $36.90, (ii) the average KBW index price at the end of the 20-trading-day period is less than 80% of 114.78, and (iii) the value of the National City shares to be received by MAF stockholders (based on the exchange ratio) is less than $49.00; provided, however, that if MAF decides within 3 business days of National City’s notice of intent to terminate that it is willing to accept an exchange ratio equal to 1.8970 shares of National City common stock for each share of MAF common stock, then National City may not terminate the merger agreement.

If National City unilaterally terminates the merger agreement for certain of the reasons discussed above, MAF may be liable for the termination fee discussed below.

MAF may also terminate the merger agreement:

•

if National City’s obligations which are conditions to MAF’s obligation to close the merger have not been met by National City or waived by MAF at such time as the condition can no longer be satisfied, provided that in the case of a failure by National City to comply in all material respects with its covenants contained in the merger agreement required to be performed at or prior to closing, if National City properly gave notice to MAF of such breach, National City shall have the right to cure such breach within 30 days from the date of notice of the breach, unless MAF reasonably determines that the breach cannot be cured in such time period; and provided further, if at the end of such 30 day period, the breach has not been cured, but National City is engaged in ongoing and meaningful efforts to cure, the cure period will be extended for an additional 30 day period, unless MAF reasonably determines that the breach cannot be cured during such extended period; or

•

if National City suffers a material adverse effect and MAF is not the cause of the material adverse effect; provided, however, National City shall have the right to cure such material adverse effect within 30 days from the date of the material adverse effect; and provided further, if at the end of such 30-day period, the material adverse effect has not been cured, but National City is engaged in ongoing and meaningful efforts to cure, the cure period will be extended for an additional 30-day period, unless MAF reasonably determines that the material adverse effect cannot be cured during such extended period.

Effects of Termination

If the merger agreement is terminated, it will become void, and other than as described below, there will be no liability on the part of any party or their respective officers and directors, except that the confidentiality obligations of each of National City and MAF survive termination. Neither MAF nor National City will be released from any liabilities or damages arising from an intentional breach of the merger agreement.

Termination Fee

Under certain circumstances MAF is required to pay to National City a termination fee of $57.6 million upon termination of the merger agreement. The termination fee would become payable if the merger agreement is terminated under any of the following circumstances:

•

if National City terminates the merger agreement because MAF has not performed its covenants in all material respects, because MAF’s representations and warranties are not true and correct or because notice of a annual meeting of MAF shareholders has not been provided in a timely fashion, and National City is not in material breach of the merger agreement, but only if:

•

within 18 months following the effective date of any such termination, MAF or any MAF subsidiary enters into any agreement with a third party relating to the acquisition by such party of MAF, any of MAF’s subsidiaries or any of MAF’s lines of business, or any tender or exchange offer that would result in any third party beneficially owning 15% or more of MAF common stock, or any merger, consolidation, liquidation, business combination, recapitalization, dissolution or similar transaction;

•

if either party terminates the merger agreement because there is a temporary restraining order or a non-appealable injunction, order, decree or ruling that has the effect of making consummation of the merger illegal, or otherwise prevents or prohibits consummation of the merger, as a result of a third party’s initiation or instigation of the proceedings and if the third party announces the intent to engage in a bona fide acquisition of MAF, as determined in good faith by MAF’s Board of Directors, after consultation with legal counsel and financial consultants, but only if:

•	within 18 months following the effective date of any such termination, MAF or any MAF subsidiary enters into any agreement with such third party relating to the acquisition by such party of MAF, any of MAF’s subsidiaries or any of MAF’s lines of business, or any tender or exchange offer that would result in such third party beneficially owning 15% or more of MAF common stock, or any merger, consolidation, liquidation, business combination, recapitalization, dissolution or similar transaction;

•	if National City terminates the merger agreement because MAF’s Board of Directors does not publicly recommend in this proxy statement-prospectus that MAF shareholders approve the merger agreement;

•

if National City terminates the merger agreement because MAF’s Board of Directors withdraws, modifies or amends its recommendation for MAF shareholders to approve the merger agreement in any manner adverse to National City;

•

if either party terminates the merger agreement because MAF enters into a binding agreement for or resolves to enter into a binding agreement for, or MAF’s Board of Directors recommends an acquisition of, MAF by a third party; or

•

if National City terminates the merger agreement because a tender offer or exchange offer is commenced that would result in any person beneficially owning 25% or more of MAF common stock, and the Board of Directors of MAF fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such tender offer or exchange offer.

Waiver and Amendment

The merger agreement provides for waiver and amendment of its provisions under certain circumstances. Provisions of the merger agreement may be waived at any time by either National City or MAF, as the case may be, in the event their respective shareholders are entitled to the benefits of the waiver. Also, the merger agreement may be amended or supplemented at any time. An amendment occurring after MAF shareholders approve the merger which reduces or changes the form of consideration for the merger that MAF shareholders receive may not occur without additional approval by MAF shareholders. Any waiver or amendment will be effective only if provided in a writing that expressly refers to that section of the merger agreement which imposes those requirements and is signed by either MAF, National City or both if necessary to be bound thereby.

Acquisition Proposals by Third Parties

MAF has agreed it will not solicit or initiate any proposal for the acquisition or purchase of all or a material amount of the assets or securities of MAF or its subsidiaries, or any proposal for merger, consolidation or business combination recapitalization, liquidation, dissolution or similar transaction involving MAF or its subsidiaries (other than the purchases or sales of loans or securities in the ordinary course of business), or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an acquisition transaction. If, however, MAF’s Board of Directors determines in good faith, after consultation with outside legal counsel, in the exercise of its fiduciary duties in accordance with applicable law, MAF may participate in negotiations concerning a proposal or furnish necessary information to a third party. MAF is required to notify National City immediately if any inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, MAF or its subsidiaries.

Closing Date

The merger will be completed and become effective upon the later to occur of the filing of a certificate of merger with the Delaware Secretary of State or a later time specified in such filing. Under the merger agreement, subject to the satisfaction or waiver of the conditions to the merger, the closing date of the merger will occur within seven business days after the later of the first date on which the merger may be completed in accordance with approvals received by governmental authorities and the date MAF shareholders approve the merger, or such other date to which MAF and National City agree in writing.

Exchange of Certificates

Exchange Agent. National City Bank, a wholly owned subsidiary of National City, will act as exchange agent for the exchange of stock certificates pursuant to the merger.

Exchange Procedures. Within five business days of receiving the necessary MAF shareholder information in a format compatible with National City Bank’s systems, National City will instruct National City Bank to mail to each record holder of MAF common stock at the effective date of the merger a letter of transmittal and instructions for exchanging certificates representing MAF common stock for certificates evidencing National City common stock. You will have to follow the instructions and surrender your MAF stock certificates, together with the properly executed letter of transmittal, and any other required documents, to National City Bank. You will then receive:

•	certificates for that number of whole shares of National City common stock which you have the right to receive in the merger,

•	any dividends or other distributions on the National City common stock declared or made after the completion of the merger to which you may be entitled, and

•	cash for any fractional share of National City common stock owed to you.

Distributions With Respect to Unexchanged Shares. You will not receive any dividends or other distributions on National City common stock until you surrender your MAF stock certificates. When you do surrender your certificates as described above, National City will pay you, without interest, any dividends or other distributions previously paid to holders of National City common stock with a record date after the completion of the merger.

Transfers of Ownership. If you want National City to issue any certificate for shares of National City common stock in a name other than that in which your MAF stock certificate is registered, your MAF stock certificate must be properly endorsed and otherwise in proper form for transfer. You also must pay to National City or its agent any resulting transfer or other tax, or establish to the satisfaction of National City that such tax has been paid or is not payable.

Escheat. Neither MAF, National City nor National City Bank will be liable to you for any shares of National City common stock, dividends or other distributions on National City common stock which were delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates. National City Bank will issue National City common stock in exchange for a lost, stolen or destroyed MAF stock certificate upon receipt of an affidavit of that fact by the owner of the certificate; however, National City Bank may require you to deliver a reasonable indemnity bond against any claim that may be made against National City or National City Bank regarding a certificate alleged to have been lost, stolen or destroyed.

DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO HOLDERS OF MAF COMMON STOCK PROMPTLY FOLLOWING THE COMPLETION OF THE MERGER, EXPLAINING HOW TO EXCHANGE MAF COMMON STOCK CERTIFICATES FOR NATIONAL CITY COMMON STOCK CERTIFICATES. YOU SHOULD NOT SEND IN YOUR MAF COMMON STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

Stock Options

As of the effective date of the merger, each outstanding and unexercised option granted under MAF’s current stock option plans will be converted into an option to acquire shares of common stock of National City upon the terms and conditions set forth in the stock option agreement or stock option plan under which the option was originally issued. After the merger, the number of shares of National City common stock subject to each converted option will equal the number of shares of MAF common stock that the holder of the option could have acquired under the option multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of National City common stock under the converted option will equal the exercise price per share of MAF common stock under the original option divided by the exchange ratio, rounded up to the nearest cent. This procedure will be followed as necessary to assure that the benefits to a MAF option holder will not be increased or decreased as a result of the merger. Upon completion of the merger, except as National City may otherwise decide, all MAF stock option plans will be terminated with respect to granting any additional options or option rights.

Benefit Plan Matters

Except as contemplated by the settlement agreements, the merger agreement provides that National City shall honor, maintain and perform all of MAF’s obligations which have become vested, as of the effective time of the merger, under MAF’s employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance or fringe benefit plans for employees and directors. Information with respect to the benefits provided by MAF to its directors appears under the caption “Director Compensation” in this proxy statement-prospectus.

The merger agreement provides that no later than January 1 of the second year following the year that the merger becomes effective, National City shall cause former MAF employees who become employed by National City to be eligible to participate in certain specified plans of National City in which similarly situated National City employees participate. After MAF employees become eligible for National City’s benefit plans, each former MAF employee while employed by National City shall continue to receive welfare benefits that are no less favorable in the aggregate than the benefits under the eligible plans of National City employees working in similar business lines. Eligible MAF employees whose employment is terminated without cause at or after the consummation of the merger and before the first anniversary of the consummation of the merger will be entitled to receive severance benefits provided under MAF’s severance plan.

National City will provide MAF’s employees with service credit for their service with MAF for purposes of eligibility and vesting under the employee benefit and compensation plans of National City in which such employees are eligible to participate following the merger, with some exceptions such as eligibility for retiree welfare benefits and certain pension benefits. Also, in connection with the merger, all shares of MAF common stock in MAF’s profit sharing and 401(k) plan and employee stock ownership plan (“ESOP”) will be converted to shares of National City. National City has agreed to make or to cause Mid America to make matching and profit sharing contributions to the profit sharing and 401(k) plan with respect to 2007. All MAF employees as of the date immediately prior to the merger will be entitled to share in the contributions and all accounts in the profit sharing and 401(k) plan and ESOP will become fully vested as of the merger. No contributions will be made to the ESOP by National City or MAF for the 2007 plan year. See the discussion under the heading “The Merger—Interests of Certain Persons in the Merger.”

Fractional Shares

No fractional shares of National City common stock will be issued to the shareholders of MAF in connection with the merger. Each holder of MAF common stock who otherwise would be entitled to receive a fractional share of common stock of National City will receive in lieu thereof cash, without interest, in an amount equal to the holder’s fractional share interest multiplied by the average of the per share closing prices on the New York Stock Exchange of National City common stock for the 20 consecutive trading days immediately prior to the Federal Reserve Board approval of the merger. Cash received by MAF shareholders in lieu of fractional shares may give rise to taxable income or loss.

Conduct of Business Pending the Merger

Under the merger agreement, MAF has agreed that, prior to closing, it and its subsidiaries will:

•	conduct their businesses in the ordinary course consistent with past practices;

•	use reasonable efforts to preserve the business organization of MAF and each of its subsidiaries;

•	use reasonable efforts to keep available the services of its key officers and employees; and

•	use reasonable efforts to preserve the goodwill of those having business relationships with MAF and its subsidiaries.

Without the written consent of National City, MAF has agreed not to take any of the following actions prior to closing:

•

incur any indebtedness for borrowed money, assume or guarantee obligations of a third party or make any loan or advance, except for actions which are in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•	make any change or amendment to its charter documents;

•

issue or sell any securities, options, warrants or rights to subscribe for securities or make other changes to its capital structure, other than in connection with any exercise of outstanding stock options or vesting of restricted stock units;

•

declare or make any dividend or other distribution, or purchase or redeem, any shares of capital stock, other than regular quarterly cash dividends not exceeding $0.27 per share and certain intercompany dividends paid by MAF’s subsidiaries;

•

except as required by applicable law or as otherwise provided in the merger agreement, adopt or amend any bonus, profit-sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit of any director, officer or employee;

•	increase the compensation or fringe benefits of any director, officer or employee, except for normal merit increases in the ordinary course not to exceed 5% for any individual or 3% in the aggregate;

•	grant any benefit not required under the terms of any existing agreement, trust, plan, fund or other arrangement;

•

modify its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices immediately prior to the effective time of the merger, except changes to make MAF’s policies consistent with National City’s policies; or

•

become a party to or become bound by any interest rate swaps, caps, floors and option agreements used to manage interest rate risk or other interest rate risk management arrangements, other than mortgage instruments or other agreements with customers in the ordinary course of business.

National City has agreed that it will not, without the prior written consent of MAF, take any action that would materially delay or adversely affect the ability of National City to obtain required governmental approvals for the merger, or materially adversely affect its ability to consummate the merger or perform its obligations under the merger agreement.

ACCOUNTING TREATMENT

National City will account for the merger using the purchase method of accounting. Under the purchase method, National City will record, at fair value, the acquired assets and assumed liabilities of MAF. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, National City will record goodwill. After the merger is completed, National City will include in its consolidated results of operations the results of MAF’s operations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material federal income tax consequences of the merger to holders of MAF common stock. The discussion is based on the Internal Revenue Code, proposed, temporary and final Treasury regulations promulgated thereunder, published administrative rulings and pronouncements and judicial decisions in effect as of the date of this proxy statement-prospectus, all of which are subject to change, possibly with retroactive effect.

This discussion does not address every aspect of the federal income tax laws that may be relevant to certain MAF shareholders in light of their individual circumstances, nor does it address the effects of any state, local or foreign tax laws on the merger. The tax treatment for a MAF shareholder may vary depending upon the shareholder’s particular situation, and certain shareholders may be subject to special rules not discussed below, including, for example, insurance companies, tax-exempt organizations, financial institutions, partnerships and pass-through entities (or investors therein), regulated investment companies, foreign holders, persons that hold shares as a position in a “straddle” as a hedge against currency risk or a constructive sale or conversion transaction, broker-dealers and individuals who received MAF common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion relates only to persons who hold MAF common stock as a capital asset, and it does not consider the application of the alternative minimum tax.

Consummation of the merger is conditioned upon the receipt by MAF and National City of an opinion from Vedder, Price, Kaufman & Kammholz, P.C., MAF’s counsel, to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. An opinion of counsel is not binding on the Internal Revenue Service or the courts. Further, no ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the merger. As a result, the Internal Revenue Service may disagree with the federal income tax consequences discussed below.

The opinion will be based on certain assumptions, facts existing at the time the merger becomes effective and on certain representations as to factual matters made by MAF and National City. If the basis of the opinion or any representations are incorrect in any material respects, the conclusions reached in the opinion could be jeopardized. Neither MAF nor National City is aware of any facts or circumstances which would cause any of its representations made to counsel to be untrue or incorrect in any material respect.

Based on the opinion discussed above, the material federal income tax consequences that will result from the merger are:

•

a MAF shareholder will not recognize any income, gain or loss as a result of the receipt of National City common stock pursuant to the merger, except for cash received in lieu of a fractional share of National City common stock;

•

the tax basis of a MAF shareholder in the National City common stock received pursuant to the merger (including any fractional shares of National City common stock deemed received and redeemed) will be the same as the MAF shareholder’s tax basis in the MAF common stock exchanged;

•

the holding period of a MAF shareholder for the National City common stock received pursuant to the merger will include the holding period of the MAF common stock surrendered to the extent the MAF common stock exchanged is held as a capital asset at the time of the merger;

•

a MAF shareholder who receives cash in lieu of a fractional share interest in National City common stock pursuant to the merger will be treated as if the fractional shares were actually issued by National City as part of the exchange and then redeemed by National City for cash; these cash payments will be treated as having been received in exchange for the redeemed fractional share interests under section 302(a) of the Code; the receipt of such cash payments will generally result in capital gain (taxed at a maximum Federal rate of 15% for shares held for more than one year) or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional National City common stock;

•	no income, gain or loss will be recognized by MAF, National City or their respective subsidiaries solely as a consequence of the merger; and

•	MAF shareholders will also be required to file certain information with their Federal income tax returns and to retain certain records with regard to the merger.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, AND ANY OTHER TAX CONSEQUENCES, OF THE MERGER TO YOU.

RIGHTS OF DISSENTING SHAREHOLDERS

Under Section 262 of the Delaware General Corporation Law, since the consideration is 100% stock of a company listed on a national security exchange, MAF shareholders will not have appraisal rights available to them in connection with the merger.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of MAF shareholders are governed by applicable laws of the State of Delaware, including the Delaware General Corporation Law, MAF’s restated certificate of incorporation (referred to in this section as “MAF’s certificate of incorporation”) and MAF’s amended and restated by-laws, as amended (referred to in this section as “MAF’s by-laws”). As a result of the merger, the shareholders of MAF will become shareholders of National City. The following discussion is intended only to highlight certain differences between the rights of shareholders of MAF and shareholders of National City, but is not intended to be an exhaustive discussion or comparison of such rights.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Delaware General Corporation Law, National City’s certificate of incorporation and by-laws and MAF’s certificate of incorporation and by-laws, as applicable. Copies of National City’s certificate of incorporation and by-laws and MAF’s certificate of incorporation and by-laws are incorporated by reference herein and will be sent to MAF’s shareholders upon request. See “Questions and Answers About the Merger and the MAF Annual Shareholders Meeting—Whom Should I Call With Questions?”

Certain Differences Between MAF’s and National City’s Charter and By-laws

Classes of Directors. Delaware law provides that a corporation may divide its directors into classes so that each director stands for election once every two or three years. MAF has three classes of directors, and each director stands for election once every three years, unless otherwise filled by vacancy. See “Filling Vacancies on the Board” below.

National City has a single class of directors, and each director is elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

Number of Directors. MAF’s by-laws sets the number of directors on its Board of Directors at twelve, or as otherwise designated by the Board. Presently, the number of directors is fixed at fourteen.

National City’s by-laws provide that the number of directors may be fixed from time to time by resolution of the Board of Directors. Presently, the number of directors is fixed at eleven.

Filling Vacancies on the Board. MAF’s certificate of incorporation provides that vacancies on the Board of Directors due to an increase in the authorized number of directors or as a result of death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires.

National City’s by-laws provide that vacancies in the office of any director due to death, resignation, disqualification, removal or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify. If there are no directors in office, then an election of directors may be held in the manner provided by Delaware law.

Voting for Directors. Holders of both MAF and National City stock each elect directors by a plurality of votes cast for any given director. Neither MAF nor National City has cumulative voting for directors.

Notice of Shareholder Proposals. MAF’s by-laws permit shareholders entitled to vote to introduce proper business in connection with any annual meeting. Generally, for business to be properly brought by a shareholder before an annual meeting scheduled to occur within 30 days of the anniversary of the prior year’s meeting, the shareholder must have given notice thereof in writing to MAF’s Secretary, which must be delivered or mailed to and received at MAF’s principal executive office not later than 60 days prior to the anniversary of the date of mailing of proxy solicitation materials for the prior year’s annual shareholder meeting. A shareholder’s notice to the Secretary must set forth, with respect to each proposal:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of the shareholder proposing such business;

•	the class and number of shares of MAF stock beneficially owned by the shareholder; and

•	any material interest of the shareholder in such business.

National City’s by-laws provide that at an annual meeting of the stockholders, only business properly brought before the meeting will be conducted. For a stockholder to request that a proposal be brought before an annual meeting, the stockholder must:

•	be a stockholder of record of National City at the time of the giving of the notice for an annual meeting;

•	be entitled to vote at such meeting; and

•	have given timely notice thereof in writing to the Secretary of National City.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of National City not less than 60 calendar days prior to the annual meeting; provided, however, that if public announcement of the date of the annual meeting is not made at least 75 calendar days before the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

A stockholder’s notice to the Secretary of National City must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on National City’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

•

the class and number of shares of National City stock that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made; and

•	any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

At an annual meeting of the stockholders of National City, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting given by or at the direction of the Board of Directors or otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Board of Directors or otherwise properly requested to be brought before the meeting by a stockholder.

At a special meeting of the stockholders of National City, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be specified in the notice of the meeting given by or at the direction of the Chairman of the Board or a majority of the Board of Directors or otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Board of Directors.

Director Nominations by Shareholders. MAF’s by-laws provide that in order for a shareholder to nominate a person for election as a director, such shareholder must have delivered or mailed to the Secretary of MAF, and the Secretary of MAF must have received, not later than 60 days prior to the anniversary of the date of mailing of proxy solicitation materials for the prior year’s annual shareholder meeting, a notice setting forth:

•

all information concerning each such nominee as would be required, under Regulation 14A under the Securities Exchange Act of 1934, in a proxy statement soliciting proxies for the election of such nominees;

•	a statement that the nominee is willing to be nominated; and

•	the name and address of the shareholder nominating such person, and the class and number of shares beneficially owned.

For a National City stockholder to properly nominate a director, such stockholder must follow the procedures for notices of stockholder proposals. See “Notice of Shareholder Proposals” above. A stockholder’s written notice to National City of a nomination of a person for election as director must additionally include:

•	the name and address, as they appear on National City’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

•

a representation that the stockholder giving the notice is a holder of record of shares of stock of National City entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of National City stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;

•

a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•

such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the signed consent of each nominee to serve as a director of National City if so elected.

National City’s by-laws contain restrictions on persons who may serve as directors. No person may be elected a director of National City if the person is 68 years old on February 1 of the year of election.

Calling Special Meetings of Shareholders. Under MAF’s certificate of incorporation and by-laws, special meetings can be called for any purpose and only by a majority of MAF’s Board of Directors.

Under National City’s by-laws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by its certificate of incorporation, may be called by the Chairman of the Board and shall be called by the Chairman of the Board or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of National City issued and outstanding and entitled to vote. The request must state the purpose or purposes of the proposed meeting.

Notice of Meetings. Each of MAF’s by-laws and National City’s by-laws require that written notice of the annual meeting and any special meeting, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, must be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at the meeting.

Amendment of Certificate of Incorporation. MAF’s certificate of incorporation generally provides for amendments as prescribed by law, except that 80% of the voting power of MAF stock is required to amend certain specified provisions of its certificate of incorporation. These include provisions relating to business combinations under Section 203 of the Delaware General Corporate Law and other transactions with interested stockholders, the board of directors, prohibition on shareholder action by consent, calling of special meetings of shareholders, bylaw amendments and indemnification provisions.

National City’s certificate of incorporation provides that National City reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation in the manner prescribed by law, and all rights and powers conferred therein on stockholders, directors and officers are subject to such reserved power.

Amendment of By-laws. MAF’s by-laws may be made, altered, amended or repealed by MAF’s Board of Directors or by the shareholders, however, an affirmative vote of 80% of MAF stock entitled to vote is required for any amendment to be effected by shareholders.

National City’s by-laws provide that the by-laws may be altered, amended or repealed or new by-laws may be adopted by a majority vote of the members of the Board of Directors at any regular or special meeting duly convened, after notice to the directors of that purpose, or by the stockholders at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such annual meeting.

Substantial Securityholder Provisions. MAF’s certificate of incorporation contains fair price provisions, which apply to a transaction with an “interested stockholder” (as defined below). Fair price provisions are designed to impede two-step takeover transactions, which might otherwise result in disparate treatment of MAF’s shareholders.

Under the fair price provisions, the approval of holders of at least 80% of MAF’s outstanding shares is required in connection with any material transaction involving an interested stockholder except (1) in cases where the proposed transaction has been approved in advance by a majority of those members of the corporation’s board of directors who are unaffiliated with the interested stockholder and were directors prior to the time the interested stockholder became an interested stockholder or (2) if the proposed transaction meets certain conditions set forth therein that are designed to afford the stockholders a fair price in consideration for their shares, in which case approval of only a majority of the holders of outstanding shares of common stock is required. The term “interested stockholder” is defined in MAF’s certificate of incorporation and includes any individual, corporation, partnership or other entity (other than the corporation or any subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the voting power of MAF’s outstanding common stock.

The fair price provisions in MAF’s certificate of incorporation are not implicated by the merger because National City is not an interested stockholder as defined under MAF’s certificate of incorporation. National City’s certificate of incorporation and by-laws do not contain any similar provision, and all business combinations that would require a vote of National City’s shareholders would require only an affirmative vote of a majority of the outstanding voting stock of National City.

In addition, MAF’s certificate of incorporation contains a provision whereby any person who acquires greater than 10% of any class of MAF’s equity securities would not be allowed to vote its shares in excess of such 10% threshold. National City’s certificate of incorporation and by-laws do not contain any similar provision, although the Change in Bank Control Act may prevent such an acquisition, unless the Federal Reserve Board has been notified and has not objected to the transaction. See “Supervision and Regulation—Control Acquisitions” below.

Certain Differences Between Financial Holding Companies and Savings and Loan Holding Companies

As a Financial Holding Company, National City is subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, holding companies may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank or another holding company, without the Federal Reserve Board’s prior approval. Also, bank holding companies generally may engage only in non-banking and other activities that are determined by the Federal Reserve Board to be closely related to banking, while financial holding companies may engage in activities that are not only closely related to banking but also those activities that are determined to be complementary to banking.

As a Savings and Loan Holding Company, MAF is subject to regulation under the Savings and Loan Holding Company Act of 1967, as amended, and to inspection, examination and supervision by the Office of Thrift Supervision. No approval of the Office of Thrift Supervision is required where MAF will be merged into a financial holding company regulated by the Federal Reserve Board. In addition, Mid America Bank is regulated and examined by the Federal Deposit Insurance Corporation (FDIC).

Federal law limits the amount of dividends National City’s subsidiary bank, National City Bank, can pay to National City without regulatory approval. At March 31, 2007, National City Bank could pay dividends of approximately $1.1 billion, plus an additional amount equal to its net profits for 2007, as defined by statute, up to the date of any such dividend declaration, without prior regulatory approval.

In addition, federal bank regulatory authorities have authority to prohibit National City from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of National City, could be deemed an unsafe or unsound practice. The ability of the merged company to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

The laws and regulations to which National City and MAF are subject are intended primarily for the protection of depositors and the federal deposit insurance funds, and not for the protection of security holders. For a more detailed discussion of laws and regulations to which National City and MAF are subject, see “Supervision and Regulation” below.

Certain Differences Between National City Stock and MAF Stock

MAF’s certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, but no shares of preferred stock are issued or outstanding. National City’s certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. National City has issued 70,272 shares of Series D non-voting convertible preferred stock. Each share of Series D preferred stock is convertible at any time by the holder into 15.96 shares of National City common stock, subject to certain adjustments. The conversion rate is subject to adjustment in the event the corporation takes certain actions such as paying a dividend in stock, or splitting its common stock into a smaller number of shares. Dividends are paid on the Series D preferred stock when declared by the Board of Directors, out of any funds of National City legally available for the payment of such dividends. In the case of a liquidation of National City, payments in liquidation would be made for the full value of the Series D preferred stock before any payments would be made with respect to National City common stock. In such event, the Series D holders will be entitled to receive the liquidation value of their stock, which is $100 per share.

INFORMATION ABOUT NATIONAL CITY

National City is a Financial Holding Company headquartered in Cleveland, Ohio. National City operates through an extensive network in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania and also conducts selected consumer lending businesses and other financial services on a nationwide basis. National City’s primary businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. Operations are primarily conducted through more than 1,200 branch banking offices located within an eight-state footprint and over 500 wholesale and retail mortgage offices located throughout the United States. Including its subsidiaries, National City had 32,311 full-time-equivalent employees at March 31, 2007. As of March 31, 2007, National City’s consolidated total assets were approximately $138.6 billion and its total stockholders’ equity was approximately $13.2 billion. Based on asset size, National City is one of the largest commercial banking organizations in the United States.

National City’s banking subsidiary is National City Bank. National City Corporation is a legal entity separate and distinct from National City Bank and National City’s other subsidiaries. A substantial portion of National City’s cash revenue is received from National City Bank in the form of cash dividends. Federal law limits the manner and amount of funding that National City Bank may provide to National City. Bank subsidiaries are limited as to the dividends they are allowed to pay. The type and amount of any security required to be pledged for any loans from National City Bank to National City is dictated by Section 23A of the Federal Reserve Act and Federal Reserve Board Regulation W. The Office of the Comptroller of the Currency is the primary federal regulator for National City Bank.

National City and National City Bank are required to meet various capital requirements. Failure to meet the minimum capital requirements can result in National City being denied the right to acquire existing companies or establish new companies, National City Bank being limited in its ability to pay dividends, National City Bank being required to raise additional capital, an increase in the deposit insurance premiums payable to the FDIC and the potential loss of deposit insurance. National City and National City Bank have consistently maintained “well-capitalized” financial levels. The “well-capitalized” standard is the highest regulatory standard.

For National City to maintain its financial holding company status, National City Bank must be “well-capitalized” and “well-managed” and have a Community Reinvestment Act rating of “satisfactory or above” as determined by National City Bank’s federal regulator, which is the Office of the Comptroller of the Currency. As of this time, these requirements have been met by National City Bank.

DESCRIPTION OF NATIONAL CITY CAPITAL STOCK

National City is authorized to issue a total of 1,405,000,000 shares of all classes of stock. Of the total number of authorized shares of stock, 1,400,000,000 shares are common stock, par value $4.00 per share, and 5,000,000 shares are preferred stock without par value. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that stock, or of the authority of National City’s Board of Directors to fix by resolution those designations and other terms, is as follows.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. National City’s Board of Directors is authorized, within the limitations and restrictions stated in the fourth article of National City’s certificate of incorporation, to fix by resolution the designation of each series of preferred stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting; provided, however, that in no event shall any holder of any series of preferred stock be entitled to more than one vote for each share of such preferred stock held by such person, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of National City’s Board of Directors under the General Corporation Law of the State of Delaware.

National City has issued 70,272 shares of Series D non-voting convertible preferred stock. Each share of Series D preferred stock is convertible at any time by the holder into 15.96 shares of National City common stock. The conversion rate is subject to adjustment in the event the corporation takes certain actions such as paying a dividend in stock, or splitting its common stock into a smaller number of shares. Dividends are paid on the Series D preferred stock when declared by the Board of Directors, out of any funds of National City legally available for the payment of such dividends. The Series D preferred stock shall be preferred over the Corporation’s common stock in the event of liquidation or dissolution of the Corporation. In such event, the Series D holders will be entitled to receive the liquidation value of their stock which is $100 per share.

Common Stock

Subject to all of the preferences and rights of the preferred stock or a series thereof that National City’s Board of Directors may fixed by resolution, (i) dividends may be paid on the common stock as and when declared by the Board of Directors, out of any funds of National City legally available for the payment of such dividends, and (ii) each share of common stock will be entitled to one vote on all matters.

LEGAL MATTERS

Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois, will opine as to certain legal matters, including the qualification of the merger as a reorganization and the tax treatment of the National City stock received in connection with the merger under the Internal Revenue Code. National City’s Law Department will opine as to certain legal matters with respect to the validity of the National City common stock to be issued in the merger. Members of National City’s Law Department beneficially own shares of National City common stock.

EXPERTS

The consolidated financial statements of MAF as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and MAF’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference in this proxy statement-prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of National City appearing in National City’s Annual Report (Form 10-K) for the year ended December 31, 2006, and National City management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS TO BE CONSIDERED AT MAF’S ANNUAL MEETING

The MAF shareholder meeting at which the merger proposal will be considered also will constitute MAF’s annual meeting of shareholders for 2007. Therefore, matters requiring shareholder action in the ordinary course of MAF’s business—election of MAF directors and ratification of the selection of MAF’s independent auditors—also are being presented for consideration and approval. This portion of the proxy statement-prospectus discusses these proposals. References in the sections that follow to “the Company,” “we,” “us” or “our” refer to MAF Bancorp, Inc. References in the sections that follow to “Mid America” or the “Bank” refer to Mid America Bank, fsb, MAF’s banking subsidiary.

ELECTION OF MAF DIRECTORS

Pursuant to MAF’s by-laws, the number of directors is set at 12, unless otherwise designated by the Board. The current number of directors designated by the Board is 14. Directors are divided into three classes serving staggered three-year terms, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified. If the merger is approved by MAF shareholders and completed, it is expected that nominees elected by MAF shareholders at the annual meeting will serve as directors of MAF only until the effective time of the merger.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors has named five nominees for election at the meeting to serve a three-year term of office. The nominees are Terry A. Ekl, Leo M. Flanagan, Jr., Thomas R. Perz, Lois B. Vasto and Jerry A. Weberling. The five nominees currently serve as directors of MAF and Mid America.

In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the other nominees named and for such other persons as may be designated by the present Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for any director is withheld, the shares represented by the enclosed proxy card, if executed, will be voted “FOR” election of each of the nominees. The Board of Directors recommends a vote “FOR” the election of all nominees named in this proxy statement.

Information with Respect to Nominees, Continuing Directors and Others

The table below sets forth the names of the nominees, all of whom are currently serving as directors with a term expiring at our 2007 annual meeting of shareholders, continuing directors and “named executive officers” as listed in “Executive Compensation–Summary Compensation Table” and sets forth their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company, the year in which their terms (and in the case of nominees, their proposed terms) as directors of the Company expire, the number of shares of common stock beneficially owned, the number of shares subject to exercisable options and the percentage ownership for each individual and for all directors and executive officers as a group, as of April 27, 2007. Each member of the Board of Directors of MAF Bancorp also presently serves as a director of the Bank.

Name, Age and Principal Occupation at Present and for the Past Five Years	Director of the Company Since	Shares of Common Stock Beneficially Owned[1]	Currently Exercisable Stock Options[2]	Total Beneficial Ownership		Ownership Percentage[3]
DIRECTORS SERVING UNTIL 2007/ NOMINEES TO SERVE UNTIL 2010

Terry A. Ekl (59)	1995	9,725	15,750	25,475	[12]	*
Partner in the law firm of Connolly, Ekl & Williams, P.C.

Leo M. Flanagan, Jr. (64)	2006	63,330	18,738	82,119	4,[12]	*
Partner in the law firm of Brittain & Ketcham, P.C. Former Chairman of the Board, EFC Bancorp, Inc.

Thomas R. Perz (62)	2003	211,035	4,500	215,635	5,[12]	*
Managing Director of the Bank from December 2003 to December 2005. Former Chairman of the Board and Chief Executive Officer of St. Francis Capital Corporation.

Lois B. Vasto (73)	1989	17,362	15,750	33,112	[12]	*
Former Senior Vice President/Loan Operations of the Company and the Bank until her retirement in 1997.

Jerry A. Weberling (55)	1998	67,386	231,722	299,262		*
Senior Executive Vice President and Chief Financial Officer of the Company and the Bank.

CONTINUING DIRECTORS SERVING UNTIL 2008

Robert J. Bowles, MD (60)	1989	16,220	2,250	18,470	[12]	*
Chairman of the Board of Physician Associates of Florida, Orlando, Florida, and practicing physician.

David C. Burba (60)	1999	197,807	24,341	222,148	[6],12	*
Executive Vice President of the Company and the Bank from 1999-2003. Former Chairman of the Board and President, Westco Bancorp, Inc.

Allen H. Koranda (61)	1989	680,565	417,092	1,098,096	[7]	3.29%
Chairman of the Board and Chief Executive Officer of the Company and the Bank. Mr. Koranda is the brother of Kenneth R. Koranda.

Name, Age and Principal Occupation at Present and for the Past Five Years	Director of the Company Since	Shares of Common Stock Beneficially Owned[1]		Currently Exercisable Stock Options[2]	Total Beneficial Ownership		Ownership Percentage[3]
Barbara L. Lamb (52)	2003	2,827		4,500	7,327	[12]	*
Chief Development Officer of Market Liquidity Network, LLC from 1999 to 2001. Senior Vice President and Chief Credit Officer—ABN AMRO, Incorporated from 1995 to 1998.

Edward W. Mentzer (71)	2005	40,110		4,500	44,610	[8],12	*
President, Advance Fitting Corp., a privately held manufacturing business. Former director of St. Francis Capital Corporation.

CONTINUING DIRECTORS SERVING UNTIL 2009

Joe F. Hanauer (69)	1990	369,830		18,000	387,830	[12]	1.18%

Principal of Combined Investments, L.P. (private investment firm), Chairman and Director of Homestore, Inc. (an internet real estate company), trustee of Calamos Advisors Trust, Calamos Investment Trust and Calamos Convertible Opportunities and Income Fund (registered investment companies), former Chairman of the Board and director of Grubb and Ellis Co. (a real estate firm).

Kenneth R. Koranda (57)	1989	801,345		395,990	1,197,803	[9],12	3.59%
President and Vice Chairman of the Company and President of the Bank. Mr. Koranda is the brother of Allen H. Koranda.

Raymond S. Stolarczyk (68)	2003	213,895		4,500	218,395	10,[12]	*
Former Chairman of the Board and Chief Executive Officer, Fidelity Bancorp, Inc.

Andrew J. Zych (65)	1996	227,816		18,000	245,816	11,[12]	*
Former Director and Executive Vice President, N.S. Bancorp, Inc.

NAMED EXECUTIVE OFFICERS
(who are not directors)

Jennifer R. Evans (48)	N/A	5,736		85,000	90,741		*
Executive Vice President and General Counsel since June 2004. Prior thereto, partner in the law firm of Vedder, Price, Kaufman & Kammholz, P.C.

James E. Allen (48)	N/A	5,184		100,200	105,169		*
Executive Vice President—Business Banking

Stock Ownership of all Directors and Executive Officers as a Group (24 persons)	—	3,148,800	[13]	2,257,100	5,407,691	[12]	15.37%

*	Represents less than 1%.
(1)

“Shares of Common Stock Beneficially Owned” include shares held directly or indirectly, including: (a) shares held in joint tenancy or tenancy in common, and (b) shares allocated to the account of the individual through deferred compensation or other employee benefit plans of the Company or Bank. Totals also include 283 shares for each of the 11 non-employee directors (all except Messrs. A. Koranda, K. Koranda and Weberling) relating to restricted stock units (“RSUs”) that may vest within 60 days of April 27, 2007. Each person whose shares are included herein is deemed to have sole or shared voting and investment power as to the shares reported, except as otherwise indicated.

(2)	Represents shares subject to stock options granted under incentive or equity compensation plans of the Company or acquired companies and currently exercisable or exercisable within 60 days of April 27, 2007.
(3)	Based on shares outstanding at April 27, 2007. For purposes of calculating ownership percentages for an individual or the group, those shares of common stock issuable to such individual, or to all directors and executive officers as a group, upon issuance of restricted stock units or exercise of currently exercisable stock options or stock options exercisable within 60 days of April 27, 2007, are deemed to be outstanding.
(4)	For Mr. Flanagan, includes 1,842 shares held by the law firm in which he is a partner and 3,884 shares held by his wife.
(5)	For Mr. Perz, includes 3,629 shares held by his wife.
(6)	For Mr. Burba, includes 1,951 shares held by his wife and 45,912 shares held in trust for which Mr. Burba’s wife is trustee.
(7)	For Mr. Allen Koranda, includes 118,195 shares held in trust for Mr. Koranda’s children for which Mr. Koranda is trustee.
(8)	For Mr. Mentzer, includes 11,988 shares held in trust.
(9)	For Mr. Kenneth Koranda, includes 1,695 shares held by his wife, 143,183 shares held as trustee for Mr. Koranda’s children and 18,000 shares held in a charitable foundation.
(10)	For Mr. Stolarczyk, includes 105,783 shares held in trust, 3,350 shares held by his wife and 20,409 shares held in trust for which Mr. Stolarczyk’s wife is trustee.
(11)	For Mr. Zych, includes 29,584 shares held by his wife, 3,200 shares held as trustee for his children and 4,930 shares held as trustee for his grandchildren.
(12)	Excludes 329 unallocated shares held by the Mid America Bank Management Recognition and Retention Plans and Trusts (the “MRPs”) which shares are reflected in the total stock ownership of directors and executive officers as a group. The voting of such shares is directed by the non-employee directors of the Bank. As a result of this shared voting authority, each non-employee director of the Bank may be deemed to be the beneficial owner of all such shares.
(13)	Of the total shares shown in the table above an aggregate of 362,655 shares are held in margin accounts with brokerage firms and pledged as collateral for borrowings, if any, that may be outstanding from time to time.

No person being nominated as a director under “Election of Directors” is being proposed for election pursuant to any agreement or understanding between any person and MAF.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, all required Section 16(a) reports during the year ended December 31, 2006 were timely filed except for one filing each for Allen Koranda, Kenneth Koranda Jennifer Evans and James Allen.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board and Committees of the Board

During the year ended December 31, 2006, the Board of Directors of the Company held eight regular meetings and one special meeting. The independent directors of the Board generally meet in executive session, without management present, in connection with each regularly scheduled board meeting. Lois B. Vasto, chairman of the Nominating and Corporate Governance Committee, serves as the lead director of the Board and presides at these sessions in accordance with the corporate governance guidelines adopted by the Board. During the year, all directors of the Company attended at least 75% of the aggregate of number of meetings of the Board and those committees of the Board on which such director served. The Board of Directors of the Company has five standing committees, which are described below.

Audit Committee

The Audit Committee consists of Barbara L. Lamb (Chairman), Edward Mentzer and Raymond S. Stolarczyk, who was appointed to the Audit Committee in July 2006. Barbara L. Lamb has been designated by the Board as the “audit committee financial expert,” as defined by applicable rules of the SEC, based on her educational background in finance and accounting and her professional experience in investment banking where she was actively involved in the evaluation and analysis of financial statements of financial institutions and various other entities. The Audit Committee is responsible for selection of the Company’s independent registered public accounting firm, the oversight of the Company’s accounting, reporting and internal controls practices and monitoring of legal and regulatory compliance. The Committee reports to the Board of Directors concerning audit and compliance activities and the results of regulatory examinations and any other related matters affecting the Company and the Bank. The Audit Committee met 14 times during 2006. All members of the Audit Committee meet the independence standards and have the accounting or financial management expertise required for Audit Committee members under the applicable Nasdaq Stock Market listing standards. The Audit Committee charter is available on the Company’s website at www.mafbancorp.com.

Administrative/Compensation Committee

The Administrative/Compensation Committee consists of Robert J. Bowles (Chairman), Joe F. Hanauer and Lois B. Vasto, who was appointed to the committee in May 2006. Each member of the committee is independent under the rules of the Nasdaq Stock Market. This committee is responsible for administering various benefit and compensation plans and for reviewing and making recommendations to the Board concerning compensation programs applicable to the Company’s executive officers and directors. The committee also has responsibility for conducting the annual performance review and determining the compensation of the Company’s chief executive officer and approving the compensation for all other executive officers. As part of the Company’s ongoing management succession planning process, the committee annually reviews the roles, structure and depth of the senior management team. The Administrative/Compensation Committee met six times during 2006. The committee charter is available on the Company’s website at www.mafbancorp.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Lois B. Vasto (Chairman), Robert J. Bowles and Joe F. Hanauer, who was appointed to the committee in May 2006. Each member of the committee is independent under the rules of the Nasdaq Stock Market. This committee makes recommendations to the Board regarding the size and composition of the Board and recommends to the Board of Directors the nominees to stand for election at the Company’s annual meeting of shareholders. The committee is also responsible for taking a leadership role in the oversight of the Company’s corporate governance policies and management succession planning. The Nominating and Corporate Governance Committee charter is available on the Company’s website at www.mafbancorp.com. The Nominating and Corporate Governance Committee met six times during 2006.

Executive Committee

The Executive Committee consists of Allen H. Koranda (Chairman), Robert J. Bowles, Joe F. Hanauer, Kenneth R. Koranda and Lois B. Vasto. This committee meets only as needed. The Executive Committee has the power to exercise most of the powers of the Board of Directors in the intervals between meetings of the Board. The Executive Committee met one time in 2006.

Asset/Liability Management Committee

The Asset/Liability Management Committee consists of Jerry A. Weberling (Chairman), Robert J. Bowles, Joe F. Hanauer, Allen H. Koranda, Kenneth R. Koranda and Thomas R. Perz. The Committee’s function is to assist the Board of Directors in monitoring and overseeing the Company’s interest rate risk and credit risk exposure. This committee is also responsible for implementation of the Company’s overall asset/liability management and credit policies and for overseeing and making recommendations to the Board concerning other financial areas of the business, including financing transactions, capital utilization and dividend policy. The Asset/Liability Management Committee met eight times in 2006.

Director Independence

The Board of Directors has determined the following eight directors to be “independent” under the rules of the Nasdaq Stock Market based on its conclusion that they have no material relationship with the Company that would interfere with their exercise of independent judgment: Robert J. Bowles, Barbara L. Lamb, Joe F. Hanauer, Leo M. Flanagan, Jr., Edward W. Mentzer, Raymond S. Stolarczyk, Lois B. Vasto and Andrew J. Zych. In the case of the other six directors, the Board is precluded under the Nasdaq rules from determining the individuals to be “independent” directors based on their current or former employment with the Company or business relationships with the Company. In determining Mr. Flanagan and Mr. Stolarczyk to be “independent” directors, the Board considered Mr. Flanagan’s service as Chairman of the Board of EFC Bancorp, Inc. (“EFC”) until its merger into the Company in February 2006 and Mr. Stolarczyk’s employment by Fidelity Bancorp, Inc. (“Fidelity”) until its merger into the Company in July 2003, and does not believe these former positions preclude a finding of independence, as Mr. Flanagan and Mr. Stolarczyk have never been employed by the Company or any subsidiary of the Company.

Qualifications for Board Nomination

As part of its annual nomination process, the Nominating and Corporate Governance Committee reviews the existing composition of the Board to evaluate the appropriate mix of disciplines, experience and other characteristics required of board candidates in the context of perceived needs of the Company. The Board believes a range of experience, knowledge and judgment and a diversity of perspectives on the Board enhances the effectiveness of the Board if each director has the personal characteristics, commitment and experience to participate actively in the board process. The Board also believes continuity in leadership and board tenure are important characteristics of an effective Board.

The Board has adopted a policy statement regarding director qualifications to identify the personal traits, skills and performance criteria it believes are critical to effective service as a director of the Company. Included among these traits are an ability and willingness to devote the necessary attention to Board matters and to exercise independent judgment. Board members are expected to have relevant business or managerial skills and offer insight and advice to management while acting in the best interests of shareholders and complying with the Company’s Code of Ethics (available on the Company’s website). In addition, directors should possess the following personal characteristics: mature wisdom; demonstrated leadership skills; comprehension of the Company’s business plans and strategies; ability to understand financial statements; ability to make informed judgments on a wide range of issues and willingness to express differing views even if unpopular; and collegial personality and non-confrontational manner.

As stated in the corporate governance guidelines of the Board, the Board’s policy is that no person will be nominated for election as a director if he or she reaches the age of 75 on the last day of the year immediately prior to the election. Under the corporate governance guidelines, each Board member is expected to limit his or her participation on other boards to no more than five other public companies or mutual fund complexes. In addition, each director is to provide notice in the event of a change in his or her employment status and offer to resign as a director upon the change if deemed necessary or appropriate by the Nominating and Corporate Governance Committee. The corporate governance guidelines are available on the Company’s website at www.mafbancorp.com.

The corporate governance guidelines call for each director to establish a financial stake in the Company through meaningful ownership of common stock of the Company appropriate for the director’s personal financial circumstances, with a minimum investment of at least 1,000 shares over a reasonable period of time. Those directors who are executive officers are governed by the Company’s executive stock ownership guidelines established by the Board in 2005. These guidelines call for the chief executive officer and the president to maintain an investment in company stock valued at five times their annual base salaries, the executive vice president at three times annual base salary and all senior vice presidents at one times their annual base salaries. The policy calls for executives to establish ownership stakes at these levels within five years with the expectation that the stock ownership will be achieved through equity compensation awards.

Board Nomination Process

As part of its nomination process, the Nominating and Corporate Governance Committee considers the diversity and mix of experience and expertise among Board members, as well as the perceived business needs of the Company and any legal or regulatory requirements. Under the committee’s procedures for identifying and evaluating director nominees, the committee will seek candidates to ensure that: (a) a majority of directors are “independent” in accordance with the rules of the Nasdaq Stock Market; (b) at least three members of the Board satisfy the SEC’s heightened standards for audit committee members; and (c) at least one member of the Board satisfies the criteria for being an “audit committee financial expert.” New director candidates are evaluated by the Nominating and Corporate Governance Committee relative to the director qualification criteria set forth in the Board-approved policy statement and the corporate governance guidelines. The committee generally considers re-nomination of incumbent directors provided they continue to meet the performance expectations and qualification criteria adopted by the Board of Directors.

The Nominating and Corporate Governance Committee may retain third party search firms to assist it in identifying potential Board nominees and may also seek input from other Board members and management. For new candidates, the committee will review background information provided by the candidate and may conduct background checks and interviews to the extent it considers it to be appropriate.

Stockholder Recommendations

The Committee will generally consider bona fide director nominee recommendations from shareholders if they are timely received in accordance with the procedures set forth below. Candidates recommended by shareholders will be evaluated using the same criteria applicable to other potential candidates, but the Committee is not obligated to include any shareholder recommended director candidates in the slate of nominees.

To be timely, a shareholder’s recommendation must be in writing and must be delivered or mailed to the Corporate Secretary and received at the principal executive office of the Company not later than 120 days prior to the anniversary date of mailing of proxy solicitation materials relating to the prior year’s annual meeting, or in the event that the date of the meeting has changed more than 30 days from the anniversary date of the prior year’s annual meeting, such recommendation must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. Any shareholder recommendation is required to set forth (1) as to each person whom such shareholder recommends as a nominee for election or re-election as a director, (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (B) representations and/or references indicating that the recommended director candidate meets the minimum director qualifications described in the Company’s most recent annual meeting proxy statement; and (2) as to the shareholder making the recommendation, (A) the shareholder’s name and address, as they appear on the Company’s books, (B) the number of shares of the Company’s common stock that are beneficially owned by such shareholder and (C) any material relationship, arrangement or understanding of such shareholder with the proposed nominee or any other interest in such nomination.

Code of Ethics

The Company has adopted a code of ethics as required by the listing standards of the NASDAQ National Market and the SEC. This code applies to all of its directors, officers and employees. The Company has also adopted a charter for each of its audit committee, administrative/compensation committee and nominating and corporate governance committee and has posted the code of ethics, the committee charters and other governance information on the Company’s website at www.mafbancorp.com. The Company will post on its website any amendments to the code of ethics and waivers, if any, applicable to any of its directors or executive officers. The foregoing information will also be available in print and free of charge to any shareholder who requests such information.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides information regarding the compensation programs for our executive officers. References to “we” and “our” mean the Company.

The Board has delegated to the Administrative/Compensation Committee (the “Compensation Committee” or “Committee”) the responsibility for establishing the compensation for the five named executive officers who are identified in the Summary Compensation Table, in addition to the other executive officers. Under the Compensation Committee charter, the Committee is responsible for assuring that executive compensation is consistent with the compensation philosophy, competitive practices, the performance of the Company and the requirements of appropriate regulatory agencies. Directors who do not sit on the Committee assist in executive compensation matters by participating in the review and discussion of committee actions and approval of certain committee recommendations. The Board has sought to ensure that the Committee is effective in carrying out its responsibilities by periodically rotating new members onto the Committee. Both Joe F. Hanauer and Lois B. Vasto were new members of the Committee in 2006.

Executive officers’ compensation has consisted principally of salary, annual cash incentive awards, long-term cash incentive awards, equity incentive awards and participation in the Company’s deferred compensation plan and supplemental executive retirement plan. In addition, executive officers receive various limited perquisites customary for their positions and are each party to either an employment agreement or a change in control agreement providing certain severance benefits. Executives also participate in the Company’s various employee benefit plans generally under the same terms as are applicable to all employees.

Objectives of Compensation Program

The goal of our executive officer compensation program is to align the interests of our executive officers with the interests of our shareholders. A significant portion of the value of our executives’ total compensation is at risk in order to motivate them to take actions that will favorably impact the Company’s profitability, as well as long-term shareholder value. Our compensation program is also intended to offer competitive pay packages in order for us to retain our executive talent and to attract talented executives in the future. While balancing other interests of the Company, we work to accomplish these goals in the following manner:

•	keeping executives’ base salaries, the fixed pay component of our compensation program, at or near what we believe to be low competitive levels in order to avoid the burden of high fixed costs;

•	linking a portion of annual cash compensation to the achievement of targeted financial goals, such as earnings per share, or EPS, as well as individual performance goals;

•	linking a portion of executives’ cash compensation opportunity to the future appreciation in the value of our common stock relative to a market index;

•	including a significant component of equity-based pay in the compensation program, in the form of stock option awards or restricted stock grants;

•	providing customary and reasonable retirement programs that are reflective of executives’ compensation levels, service period, responsibilities and success;

•

offering severance and change in control benefits to executives in order to minimize the disruptions associated with job security issues that may arise in an acquisition and keep executives focused on optimizing shareholder value and successfully executing strategic decisions;

•	limiting negative accounting or tax consequences in the design of compensation programs; and

•	providing adequate certainty to executives for reasonable earnings expectations through consistent administration of our compensation program.

The variable pay aspects of the executive compensation program are designed to reward executives with higher pay when annual financial performance exceeds expectations and when long-term stock price performance is superior. This is consistent with our view that executives should be rewarded when our shareholders benefit from investing in the Company.

We believe each compensation element is important in achieving our stated goals for the program, which in turn reflect the Board’s goals for the Company. Annual bonuses typically are paid in amounts that are dependent on EPS performance relative to targeted goals set at the beginning of each year. We set the target to reflect the Company’s expected profitability if the annual business plan is well executed by the management team. Long-term bonuses are paid based on stock-price performance relative to an index over a three-year period, intended to reward executives for decisions and actions contributing to sustainable stock price appreciation. Equity awards, in the form of stock options or restricted stock subject to long-term vesting schedules, serve to retain executives and keep a portion of executives’ compensation tied to the long-term value created in the Company. We believe retirement benefits are an important component because of the value executives place on tax deferral opportunities to help them achieve financial security in retirement. Severance and change in control agreements help assure that we can retain continuity in management in the midst of potentially disruptive events like significant changes in strategic direction or a sale of the Company without our executives being unduly distracted by the personal impact of major decisions we make in the best interest of the organization. We consider these agreements a critical part of our executive package given our position as a mid-sized bank in a rapidly consolidating industry.

Committee Process

Year-end Review. Each year, our Compensation Committee undertakes a complete review of executive compensation in meetings held in December and January. Among other things, this includes a review and assessment of the following:

•

a written summary of the CEO’s view of the Company’s executive compensation philosophy, which allows the Committee to confirm whether management’s views are consistent with the committee’s objectives for the executive compensation program in light of the Company’s current strategic plans and direction;

•

individual “tally sheets” which summarize all compensation elements and perquisites for each of the Company’s executive officers, including estimated payouts of cash incentives and proposed equity grants;

•	Company financial and operating performance as well as the CEO’s assessment of individual executive performance for the year and the Committee’s review of the performance of the CEO;

•

the terms underlying each component of the executive compensation program for the past year and whether the programs, individually and in combination, remain consistent with our philosophy and objectives, are effective to promote our strategic goals and are in line with evolving executive compensation practices;

•	charts and graphs depicting trends in the payment amounts and values of each component of our executive compensation program;

•	compensation amounts for the named executive officers compared to a peer group of companies;

•	the estimated costs associated with executive and senior officer change in control payments in various scenarios and whether such costs, individually and in the aggregate, are reasonable; and

•	the terms of employment and change in control agreements and whether such agreements should be extended for an additional year.

Peer Group Review. The Committee uses peer group information as a general check to confirm that the compensation levels of named executive officers are not measurably out of line (high or low) with peers. For 2006, we derived peer group data from the following 30 banks and thrifts:

Amcore Financial, Inc.	Hudson City Bancorp, Inc.
BancorpSouth, Inc.	MB Financial, Inc.
BankAtlantic Bancorp, Inc.	Mercantile Bancshares Corp.
BankUnited Financial Corp.	NewAlliance Bancshares, Inc.
BOK Financial Corp.	New York Community Bank
Capital Federal Financial	Old National Bancorp
Citizens Banking Corp.	People’s Bank
City National Corp.	Sky Financial Group, Inc.
Commerce Bancshares, Inc.	South Financial Group, Inc.
Corus Bancshares, Inc.	Sterling Financial Corp.
Downey Financial Corp.	TCF Financial Corp.
First Fed Financial Corp.	Valley National Bancorp
First Merit Corp.	Washington Federal
First Midwest Bancorp, Inc.	Webster Financial Corp.
Fulton Financial Corp.	Wintrust Financial Corp.

This is the same peer group we used in 2005 except we eliminated four institutions that have been acquired.

To do the peer group comparison, we obtained information on the compensation for the five highest paid executives for these companies (and for MAF Bancorp) for 2005 from the SNL Executive Compensation Review 2006, a compilation of prior year proxy disclosures. The total assets at year end and return on equity of the peer group and the Company for 2005 were as follows:

	Total Assets	Return on Equity
Peer Group Average	$12.0 billion	13.12%
Peer Group Median	$10.8 billion	12.37
MAF Bancorp	$10.5 billion	10.75

The Committee considered the comparison of compensation totals shown in SNL Executive Review 2006 (including “Annual Compensation,” “Total Compensation” and “Option-Adjusted Total Compensation”) for each of our named executive officers to those paid to the top five officers of companies in the peer group. In each case, the compensation amounts for our named executive officers were less than the averages for the peer group. The Committee does not use peer group information to benchmark the level at which any component of executive compensation should be set but rather as one means of assessing the appropriateness its compensation program.

Role of Compensation Consultants. During the course of the past two years, the Committee has consulted with Watson Wyatt on various aspects of our compensation programs, including:

•	advice on the reasonableness of the design and amounts of our overall executive compensation program compared to prevailing “best practices”;

•	trends in equity-based compensation;

•	the scope and design of total compensation “tally sheets”;

•	the appropriateness of our selected peer group;

•	use and prevalence of individual goals and multiple financial metrics in annual cash incentive plans; and

•	employment and change in control agreements, provisions and costs.

The Company has not used the services of Watson Wyatt for any other services during this time. Neither the Company nor the Committee has any contractual arrangement with a compensation consultant who has a role in determining the amount or form of executive officer compensation. The Committee has used the assistance of the CEO and other named executive officers to identify qualified consultant candidates, but the Committee was ultimately responsible for selecting and engaging its compensation consultant, and the consultant has reported directly to the Committee.

Role of CEO. The Committee seeks the advice and recommendations of our CEO, Allen H. Koranda, in reviewing all aspects of executive compensation, other than issues that relate specifically to his own compensation. We believe this is helpful and appropriate to give the Committee needed insights regarding the contribution of individual executives and the CEO’s views on effective tools to motivate and reward his management team. From time to time, the Committee also seeks the advice and consultation of other executive officers and legal counsel who are well versed in the structure of the various executive compensation programs, including tax and accounting implications.

Base Salaries

Determination of Base Salaries. We generally review base salaries each December and adjust them based on individual performance and responsibility levels. Tenure with the Company, Company performance and external factors may also impact our decisions on base salary amounts and increases. For instance, in December 2006, we did not increase the base salaries for 10 of the 13 executive officers (including all of the named executive officers other than Mr. Allen) because of the difficult operating environment facing the Company and our desire to contain operating costs.

Although we do not formally benchmark base salary amounts for named executive officers and other executive officers to selected competitors or peer group averages, we believe the base salaries for the named executive officers are below competitive norms based on studies available from compensation consultants and historical proxy statement information of peers. Our philosophy is to keep fixed costs low and heavily weight the compensation package with performance-based pay.

Limited Disparity Among Executive Salaries. We historically have maintained a relatively tight band in base salary amounts among executives and generally implement salary adjustments on a consistent basis for the group. This reflects our belief that the executive officers have been successful as a team in leading the Company and that consistency in salary adjustments helps solidify our philosophy of motivating and rewarding executives as a team.

For a number of years, we have maintained equal base salaries for the CEO, Allen H. Koranda, and the President, Kenneth R. Koranda. The CEO and the President serve important top management roles over different business units of the Company’s operations and work closely together in executing the Company’s business strategy. The two executives have led the Company’s growth together throughout its history as a public company and the compensation structure is intended to recognize the shared leadership that has served us well over a number of years.

2006 Salaries. To establish executives’ base salaries for 2006, the Committee met in December 2005 and reviewed the recommendations received from the Chief Executive Officer. The targeted salary increase in 2006 salaries for the executive group was approximately 3.0%. At its meeting in January 2006, the Committee adjusted the base salaries for each of Messrs. A. Koranda and K. Koranda by an additional $11,500 when we decided to discontinue reimbursing these executives for the cost of their country club memberships, a customary perquisite for executives in their positions. We believe including these amounts in the annual cash compensation component is preferable in order to give shareholders better information regarding the fixed-pay elements of our compensation program. Base salaries for the named executive officers are summarized below:

	2005	2006	2005 vs 2006 % increase
Allen H. Koranda[1]	$446,000	$461,500	3.5%
Kenneth R. Koranda[1]	446,000	461,500	3.5
Jerry A. Weberling[1]	316,000	325,000	2.8
Jennifer R. Evans	260,000	268,000	3.1
James E. Allen	210,000	225,000	7.1

(1)	Includes all amounts paid to these individuals for service as directors during 2005 and 2006 as part of base compensation. During 2006, base salaries for these individuals were adjusted to include these amounts and we no longer pay separate amounts in lieu of directors’ fees.

Mr. Allen received a greater base salary increase for 2006 than other executives to more appropriately align this element of his compensation with his experience and tenure with the Company and the increasing importance to the Company’s strategic plan of our growing Business Banking unit. At its meeting in December 2006, the Committee determined to make no base salary adjustments for the individuals shown in the table above, other than Mr. Allen whose base salary for 2007 was increased to $235,000.

Incentive Compensation—Summary

General. Our annual cash bonus program, the long-term cash incentive program and the equity award program are the three components that comprise the incentive, or performance-based, portion of our program and the amounts payable under these programs are variable depending on Company and individual performance. Base salary comprises the non-performance based, or fixed, portion of our overall executive compensation program. While the two executive retirement programs we offer to executives (SERP and deferred compensation plan) are not considered performance-based, we generally do not include benefits accruing under these two programs in our overall analysis of fixed v. incentive compensation. Instead, we believe these programs should be separately analyzed for the reasonableness of the level of retirement benefits and reviewed as an element of the total compensation package.

The following table sets forth a breakdown of named executive officers’ fixed and incentive compensation opportunities for 2006, expressed as a percentage of 2006 year-end base salary (except as otherwise indicated) and shown at the “target” level of performance. As explained in the detailed discussion of each incentive compensation program below, executives may earn incentives that are above or below the “target” performance level.

	As a Percentage of Base Salary
	Target Annual Cash Incentive	Target Long- Term Cash Incentive[1]	Long-Term Equity Incentive	Total Incentives
Allen H. Koranda	60%	30%	80%	170%
Kenneth R. Koranda	60	30	80	170
Jerry A. Weberling	50	25	81	156
Jennifer R. Evans	50	25	82	157
James E. Allen	50	25	83	158

(1)	Based on 2005 base salary

Total Compensation: Fixed v. Incentive. At the target level of performance, approximately 60% of named executive officers compensation opportunities for 2006 were incentive-based. This reflects our desire to align the interests of shareholders and executives with respect to EPS, risk management and stock price. In 2006, when earnings and long-term stock price performance lagged, incentives paid to the named executive officers were reduced.

Total Incentive Compensation: Annual v. Long-Term. At the target level of performance, 65-68% of named executive officers’ total incentive compensation opportunities for 2006 were long-term in nature. This serves us well from a retention standpoint and is also consistent with our view, and the Board’s view, that while short-term earnings results are important, executives should not be managing the Company primarily to meet the next quarter’s earnings goals. Instead, they should be motivated to take actions that are in the best long-term interests of the Company.

Total Incentive Compensation: Cash v. Equity. At the target level of performance, about half of the named executive officers’ incentive compensation opportunities for 2006 are equity-based. We believe this approximate split between cash and equity allows executives to reap current benefits from their performance while encouraging a longer-term commitment to the Company that is achieved through vesting of equity awards and our executive stock ownership requirements.

Incentive Compensation—Annual Cash Incentives

General. Annual cash incentive bonuses are designed to reward executives if the results of both their collective and individual efforts are translated into achieving financial goals, within the confines of certain safety and soundness standards that must also be satisfied. At our meetings in December and January of each year, we review the payment of annual cash bonuses based on the actual results for the year compared to what we targeted for these financial results at the beginning of the year. This is more fully discussed below. Additionally, we decide on the performance criteria under which annual cash incentive bonuses will be awarded for the following year.

Annual cash incentive bonuses are not guaranteed under any employment agreement we have with an executive officer. Under the employment agreements and change in control agreements we have entered into with executive officers, however, severance payments and payments made in connection with terminations following a change in control are now determined in part by reference to executives’ target bonus payments (see chart below) rather than actual bonus payments. See “Employment Agreements” and “Change in Control Agreements.”

Financial Goal. We believe that EPS best measures the success of the Company’s current operating strategies and business plan, so for a number of years we have used this financial metric as the basis for determining annual cash incentive bonuses. Our goal is to motivate executives, through cash incentive compensation, to enhance EPS results within the confines of our acceptable risk tolerances and certain safety and soundness standards.

To the extent desired EPS results are not met, executives’ annual incentive bonus opportunities are diminished. However, we also are of the view that executives should have the opportunity to earn some portion of the annual bonus amount regardless of whether EPS goals are attained since annual financial performance can be greatly influenced by market forces difficult to forecast with certainty and beyond management’s control. To recognize and reward individual performance, we set individual goals at the beginning of the year that are intended to reflect the desired contribution of that executive toward accomplishing Company business plans and strategies, and we measure an executive’s annual performance relative to achievement of these goals.

We determine the targeted EPS goal at the beginning of each year and it generally is set at or near the budgeted EPS results for the year. The final budgeted results are determined over the course of a number of months and involve input and analysis from all executive officers and their direct reports. These results are then presented to the Committee and to the Board for purposes of setting the EPS goal for incentive purposes as well as for the Board to use in assessing the prospects for the Company and its business strategies during the coming year. We discuss this EPS goal at the Board level, and the Committee is able to receive feedback from other board members before setting a final targeted EPS goal.

In some years, the budgeted EPS results may indicate a substantial EPS growth rate over the actual results for the prior year. In other years, the budgeted EPS results may indicate little or no anticipated growth in EPS. We think the beginning of year budget represents our best estimate of what the Company can reasonably achieve within our risk management framework and do not want to encourage executives to take undue risk that may harm our business over the longer-term.

Discretionary Adjustments. Our board retains the discretion to adjust actual EPS targets to take into account unusual or unanticipated events for purposes of comparing achieved EPS results to EPS goals. Although such adjustments are not customary or common, we made adjustments in 2006, as more fully discussed below, as a result of our decision to implement our balance sheet restructuring plan at the end of the year.

Safety and Soundness Standards. In order for annual cash incentive bonuses to be paid, we have traditionally required that four safety and soundness standards be met. These include: (a) a minimum 5% Bank tangible capital ratio; (b) a minimum 10% Bank risk-based capital ratio; (c) a maximum 1.5% non-performing assets to total assets ratio; and (d) a one-year cumulative interest sensitivity gap within the range of plus or minus 15%. We think that incorporating these risk management measures into the incentive program is important to avoid situations where the long-term interests of the Company could be sacrificed in an effort to achieve short-term results. In 2006, all of the safety soundness standards were satisfied.

2006 EPS Goal and Bonus Opportunities. We determine annual cash incentives based on an executive’s base salary, classification into a bonus tier and the Company’s EPS performance relative to goals established at the beginning of the year. For 2006, we classified executives into two different bonus pools, based on their position within the Company. The bonus opportunities for the two tiers, based on incrementally increasing EPS results were as follows:

2006 Annual Bonus Opportunities

(% of base salary)

Performance Level	2006 EPS Goals	Tier 1	Tier 2
Threshold	$2.86	30.0%	25.0%
Target	3.18	60.0%	50.0%
Superior	3.66	105.0%	87.5%

For 2006, Messrs. A. Koranda and K. Koranda participated in Tier 1 of the bonus pool. Mr. Weberling, Ms. Evans, Mr. Allen and the other executive officers participated in Tier 2. The relatively tight band of bonus opportunity percentages among executive officers is consistent with our previously-stated philosophy that the executive officers working together as a group drive the Company’s performance and there should not be a wide disparity of compensation, whether fixed or performance-based, between the executives. The actual annual incentive bonuses paid for 2006 are shown in the table below.

Individual Goals. For 2006, we incorporated individual performance goals into the annual cash incentive program. Bonus amounts payable above the threshold EPS goal could be reduced by up to 50% if individual goals established for the year were not adequately achieved. In the event the threshold EPS level for payouts under the cash incentive program was not attained, executives were eligible to receive cash incentive pay in an amount up to one-half of the opportunity the executive had at the “threshold” level of performance (15.0% and 12.5% of base salary for Tiers 1 and 2, respectively), based on the Committee’s assessment of the extent to which an executive’s individual goals had been adequately achieved. The Committee bases its assessment on the recommendation of a management committee (comprised of the CEO, President and CFO) for each executive officer other than the CEO and President.

2006 Annual Incentive Bonuses. For 2006, our diluted EPS equaled $2.51 per share. This represented a performance level below the “threshold” level. Under the original EPS goals, this would have resulted in the payment of no annual incentive bonuses to executives except for limited bonuses based on achievement of individual goals, as described above. However, in reviewing the results for the year, and upon the recommendation of the CEO and approval of the Committee, we adjusted actual EPS results for purposes of determining annual incentive bonuses to exclude the impact of balance sheet restructuring charges of $.36 per diluted share, and certain tax and other charges of $.11 per share, both of which were recorded in the fourth quarter of 2006. These charges were special, non-recurring items. We made these adjustments because the restructuring plan, recommended by management and considered to be in the long-term best interests of shareholders, had not been anticipated at the beginning of the year and because the tax developments were unforeseen. Excluding these two items, adjusted EPS results totaled $2.98 per share, representing performance between the Threshold and Target level. The resulting bonus payments to the named executive officers were as follows:

	Incentive Bonus ($2.98/share)[1]	Other Bonus	Individual Goal Adjustment	Total Incentive Bonus	% of 12/31/06 Salary
Allen H. Koranda	$189,820	—	$(9,230)	$180,590	39%
Kenneth R. Koranda	189,820	—	(9,230)	180,590	39
Jerry A. Weberling	111,400	—	(6,500)	104,900	32
Jennifer R. Evans	91,860	—	—	91,860	34
James E. Allen	77,120	17,687	—	94,807	42

(1)	Represents the resulting bonuses that would have been paid based on the EPS performance goals established at the beginning of the year, using $2.98 per share as the achieved EPS for 2006 instead of actual EPS of $2.51, and using base salaries in effect at the end of the year instead of base salaries in effect at the beginning of the year.

The other bonus shown in the table above for Mr. Allen reflects a discretionary adjustment to his incentive bonus, made on the recommendation of the CEO, President and CFO to recognize the considerable success he achieved during 2006 in growing the Company’s Business Banking division.

The total bonus amounts shown above for each executive officer are reflected as discretionary bonuses in the “Bonus” column of the Summary Compensation Table due to the adjustments we made to the financial performance goals established at the beginning of the year.

Incentive Compensation—Long-Term Cash Incentives

General. We have designed our long-term cash incentive program to reward executives based on our stock price performance. If the stock price performance is not equal to or greater than at least half of the companies in the S&P 500 Index, there are no long-term cash incentives paid. Payouts under this program are strictly formulaic and we do not make any discretionary adjustments, although we may redesign the structure of future awards as we deem appropriate. We believe executives should have a portion of their compensation package tied to the achievement of increases in shareholder value. The best measure of growth in shareholder value is stock price increases over the long term.

We use performance unit awards to provide long-term cash incentives. The number of performance unit awards granted to an executive is a function of his or her salary and classification into one of three tiers. The value of the performance units is based solely on the total return on our common stock over a three-year period. This is explained more fully below. The three-year performance period also serves us well in our objective to retain quality executives through the design of our compensation program by requiring continued service over the performance period to earn the payout.

Long-term incentive bonuses are not guaranteed under any employment agreement we have with an executive officer. Additionally, they do not affect the amount of any severance payment made under any employment agreement or change in control agreement.

Measuring Stock Performance. At the end of each year a three-year performance period ends, and at that time we compare the stock price performance of the Company (including reinvested dividends) with companies included in the S&P 500 Index. In order for the performance units to be worth their targeted value, our stock’s total return must be in the 60th percentile of the S&P 500 Index (target performance) at the end of the three-year measurement period. If the total return ranks us in the 50th percentile of the S&P 500 Index, the performance units will be worth 50% of their targeted value, while performance in the 90th percentile of the S&P 500 Index will result in the performance units being worth 200% of their targeted value.

If our total stock return does not rank at least in the 50th percentile of the S&P 500 Index for the three-year measurement period, or if the total return does not exceed a minimum total return level for the three-year period, the performance units will have no value. For the past few years, we have been using 15% for this hurdle rate.

We use the S&P 500 Index because we believe it represents a reasonable proxy for an alternative investment for our shareholders. If we perform better than the general stock market (as represented by this index), where shareholders could otherwise invest their MAF Bancorp investment dollars, executives should benefit through a long-term bonus payment.

Value of Performance Units. The matrix below sets forth the potential value of performance units awarded, based on: (a) a participant’s base salary in the year prior to the year in which the performance period began; (b) a participant’s classification into one of three tiers; and (c) the percentile total return performance ranking of MAF Bancorp at the end of the three-year measurement period relative to the 500 companies included in the S&P 500 Index. Although there have been occasions in which we have moved executives from one tier to another, the long-term cash incentive opportunities of a given tier, as expressed in the table below, and the performance measurement methodology, have stayed the same for a number of years.

Value of Performance Units

	Tier 1			Tier 2			Tier 3
	Threshold (50th )	Target (60th)	Superior (90th)	Threshold (50th )	Target (60th)	Superior (90th)	Threshold (50th)	Target (60th)	Superior (90th)
Base Salary
$150,000	$22,500	$45,000	$90,000	$18,750	$37,500	$75,000	$16,875	$33,750	$67,500
$250,000	37,500	75,000	150,000	31,250	62,500	125,000	28,125	56,250	112,500
$350,000	52,500	105,000	210,000	43,750	87,500	175,000	39,375	78,750	157,500
$450,000	67,500	135,000	270,000	56,250	112,500	225,000	50,625	101,250	202,500
$550,000	82,500	165,000	330,000	68,750	137,500	275,000	61,875	123,750	247,500

Long-Term Cash Incentives—Performance Period Ended 12/31/06. For the three-year performance period that ended on December 31, 2006, Messrs. A. Koranda and K. Koranda were classified in Tier 1, Mr. Weberling was classified in Tier 2 and Ms. Evans and Mr. Allen were classified in Tier 3 along with the other executive officers. The total return on our common stock for this three-year performance period was 13.7%, ranking us in the 22nd percentile when compared to companies in the S&P 500 Index. As a result, for the three-year performance period ended on December 31, 2006, there were no long-term incentive payouts.

Long-Term Cash Incentives—Performance Period Ending 12/31/08. At the Committee’s January 2006 meeting, we granted performance units to executive officers for the performance period that began on January 1, 2006 and ends on December 31, 2008. The structure of these awards is similar to that shown in the table above and to the structure of the units granted in 2005 for the performance period ending on December 31, 2007. Beginning with the 2006 grants, however, all executives were moved into Tier 2, with the exception of Messrs. A. Koranda and K. Koranda who remain in Tier 1.

Incentive Compensation—Long-Term Equity Incentives

General. We believe it is in the best interests of shareholders to have a significant portion of executives’ compensation comprised of stock-based compensation in order to closely align executives’ interests with those of shareholders. In contrast to other components of our executive compensation program, the determination of equity compensation amounts has historically been a discretionary process that takes into account a number of factors, but is not formulaic. We have generally awarded stock-based compensation to executives in the form of stock options. Beginning in 2006, however, we changed this approach and began granting equity compensation in the form of restricted stock units, or RSUs.

This change to RSUs from stock options follows a recent trend among public companies, which is rooted, at least in part, in the new stock option expensing rules that we adopted in 2006 that eliminated the favorable accounting treatment for compensation in the form of stock options. RSUs allow us to deliver the desired level of equity compensation with the use of fewer shares reserved for issuance under our Incentive Compensation Plan. We believe RSUs are an effective compensation tool in delivering equity value to executives and balance well with other performance-based aspects of our compensation program. Because the true value of the RSU award cannot be enjoyed by the executive until the underlying shares are delivered on the future vesting dates, RSUs provide an incentive for executives to keep focused on achieving long-term value for our shareholders and serve as a retention tool.

Long-term equity incentive compensation is not guaranteed under any employment agreement we have with an executive officer. Additionally, it does not affect the amount of any severance payments made under any employment agreements or change in control agreement with an executive officer.

Determining RSU Grants. At its December 2006 meeting, the Committee reviewed the recommendations made by the CEO as to the number of RSUs to be granted to each executive. Based on a stock price of $44.58

(equal to the average of the high and low sale prices on December 19, 2006, the date of our meeting), the RSUs we granted to executives had a value equal to approximately 80% to 95% of year-end 2006 base salary for the 13 executives, with a median value of 81%. The number of RSUs granted to the named executive officers and their value on the grant date is shown in the following table:

	RSUs Granted	Value ($)	(% of 12/31/06 Base) Value
Allen H. Koranda	8,300	$370,014	80%
Kenneth R. Koranda	8,300	370,014	80
Jerry A. Weberling	5,900	263,022	81
Jennifer R. Evans	4,900	218,442	82
James E. Allen	4,200	187,236	83

The grant date value of RSU awards is reflected as compensation expense in our financial statements ratably over the five-year vesting period of the awards. Only that portion of the RSU value shown above the amount we expensed during 2006 is reflected in the “Stock Awards” column of the Summary Compensation Table.

One of the underpinnings of the Company’s executive compensation philosophy is that the executives are all important parts of a team and there are certain inherent advantages of treating team members largely the same. For this reason, the Committee has generally granted equity awards in the same amounts for similarly-ranking officers.

We do not generally consider the current value of past equity compensation awards in determining the amount of current equity award grants. We do review the value of outstanding stock options and RSUs as part of our annual review of executive officer tally sheets in evaluating the overall effectiveness of our compensation program. Equity compensation, and the attendant potential for long-term equity appreciation, is an important component of our overall annual compensation package designed to encourage our management team to make decisions in the long-term best interests of our shareholders. We intend for equity award recipients to benefit when the Company’s share price increases to reward them for their contribution to the Company’s success.

Vesting and Other Terms. The RSUs granted to executives in December 2006 vest ratably over a five-year period, subject to acceleration in certain events. Time-based restricted stock offers an incentive to executives to take actions that will improve the Company stock price over the long-term—thinking and acting like owners. Since the executive must continue to be employed with the Company to actually receive the shares, RSUs help achieve the desired goal of retaining the executive team. We have not established performance-based vesting for RSU awards because we think a more certain share ownership potential is a valuable incentive, and we do not want all elements of the compensation package to be at risk based on the same or similar financial performance drivers. Time-vested restricted stock is also important in keeping an executive motivated, in circumstances when performance results affecting individual merit-based pay may be beyond any particular individual executive’s control.

For the 2006 grants of RSUs, we also chose to grant dividend rights with the RSU grants whereby executives will receive quarterly dividend payments at the same rate and time as dividends are paid on our common stock.

Stock Option Grant Practices. We did not grant any stock options in 2006 for the reasons set forth above, and we do not anticipate granting options in the near future. In recent years, we granted stock options generally in December of each year in connection with our annual review of executive compensation. Meetings of our Committee in December of each year have historically been held on the same date as Board meetings, which are scheduled at the beginning of each year. We have also occasionally granted stock options at other times during the year, including at the time of our annual meeting with respect to grants of stock options to directors. The grant date of options has generally been the date the Committee takes action to approve the grants, except in cases where the approval relates to grants to be made to new hires who have not yet started work, in which case the grant date is the future date of hire. We do not have a program, plan or practice to time stock option grants to executives in coordination with the release of material non-public information.

Under our plans, we use the average of the high and low trading prices of our common stock on the grant date to measure fair market value, which is how we set the exercise price of stock options. Stock options always have ten-year terms but vesting terms have varied.

Executive Retirement Benefits—Supplemental Executive Retirement Plan

General. Executive officers, along with certain other corporate officers, participate in a supplemental executive retirement plan (“SERP”). Executive officer participants in the SERP have had their annual qualified retirement benefits capped due to IRS limitations. As a result, it is common to provide a supplemental retirement plan for executives to make up for these lost benefits and provide additional retirement benefits. We believe a plan that provides for supplemental retirement benefits for executives is necessary from a competitive standpoint and, in our case, serves as an effective retention tool as benefits under the plan increase through service years, age and salary increases.

Plan Benefits. The annual retirement plan benefit under the SERP is calculated by multiplying 2% of final average salary (defined as the average annual salary over the past five calendar years) times the years of service after 1994 (when the plan was established), or such later date that a participant enters the plan (“Years of Service”). In most cases, participants qualify to receive a credit of up to ten additional Years of Service in the event of a change in control transaction, although credited Years of Service may not exceed 20 years or, if lesser, the number of Years of Service assuming employment until age 68. Because of these limitations, most executives would only receive eight additional years of credited service if a change in control transaction occurred during 2007 because they already have accrued 12 Years of Service in the SERP. In January 2006, we amended the SERP to eliminate the automatic crediting of additional Years of Service in the event of a change in control for any participants first entering the plan after December 31, 2005.

The maximum annual retirement benefit is equal to 40% of final average salary. While the structure of this plan is different than a customary “excess benefits” SERP plan that restores the actual amount of lost qualified plan benefits (due to tax limitations), we believe the benefit formula is reasonable. The benefit formula provides a maximum annual benefit equal to 40% of base salary. Based on the CEO’s target annual bonus (60% of salary), target long-term bonus (30% of salary) and equity award value (80% of salary for 2006), the annual SERP benefit, when fully earned at 40% of salary, would represent only 15% of the CEO’s aggregate annual target compensation package. For other named executives, the percentage would be approximately 16%.

In the event of a change in control, a SERP participant’s benefit is determined based on the annuity he would be entitled to receive for his lifetime, determined on the first date he would satisfy the retirement definition in the plan. Such annuity amount, which disregards any future salary increases but takes into account the additional years of service credited in a change in control, is then converted to a lump-sum amount based on reference to mortality tables and interest rates provided in the plan, and based on the participant’s age at the time of the change in control.

Benefits are payable in various forms in the event of retirement, death, disability and separation from service, subject to certain conditions defined in the plan. In certain cases following separation from service, reduced benefit amounts may be paid to participants prior to their normal benefit date, pursuant to elections made in advance by participants. The SERP also provides for certain death benefits to the extent such amounts exceed a participant’s accrued benefit under the SERP at the time of death.

See also the Pension Benefits table and the Potential Payments upon Termination or Change in Control table for a description of SERP amounts earned by the named executives under various scenarios.

Executive Retirement Benefits—Deferred Compensation Plans

General. Executive officers, along with certain other corporate officers, may elect to participate in a deferred compensation plan under which they can defer up to 25% of their base salary, annual cash incentive award and long-term cash incentive award. Messrs. A. Koranda and K. Koranda also participate in a directors deferred compensation plan under which directors may defer up to 100% of their director fees. Although Messrs. A. Koranda and K. Koranda are no longer paid any directors fees (since July 2006), amounts they previously deferred under the directors’ deferred compensation plan continue to earn benefits as described below. By deferring compensation, participants become unsecured creditors of the Bank.

Plan Benefits. The plan offers two benefits to participants. First it affords them the opportunity to defer taxes on the deferred portion of their cash compensation until it is later paid to them. Second, the rate of interest paid on deferred amounts, to the extent it exceeds a normal risk-adjusted return, provides an element of compensation. Deferred balances earned interest at a rate equal to 110% of the Moody’s corporate bond rate. In lieu of having deferred amounts earn interest, participants (until 2007) could instead choose to have deferrals invested in our common stock, in which case the investment return was solely a function of the performance of our stock. The maximum number of shares authorized for purchase under the plan has now been reached and this investment option is no longer available.

In contrast to our other executive plans where benefit opportunities generally have a correlation to compensation levels, benefits under the deferred compensation plan (tax deferrals and interest credits) are in large part a function of the level to which an executive elects to defer a portion of his/her compensation.

We believe the plan does not result in a significant cost to the Company and serves us well in attracting and retaining executives who are attracted to the tax deferral opportunities of the plan, much like a 401(k) plan with attractive matching contribution provisions is often instrumental in attracting non-executive officers. At its December 2006 meeting, the Committee reviewed the balances of executive officers’ deferred compensation accounts and estimated “excess interest” amounts, although we consider this to be informational only and do not make compensation decisions relative to other components of the executive compensation package based on this information.

Interest Credits. We have established the interest rate paid on deferred amounts at a rate equal to 110% of the Moody’s corporate bond rate, a level that is modestly higher than prevailing rates for comparable investments. The excess of the actual interest credited to participants’ accounts over the amounts that would have been credited based on using an interest rate equal to 120% of the (IRS-published) applicable federal rate is included in the Summary Compensation Table under the column below titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Executive Retirement Benefits—Qualified Benefit Plans

All of our executives, along with all other employees who meet minimum age and service requirements, participate in our Profit Sharing Plan (which has both profit sharing and 401(k) features) and our Employee Stock Ownership Plan, or ESOP. These are both qualified plans and as a result, the benefits to executives are limited by certain tax rules. For 2006, each of our named executive officers received a profit sharing contribution, a 401(k) matching contribution and an ESOP contribution. These amounts are included in the Summary Compensation Table under the column titled “All Other Compensation.”

Executive Perquisites

Our philosophy is to limit perquisites to those incidental to the performance of executive’s jobs, and we generally do not award perquisites as an element of executive compensation. We do provide our executives and select other employees personal use of a company-owned car, a long-standing practice at the Company historically not uncommon in the thrift industry. We have continued the tradition of company-owned cars since we have found it to be an economical alternative to reimbursing executives for mileage costs when traveling between our more than 80 different locations. We no longer pay for country club memberships for any of our named executive officers, except Mr. Allen who has a significant role in the entertainment of our business banking customers.

We do not provide financial or tax planning services or personal security services to executives, nor does the Company own or lease aircraft for executive transportation.

Tax Implications of Executive Compensation

Certain tax rules place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to a named executive officer unless the compensation is performance-based compensation as described in Section 162(m) of the Internal Revenue Code of 1986, as amended. We have qualified certain compensation paid to named executive officers as performance-based under these applicable tax rules including certain compensation expense related to stock options. Compensation expense relating to restricted stock units is not performance-based. We have not had any instance in which our tax deductions have been limited under this rule and do not currently anticipate this will occur in the near future based on compensation levels and compensation plans for our named executive officers and existing law.

Although we generally have attempted to structure executive compensation so as to preserve tax deductibility, we also believe there may be circumstances in the future where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation.

Employment Agreements and Change in Control Agreements

General. We are parties to employment agreements with Messrs. A. Koranda, K. Koranda and Weberling. These agreements with top executive officers are customary in the banking industry, and for public companies in general, and we believe they are important for gaining assurances that the primary individuals responsible for leading the Company will remain committed to the Company. We do not currently have employment agreements with any other executive officers.

We are parties to change in control agreements with Ms. Evans, Mr. Allen and the other executive officers, which provide for certain financial protection in the event of termination of employment following a change in control. We believe these agreements are important from both a retention standpoint as well as to provide us with some degree of assurance that executives will remain focused on the business of operating the company and insuring a smooth transition in the event of a change in control despite personal uncertainty and disruption arising from the circumstances.

For a detailed description of the terms of the employment agreements and change in control agreements, as well as an analysis of the payments that would be made under these agreements in various termination scenarios, see “Potential Payments Upon Termination or Change in Control.”

Review of Agreements. As part of our annual year-end compensation review, the Committee spent a considerable amount of time in reviewing and discussing all aspects of the employment and change in control agreements, including a proposed amendment and restatement.

The Committee determined that the agreements as proposed to be amended were reasonable and consistent with the objectives of our executive compensation program and philosophy, in particular our desire to structure a program that will retain highly talented individuals. The Committee engaged Watson Wyatt to conduct a general review of the agreements, the proposed amendments and the estimated costs in the event of a change in control. The Committee also met with the consultant to discuss his review and certain specific provisions of the agreements. As part of this review, the Committee considered the estimated costs for senior officer change in control benefits assuming a hypothetical acquisition of our Company on January 1, 2007. The Committee reviewed the terms of the agreements with other Board members at their request and also solicited their input on a variety of issues relative to the agreements, and the amended and restated agreements were thereafter approved by the Board upon the Committee’s recommendation.

We believe the senior officer change in control benefits, as provided under the restated and amended employment and change in control agreements and other Company plans, are reasonable and appropriate for the following reasons:

•

the agreements provide the executives sufficient security so that during a critical period involving a change in control of the Company, they are not distracted from job duties, financially threatened by job loss or motivated to act other than in the best interests of the Company;

•	the agreements provide a necessary retention tool, one of the key objectives of our executive compensation program;

•

the total change in control-related benefits for senior officers are reasonable in the aggregate when measured as a percentage of the estimated potential value of our Company in a change in control; and

•	the total change in control-related benefits for individual executive officers are reasonable based on their total compensation package and likely loss of job in a change in control transaction.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Robert J. Bowles, MD (Chairman)

Joe F. Hanauer

Lois B. Vasto

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” for the period ended December 31, 2006.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
Allen H. Koranda, Chairman of the Board & Chief Executive Officer	2006	$460,821	$180,590	$2,044	$102,380	$9,833	$755,668

Kenneth R. Koranda, President and Vice Chairman of the Board	2006	460,821	180,590	2,044	159,056	9,833	812,344

Jerry A. Weberling, Senior Executive Vice President, Chief Financial Officer and Treasurer	2006	324,571	104,900	1,453	92,654	9,833	533,411

Jennifer R. Evans, Executive Vice President and General Counsel	2006	267,692	91,860	1,207	34,009	9,833	404,601

James E. Allen, Executive Vice President—Business Banking	2006	224,423	94,807	1,034	30,003	9,833	360,100

(1)	Includes directors retainer fees of $12,417 earned by Messrs. A. Koranda, K. Koranda and Weberling through June 30, 2006; for each named executive officer, amounts deferred under the Company’s 401(k) plan; and for Mr. K. Koranda, Ms. Evans and Mr. Allen, amounts deferred under the Company’s deferred compensation plans.
(2)	Each named executive officer deferred a portion of his or her bonus except Mr. Weberling.
(3)	The amounts in this column represent the amounts we expensed during 2006 under FAS123R relating to the fair value of restricted stock units (RSUs) granted on December 19, 2006. The fair value of the RSUs was determined based on the average of the high and low trading prices of MAF Bancorp common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of the discount for estimated forfeitures related to service-based vesting conditions. These amounts reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be realized by the named executives.
(4)	The amounts in this column represent the sum of (a) the change in the value of benefits earned during 2006 under the Company’s SERP, and (b) above-market interest earned on deferred compensation balances. The change in pension value was $97,878, $150,491, $91,643, $33,759 and $29,700 for Messrs. A. Koranda, K. Koranda, Weberling, Ms. Evans and Mr. Allen, respectively, calculated using the same assumptions and measurement periods that were used in our audited financial statements. See the “Pension Benefits” table for additional information. The above-market earnings on the executive and directors’ deferred compensation plans in which the named executive officers participate were $4,502, $8,565, $1,011, $250 and $303 for Messrs. A. Koranda, K. Koranda, Weberling, Ms. Evans and Mr. Allen, respectively. Above market earnings represent the excess of actual earnings credited to the executives’ accounts under the deferred compensation plans over the amount of such earnings using rates prescribed under SEC rules.
(5)	These amounts represent the sum of the Company’s profit sharing, 401(k) matching and ESOP contributions for each named executive.

Grants of Plan-Based Awards Table in 2006

The following table summarizes the 2006 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table. All of these equity and non-equity plan-based awards were granted under the MAF Incentive Compensation Plan. The table reflects the full value of restricted stock awards made in 2006, unlike the amounts in the Summary Compensation Table, which only reflect the accounting expense for 2006 associated with the awards (based on vesting). All of the awards listed below may be affected by termination of employment, due to a change in control or otherwise. See “Potential Payments Upon Termination or Change in Control.”

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards Number of Shares of Stock or Units (#)[2]	Grant Date Value of Stock and Option Awards ($)[3]
			Threshold ($)	Target ($)	Maximum ($)
Allen H. Koranda	Annual Cash Incentive Award	1/24/06	$130,900	$261,900	$458,325
	LT Cash Incentive Award	1/24/06	63,150	126,300	252,600
	Restricted Stock Unit	12/19/06				8,300	$370,014

Kenneth R. Koranda	Annual Cash Incentive Award	1/24/06	130,950	261,900	458,325
	LT Cash Incentive Award	1/24/06	63,150	126,300	252,600
	Restricted Stock Unit	12/19/06				8,300	370,014

Jerry A. Weberling	Annual Cash Incentive Award	1/24/06	75,000	150,000	262,500
	LT Cash Incentive Award	1/24/06	36,400	72,800	145,600
	Restricted Stock Unit	12/19/06				5,900	263,022

Jennifer R. Evans	Annual Cash Incentive Award	1/24/06	67,000	134,000	234,500
	LT Cash Incentive Award	1/24/06	32,500	65,000	130,000
	Restricted Stock Unit	12/19/06				4,900	218,442

James E. Allen	Annual Cash Incentive Award	1/24/06	56,250	112,500	196,875
	LT Cash Incentive Award	1/24/06	26,250	52,500	105,000
	Restricted Stock Unit	12/19/06				4,200	187,236

(1)	Amounts in these columns are the potential value of the payout of the annual cash incentive awards and long-term cash incentive awards for each named executive if the threshold, target and maximum goals under each such award are satisfied. The performance goals and measurements for each award are explained under “Compensation Discussion and Analysis,” or CD&A. With respect to the annual incentive award for 2006 for each of the named executives, the performance goal for 2006 was not achieved. However, the committee did approve and pay an annual cash bonus, the basis for which is described in the CD&A and the amount is included in the Summary Compensation Table under the column titled “Bonus.” The value, if any, of the long-term cash incentive award will be determined on December 31, 2008, the end of the three-year performance period.

(2)	Amounts in this column represent the total number of RSUs granted in 2006 to the named executives. The RSUs vest ratably over a five-year period. During the restricted period, each RSU entitles the individual to receive quarterly cash payments from the company equal to the quarterly cash dividend on one share of Company common stock.
(3)	This column shows the full grant date fair value of RSUs granted to the named executives in 2006. Generally, the full grant date fair value is the amount that the Company will expense in its financial statements over the award’s vesting period, determined using the average of the high and low trading prices of the Company’s stock on the grant date of $44.58 per share. These amounts represent the Company’s accounting expense (over the entire vesting period) and do not correspond to the actual values that will be realized by the named executives.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the holdings of unexercised stock option and unvested RSUs by the named executive officers at December 31, 2006. Each equity grant is shown separately for each executive. The vesting schedule for the unvested RSUs is shown following this table. All unexercised stock options are fully vested. The restricted stock units that are shown in this table are also included in the “Grants of Plan-Based Awards in 2006” table, although the values of such awards are different in the two tables because of the different valuations dates and methodologies. In addition, a small portion of the value of these awards is included in the Summary Compensation Table. For additional information about the option awards and stock awards, see the discussion of equity compensation in the CD&A.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1,2,3]
Allen H. Koranda	21,000	$23.46	1/2/08
	9,621	31.20	1/2/08
	8,507	35.99	1/4/09
	50,000	27.06	1/4/09
	50,000	21.84	12/14/09
	6,464	29.05	12/14/09
	50,000	25.94	1/11/11
	50,000	28.16	12/13/11
	45,000	34.11	12/18/12
	39,000	42.22	12/17/13
	50,000	44.87	12/15/14
	37,500	42.73	12/14/15
	—			8,300	$370,927

	417,092			8,300	$370,927

Kenneth R. Koranda	9,519	31.20	1/2/08
	8,507	35.99	1/4/09
	50,000	27.06	1/4/09
	50,000	21.84	12/14/09
	6,464	29.05	12/14/09
	50,000	25.94	1/11/11
	50,000	28.16	12/13/11
	45,000	34.11	12/18/12
	39,000	42.22	12/17/13
	50,000	44.87	12/15/14
	37,500	42.73	12/14/15
	—			8,300	$370,927

	395,990			8,300	$370,927

Jerry A. Weberling	12,000	23.46	1/2/08
	4,610	31.20	1/2/08
	20,000	27.06	1/4/09
	4,165	35.99	1/4/09
	25,000	21.84	12/14/09
	3,447	29.05	12/14/09
	25,000	25.94	1/11/11
	30,000	28.16	12/13/11
	30,000	34.11	12/18/12
	25,000	42.22	12/17/13
	30,000	44.87	12/15/14
	22,500	42.73	12/14/15
	—			5,900	$263,671

	231,722			5,900	$263,671

Jennifer R. Evans	50,000	43.85	6/1/14
	20,000	44.87	12/15/14
	15,000	42.73	12/14/15
	—			4,900	$218,981

	85,000			4,900	$218,981

James E. Allen	10,000	26.16	3/27/11
	20,000	28.16	12/13/11
	20,000	34.11	12/18/12
	15,200	42.22	12/17/13
	20,000	44.87	12/15/14
	15,000	42.73	12/14/15
	—			4,200	$187,698

	100,200			4,200	$187,698

(1)	The value of the unvested RSUs is based on the Company’s closing stock price on December 29, 2006 of $44.69.
(2)	Holders of unvested stock awards granted in December 2006 receive quarterly dividend payments at the same rate and time as cash dividends are paid on the Company’s common stock.
(3)	The vesting dates of the unvested RSUs are summarized in the table below. Vesting is accelerated on a change in control or the termination of employment due to death or disability.

Name	Unvested Stock Awards	Vesting Dates and Amounts
		1/4/2008	1/4/2009	1/4/2010	1/4/2011	1/4/2012
Allen H. Koranda	8,300	1,660	1,660	1,660	1,660	1,660
Kenneth R. Koranda	8,300	1,660	1,660	1,660	1,660	1,660
Jerry A. Weberling	5,900	1,180	1,180	1,180	1,180	1,180
Jennifer R. Evans	4,900	980	980	980	980	980
James E. Allen	4,200	840	840	840	840	840

2006 Option Exercises and Stock Vested

The following table provides information, for the named executives, on stock options exercised during 2006, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding taxes. The company determines fair market value of the common stock on the exercise date based on the average of the high and low trading price on such date. There were no RSUs that vested in 2006 for the named executives.

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Allen H. Koranda[1]	28,321	$759,299
Kenneth R. Koranda[2]	27,712	$776,574
Jerry A. Weberling[3]	21,040	$580,511
Jennifer R. Evans	—	—
James E. Allen	—	—

(1)	Mr. A. Koranda exercised stock options covering: (a) 20,799 shares on February 21, 2006 with an exercise price of $14.333333 and a fair market value of $42.99, and (b) 7,522 shares on October 23, 2006 with an exercise price of $20.244444 and a fair market value of $41.95.
(2)	Mr. K. Koranda exercised stock options covering: (a) 20,327 shares on April 24, 2006 with an exercise price of $14.333333 and a fair market value of $43.932, and (b) 7,385 shares on April 24, 2006 with an exercise price of $20.244444 and a fair market value of $43.932.
(3)	Mr. Weberling exercised stock options covering: (a) 9,612 shares on March 7, 2006 with an exercise price of $14.333333 and a fair market value of $42.63, (b) 3,553 shares on March 7, 2006 with an exercise price of $20.244444 and a fair market value of $42.63, and (c) 7,875 shares on December 4, 2006 with an exercise price of $15.222222 and a fair market value of $44.30.

Pension Benefits

Executive officers, along with certain other corporate officers, participate in an unfunded supplemental executive retirement plan (“SERP”). The annual retirement plan benefit under the SERP is calculated by multiplying 2% of final average salary (defined as the average annual salary over the past 60 months ending at the prior calendar year end) times the years of service after 1994 (when the plan was established), or such later date that a participant enters the plan (“Plan Years of Service”). Incentive compensation is not considered in determining the amount of SERP benefits.

Total Plan Years of Service may not exceed 20 years, or if less, the number of Plan Years of Service assuming employment until age 68. The maximum annual retirement benefit is equal to 40% of final average salary. Participants do not make contributions to the SERP and are 100% vested in their benefit.

In most cases, participants who joined the SERP prior to 2006 qualify to receive a credit of up to ten additional Plan Years of Service in the event of a change in control transaction, although in no event may total

Plan Years of Service exceed 20 years, or if lesser, the number of Plan Years of Service assuming employment until age 68. The Company has no other policy for granting extra Plan Years of Service but did provide Ms. Evans and Mr. Allen with full credit for a year of service for the calendar year in which they were hired.

Retirement age under the SERP is the earlier of age 65 or when the sum of the Participant’s age plus total years of service with the Company is equal to or greater than the number 70 (“rule of 70”), but not before age 55. Retirement may occur at age 60 without a reduction in benefits. Participants who have met the rule of 70, are age 55 or older and who have elected to receive their SERP benefits prior to age 60 may retire and receive SERP benefits that are reduced by 3% for each year for which they are younger than age 60. Participants who have not met the rule of 70,and who have elected to receive SERP benefits prior to age 65, may terminate and receive SERP benefits that are reduced by 3% for each year for which they are younger than age 65. As of December 31, 2006, Messrs. A. Koranda, K. Koranda and Weberling all met the rule of 70 requirement.

Lump-sum SERP benefits payable in the event of a change in control are equal to the actuarial equivalent of the present value of a participant’s SERP benefits at the date he or she would first meet the rule of 70 requirement (not before age 55), taking into account the 3% reduction in such amounts if such rule of 70 is satisfied prior to age 60.

Upon the death of a participant prior to the commencement of annual SERP payments, beneficiaries are eligible to receive death benefits, in lieu of benefits otherwise earned under the SERP, equal to 25% of a participant’s average salary for the prior five calendar years. Such payments will be paid for 15 years. In no event will the amount of the death benefits be less than the actuarial equivalent amount of the participant’s benefits earned under the SERP at the time of his or her death. See “Potential Payments Upon Termination or Change in Control.”

Benefits are payable in various forms (single-life, joint and survivor and period certain annuities, lump-sum) in the event of retirement, death, disability or other circumstances, pursuant to elections made by participants, subject to certain conditions in the plan. In the event of termination of employment within one year of a change in control, SERP benefits are paid in a lump-sum. The SERP is intended to qualify under Section 409A of the Internal Revenue Code.

The amounts reported in the table below equal the present value of the accumulated benefits under the SERP at December 31, 2006, for the named executives based upon the assumptions described in note 2 below.

2006 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit ($)[2,3]	Payments During Last Fiscal Year ($)
Allen H. Koranda	Supplemental Executive Retirement Plan	12	$1,010,652	—

Kenneth R. Koranda	Supplemental Executive Retirement Plan	12	907,073	—

Jerry A. Weberling	Supplemental Executive Retirement Plan	12	547,657	—

Jennifer R. Evans	Supplemental Executive Retirement Plan	3	97,174	—

James E. Allen	Supplemental Executive Retirement Plan	6	124,855	—

(1)	Actual years of service to the Company (including the year of hire) for Messrs. A. Koranda, K. Koranda, Weberling, Ms. Evans and Mr. Allen are 34 years, 34 years, 22 years, 3 years and 6 years, respectively.

(2)	The present value of the accumulated benefit amounts are determined at December 31, 2006 based on the following assumptions used in the preparation of our annual financial statements:

• Discount rate (12/31/06):	6.00%
• Discount rate (12/31/05):	5.75%
• Salary scale:	4.50%
• Mortality (male):	1983 Male Group Annuity Mortality Table with one year setback
• Mortality (female):	1983 Female Group Annuity Mortality Table with one year setback
• Retirement date:	The greater of age 60 or the age one year from the valuation date
• Form of payment:	All participants will receive the benefit in a single-life annuity form
• Change in control:	No change in control is assumed
(3)	If the named executive officers terminated employment as of December 31, 2006, the actual benefits, expressed in the form of a lump-sum, would be $977,902, $953,057, $641,258, $104,538 and $145,182 for Messrs. A. Koranda, K. Koranda, Weberling, Ms. Evans and Mr. Allen. These amounts are determined based on the assumptions specified in the SERP.

2006 Non-Qualified Deferred Compensation

Executive Deferral Plan. The Company maintains a non-qualified executive deferred compensation plan that allows executive officers, along with certain other corporate officers, to defer up to 25% of salary, annual cash incentive bonuses and long-term cash incentive bonuses. Deferral elections are made annually. If a participant is not subject to qualified plan compensation limitations, the Company makes a contribution to the executive deferral plan in an amount equal to the lost contribution under such qualified plans attributable to employee contributions to the executive deferral plan. There were no such company contributions made on behalf of the named executives for 2006. Participants are 100% vested in their accounts, including earnings credits, at all times. Participants are unsecured creditors of the Company with respect to their account balances in the plan.

Prior to the beginning of the year in which deferral contributions are made, participants elect to have such deferral amounts invested in an account that will earn interest credits or earn a return based on an investment in company stock. They may also choose to split their deferral contributions between accounts, but once the investment election is made, amounts may not be transferred between investments. The interest credits will be based on a rate equal to 110% of the average monthly Moody’s Corporate Bond Rate for the year prior to the year of deferral. For 2006 this rate was equal to 6.19%. Dividends earned on amounts deemed invested in Company stock are reinvested in Company stock. Beginning in 2007, this investment option is no longer offered for new compensation deferrals.

If a participant in the executive deferral plan terminates employment other than in connection with a qualified retirement, death, disability or a change in control, he will be entitled to receive a distribution from the plan (in accordance with a form of distribution election previously made) based on his/her account balance, excluding accumulated interest. If the participant does not act in competition with the Company, either individually or as an employee of a competitor, during the one-year period following his or her termination, the full amount of accumulated interest will be distributed. If the participant does compete with the Company during this one-year period, the amount of accumulated interest to which the participant is entitled will be re-determined (retroactively for all years) based on a rate equal to 100% of the Moody’s Corporate Bond Rate. To the extent a participant has elected to have deferral amounts invested in company stock, there is no penalty or potential loss of past earnings if the participant competes with the Company. As of December 31, 2006, Messrs. A. Koranda, K. Koranda and Weberling have met the requirements for a “retirement” under the plan, so if they were to terminate employment, they would not be subject to a potential reduction in their deferred compensation payouts under this one-year no-compete provision.

The plan provides for various death benefits that may entitle the participant’s beneficiary to an amount in excess of a participant’s account balance in the event of the participant’s death. The amount of these death benefits is disclosed in “Potential Payments Upon Termination of Change in Control” below for Messrs. A. Koranda, K. Koranda and Weberling. Ms. Evans and Mr. Allen are not entitled to any death benefits in excess of their deferred compensation account balances.

Directors Deferral Plan. Directors of the Company are eligible to participate in the Directors’ Deferred Compensation Plan under which they may annually elect to defer up to 100% of their annual directors’ retainer fee. The plan works identically to the executive deferral plan except for the following provisions:

•	Directors may defer up to 100% of their directors’ retainer fee;

•	The company makes no company contributions;

•	There is no non-compete penalty;

•	There is no in-service return-of-deferral distribution option; and

•	Distributions are made at age 65 or, pursuant to an election made in advance by a director, at the later of termination of service or attaining the age of 65.

The following table provides information on the non-qualified deferred compensation balances of the named executive officers for 2006.

Name	Plan	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)[2,3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4,5]
Allen H. Koranda	Executive Deferral Plan	$—	—	$99,617	—	$1,690,156
	Directors’ Deferred Plan	12,417	—	43,739	—	738,986
	Total	12,417	—	143,356	—	2,429,142

Kenneth R. Koranda	Executive Deferral Plan	158,081	—	234,125	—	4,121,655
	Directors’ Deferred Plan	12,417	—	43,677	—	786,183
	Total	170,498	—	277,802	—	4,907,838

Jerry A. Weberling	Executive Deferral Plan	—	—	38,668	—	836,177

Jennifer R. Evans	Executive Deferral Plan	88,221	—	9,315	—	226,390

James E. Allen	Executive Deferral Plan	62,987	—	12,628	—	325,164

(1)	All 2006 contributions by Messrs. A. Koranda and K. Koranda to the Directors’ Deferral Plan are included as salary in the Summary Compensation Table. A total of $112,101, $66,923 and $56,106 in deferral contributions by Mr. K. Koranda, Ms. Evans and Mr. Allen to the Executive Deferral Plan are included in the Summary Compensation Table under the column titled Salary. The balance of the 2006 deferral contributions made by these three individuals to the Executive Deferral Plan relate to 2005 bonuses paid in 2006 and such deferral amounts were included in the Summary Compensation table last year for Mr. K. Koranda and Ms. Evans (Mr. Allen was not shown in the Summary Compensation Table last year).
(2)	Includes interest and dividends earned on executive deferral contributions, determined in the manner described above.
(3)	Includes $4,502, $8,565, $1,011, $250 and $303 for Messrs. A. Koranda, K. Koranda, Weberling, Ms. Evans and Mr. Allen, respectively, that are included in the Summary Compensation Table as “excess interest.”
(4)	Aggregate balances include $27,802, $280,141, $297,742, $93,125 and $151,506 for Messrs. A. Koranda, K. Koranda, Weberling, Ms. Evans and Mr. Allen, respectively, relating to the value of shares of company common stock deemed purchased, pursuant to their elections, with executive deferral contributions.
(5)	Messrs. A. Koranda, K. Koranda, Weberling, Ms. Evans and Mr. Allen would receive a reduction of $0, $0, $0, $3,469 and $8,091 if they terminated employment under certain circumstances and competed with the Company within one year of termination.

Potential Payments Upon Termination or Change in Control

Overview. We have entered into employment and change in control agreements and maintain other plans that cover the named executive officers. These agreements and plans may require us to provide compensation or other benefits to them if employment is terminated, whether voluntarily or involuntarily. The amount of termination-related compensation and benefits will depend on the type of termination involved. We describe below the principal terms of the employment agreements, change in control agreements and other plans and arrangements that provide termination-related benefits. We also provide a summary of the obligations we have under the various termination scenarios. As required by applicable rules, the summary of obligations was prepared assuming that the applicable termination of employment or change in control occurred on December 31, 2006 and that the price of our common stock was $44.69. Information relating to these obligations in connection with the merger with National City is provided under the caption “The Merger—Interests of Certain Persons in the Merger” in this proxy statement-prospectus.

Employment Agreements. For a number of years we have had employment agreements in place with Messrs. A. Koranda, K. Koranda and Weberling. These agreements were most recently amended and restated effective as of January 1, 2007. Both MAF Bancorp and Mid America Bank are parties to separate employment agreements with each of these three officers although they effectively provide the same benefits, without duplication. We do not currently have employment agreements with any other executive officers. The following is a summary of the material terms of the employment agreements for these three named executives, effective as of January 1, 2007.

•	Services. The employment agreements cover services by Messrs. A. Koranda, K. Koranda and Weberling as Chief Executive Officer, President and Chief Financial Officer, respectively.

•

Term. The current term of each agreement is through December 31, 2009 with optional renewals (by the Board, upon the recommendation of the Compensation Committee) to be considered each year by the committee so the agreements, if extended, will always have a remaining term of two to three years.

•	Outside positions. The three executives may hold positions with outside organizations if they receive approval from the Corporate Governance committee.

•

Decrease in salaries and benefits. Executives’ base salaries may not be decreased without the prior written consent of the executive except in circumstance involving across the board reductions in all executive salaries. Changes may also be made to executives’ benefit plans provided however, that the executives are entitled to benefits that are commensurate with their position and title.

•	Involuntary termination or voluntary termination for “good reason.”

•	Severance is due to the three executives if they are terminated by the Company without cause.

•

Severance is due to the executives if they voluntarily leave for “good reason,” which would involve situations where we fail to reappoint the executive to his current position or one of greater responsibilities. For Messrs. A. Koranda and K. Koranda, it would also include a situation where they are not re-appointed or re-elected to the Board of Mid America Bank.

•

Severance payments in such circumstances equals the greater of (a) salary and target bonus due for the remaining term of the agreement, or (b) the sum of the executive’s salary and target bonus over the past three years.

•	Severance benefits also include continuing medical and dental coverage for the executive’s lifetime, including dependent coverage, and continuing disability and life coverage for 60 months.

•	Termination for Disability.

•

Annual disability payments will be made equal to 75% of base salary offset by: (a) payments received from other Bank disability policies (with such offset payments to be grossed-up to the extent received tax-free), and (b) federal disability-related income received.

•	Disability payments are to be paid until the earlier of age 65 or the date of re-employment.

•	Termination following a change in control.

•	Severance is due to the executives if they terminate employment, voluntarily or involuntarily, within two years following a change in control.

•	Severance will be equal to the sum of the executive’s average salary and target annual bonus over the past three years.

•

Executives will also be reimbursed for any excise taxes imposed on change in control payments and benefits under the agreements as well as taxes imposed on such reimbursement amounts, unless such excise taxes can be avoided by reducing executive’s severance payment by 3%, in which case such reduction will generally be made.

•	Continuing insurance coverage.

•

Other than circumstances involving termination for cause, the three executives will be entitled to continuing medical and dental insurance coverage for their lifetime. This will include circumstances involving their retirement (for which all three named executives currently qualify).

•	The continuing medical and dental insurance coverage will include their dependents covered at the time of their termination.

•	The named executives will also be entitled to continuing life and disability coverage for 60 months.

•	Executives will be obligated to pay the portion of the cost of such coverage equal to the contributory rates offered to active employees with similar coverage.

•	Such continuing insurance benefits cease upon death (subject to continuation of dependent coverage for a limited period) or re-employment.

•	Non-solicitation. Executives may not solicit employees or customers for one year after termination of employment if severance is paid.

•

Legal fee reimbursement. Executive is entitled to reimbursement of legal fees in connection with litigation involving the employment agreement, regardless of whether or not he is successful, except if the litigation is found to be brought in bad faith or is frivolous.

Change in Control Agreements. Ms. Evans, along with other executive officers, are parties to change in control agreements with the Company and the Bank, which were amended and restated effective as of January 1, 2007 in connection with the Board’s approval of one-year extensions of their terms. Mr. Allen is a party to change in control agreements dated March 27, 2001 with the Bank and dated January 1, 2002 with the Company. The following is a summary of the material terms of the change in control agreements for Ms. Evans and Mr. Allen.

•

Term. The current term of Ms. Evans’ agreement is through December 31, 2009 with optional renewals (by the Board, upon the recommendation of the Compensation Committee) to be considered each year by the committee so the agreements, if extended, will always have a remaining term of two to three years. Mr. Allen’s agreement has a term that ends on December 31, 2008 and was not extended for an additional year by the Board.

•

Eligibility for severance and other benefits. There is a “double-trigger” requirement to receive any benefits under the agreements. First, a change in control must occur and second, within two years (or in the case of Mr. Allen, within the term of his agreement) following the change in control, the executive must either voluntarily terminate employment for “good reason” (demotion, loss of title or significant authority, reduction in compensation, relocation of greater than 50 miles) or the executive’s employment must be terminated involuntarily other than for “cause.”

•

Severance. The amount of any severance payable to Ms. Evans will be equal to the sum of the executive’s salary and target annual bonus over the past three years. Mr. Allen’s severance amount will be equal to the sum of salary and actual bonuses over the past three years.

•	Continuing insurance benefits.

•

Other than circumstances involving termination for cause, Ms. Evans and Mr. Allen will be entitled to continuing medical, dental, disability and life insurance coverage for 60 months and 36 months, respectively, from their termination. Executives will be obligated to pay the portion of the cost of such coverage equal to the contributory rates offered to active employees with similar coverage.

•	After 60 months, Ms. Evans may continue medical and dental coverage until age 65 and be obligated to pay the COBRA premium rates.

•	The continuing insurance coverage will include dependents covered at the time of executives’ termination of employment.

•	Such continuing insurance benefits cease upon death (subject to continuation of dependent coverage for a limited period) or re-employment.

•

Tax Gross-up Payment. Executives will also be reimbursed for any excise taxes imposed on change in control payments and benefits under the agreements as well as taxes imposed on such reimbursement amounts, unless such excise taxes can be avoided by reducing executive’s severance payment by 3% in which case such reduction will generally be made.

•

Non-solicitation. Ms. Evans’ agreement provides that she may not solicit employees or customers for one year after termination of employment if severance is paid. Mr. Allen’s agreement does not contain a non-solicitation restriction.

•

Legal fee reimbursement. Ms. Evans is entitled to reimbursement of legal fees in connection with litigation involving the employment agreement, regardless of whether or not she is successful, except if the litigation is found to be brought in bad faith or is frivolous. Reimbursement of legal fees to Mr. Allen is conditioned on whether he is successful.

Other Change in Control Benefits. In addition to the change in control benefits set forth in the employment agreements and change in control agreements, our plans and program also provide the following change in control benefits:

•	All unvested RSUs will become fully vested and will be distributed in the event of a change in control.

•

Holders of options will have extended exercise periods in which to exercise stock options. In most cases, the period is three years from termination following a change in control, although in certain instances, the options may be exercised for the full remaining term of the option. In no instances may the exercise period extend beyond the normal expiration date of the options.

•

Certain participants in the SERP will be given credit for up to ten additional years of service and all participants will be deemed to have earned a benefit calculated as of the first date they would satisfy the plan definition for “retirement benefit.”

•

Long-term cash incentive awards granted to executives for the three-year performance periods ending on December 31, 2008 and December 31, 2009 will be assumed to have satisfied the “superior” performance standard. However, payments under such long-term cash incentive awards will be based on the number of actual months elapsed in such performance period relative to 36 months.

•

Annual cash incentive awards granted to executives for 2007 will be assumed to paid based on “target” performance subject to a reduction based on the number of actual months elapsed in 2007 prior to the change in control relative to 12 months.

Payments under Termination Scenarios. The following table and related footnotes summarize the potential payments to be made to the named executives under various termination scenarios, including a change in control.

The table does not include payments and benefits that are not enhanced by the termination of employment and which are disclosed in other tables in this proxy statement. These payments and benefits not included in the table below include:

•	benefits accrued under the Company’s profit sharing plan and employee stock ownership plan;

•	accrued vacation pay and other similar amounts payable when employment terminates, under programs applicable to the Company’s employees generally;

•	balances accrued under the Company’s non-qualified deferred compensation plan (see Non-Qualified Deferred Compensation Table), except for certain death benefits;

•	benefits earned under the Company’s SERP other than the increase in such benefits resulting from the change in control or death; and

•	the value of all vested stock options.

The amounts shown in the table reflect certain assumptions we have made in accordance with the SEC’s rules, except as otherwise noted in the footnotes. These include the assumptions that the termination of employment or change in control occurred on December 31, 2006, and that stock-based benefits are calculated based on a stock price of $44.69, the closing price of our common stock on December 29, 2006 (the last trading day prior to December 31, 2006). We have also assumed that the terms of the amended and restated employment and change in control agreements were applicable, and in a change in control, all stock options are cashed out. All amounts shown in the table represent estimated one-time lump-sum payment amounts, except for the annual payments due in the event of a disability. Information relating to amounts payable in connection with the merger with National City is set forth under the caption “The Merger—Interests of Certain Persons in the Merger” in this proxy statement-prospectus.

Potential Payments Upon Termination—2006

		No Change in Control		After Change in Control
Name	Benefit	Involuntary Termination without Cause or Voluntary (for “Good Reason”)	Voluntary (no “Good Reason”)	Involuntary Termination without Cause or Voluntary (for “Good Reason”)(1)	Death	Disability
Allen H. Koranda	Severance	$2,215,200	—	$2,040,000	—	—
	Enhanced SERP(2)	—	—	651,935	—	—
	Unvested restricted stock units	—	—	370,927	$370,927	$370,927
	Long-term cash incentive bonus(3)	—	—	84,200	—	—
	Deferred compensation death benefits	—	—	—	98,758	—
	Group-term life insurance	—	—	—	500,000	—
	Annual disability payments (tax-free)	—	—	—	—	180,000
	Annual disability payments (taxable)	—	—	—	—	39,475
	Estimated health benefit subsidy	98,000	98,000	98,000	—	98,000

Kenneth R. Koranda	Severance	2,215,200	—	2,040,000	—	—
	Enhanced SERP(2)	—	—	635,371	—	—
	Unvested restricted stock units	—	—	370,927	370,927	370,927
	Long-term cash incentive bonus(3)			84,200
	Deferred compensation death benefits	—	—	—	98,758	—
	Group-term life insurance	—	—	—	1,000,000	—
	Annual disability payments (tax-free)	—	—	—	—	180,000
	Annual disability payments (taxable)	—	—	—	—	39,475
	Estimated health benefit subsidy	127,000	127,000	127,000	—	127,000

Jerry A. Weberling	Severance	1,462,500	—	1,325,250	—	—
	Enhanced SERP(2)	—	—	427,505	—	—
	Unvested restricted stock units	—	—	263,671	263,671	263,671
	Long-term cash incentive bonus(3)			48,533
	Deferred compensation death benefits	—	—	—	235,841	—
	Group-term life insurance	—	—	—	50,000	—
	Estimated tax gross-up payment	—	—	688,000	—	—
	Annual disability payments (tax-free)	—	—	—	—	180,000
	Estimated health benefit subsidy	197,000	197,000	197,000	—	197,000

Jennifer R. Evans	Severance	—	—	1,141,500	—	—
	Enhanced SERP(2)	—	—	305,755	528,523	—
	Unvested restricted stock units	—	—	218,981	218,981	218,981
	Long-term cash incentive bonus(3)	—	—	43,333	—	—
	Group-term life insurance	—	—	—	50,000	—
	Annual disability payments (tax-free)	—	—	—	—	160,800
	Estimated tax gross-up payment	—	—	696,000	—	—
	Estimated health benefit subsidy	26,000	26,000	26,000	—	26,000

		No Change in Control		After Change in Control
Name	Benefit	Involuntary Termination without Cause or Voluntary (for “Good Reason”)	Voluntary (no “Good Reason”)	Involuntary Termination without Cause or Voluntary (for “Good Reason”)(1)	Death	Disability

James E. Allen	Severance	—	—	772,990	—	—
	Enhanced SERP(2)	—	—	219,563	298,539	—
	Unvested restricted stock units	—	—	187,698	187,698	187,698
	Long-term cash incentive bonus(3)	—	—	35,000	—	—
	Group-term life insurance	—	—	—	50,000	—
	Annual disability payments (tax-free)	—	—	—	—	135,000
	Tax gross-up payment	—	—	547,000	—	—
	Estimated health benefit subsidy	32,000	32,000	32,000	—	32,000

(1)	Messrs. A. Koranda, K. Koranda and Weberling do not need “good reason” to voluntarily terminate employment following a change in control and receive the noted benefits.
(2)	Represents additional SERP benefits in a change in control in excess of lump-sum amounts that would be due upon termination of employment outside of a change in control. In the case of death, represents excess of SERP death benefits over accrued benefits prior to death.
(3)	In the case of voluntary or involuntary termination of employment other than for cause, death, disability or following a change in control, Messrs. A. Koranda, K. Koranda and Weberling would be entitled to pro-rata long-term bonus payments determined at the end of the three-year performance periods. In the case of termination of employment due to death or disability, all five named executives would be entitled to pro-rata long-term bonus payments determined at the end of the three-year performance periods.

DIRECTOR COMPENSATION

Summary

The following table summarizes the 2006 compensation structure for non-employee directors in effect as of December 31, 2006, with notations made for changes made during the year. These fees are for service on the Board of Directors of the Company and the Bank. In addition to the compensation described below, each director residing outside of the Chicago area is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to Board and committee meetings and for the costs of attending approved director education programs.

Element of Compensation
Annual retainer-cash	$24,000	(1)
Annual retainer-RSUs	12,000	(2)
Board meeting fee	1,000	(3)
Annual committee chairman fee—Audit Committee	8,000	(4)
Annual committee chairman fee—Compensation Committee	2,500	(5)
Annual committee chairman fee—Corporate Governance Committee	2,500	(5)
Committee fee	400	(6)

(1)	Decreased from $25,000 in June 2006.
(2)	Beginning in 2006, the Company began granting RSUs to non-employee directors as a component of their annual retainer, with an estimated value of such RSUs equal to $12,000. Prior to 2006, non-employee directors received an annual grant of 2,250 stock options with an exercise price equal to the fair market value of the stock on the date of grant.
(3)	Increased from $750 per meeting in June 2006. Board meeting fees are paid to non-employee directors who are in attendance at regular and special board meetings (including telephonic attendance) and are also paid for attendance at annual meetings and strategic planning meetings.
(4)	Increased from $4,000 in June 2006 and paid in quarterly installments to Barbara L. Lamb, Chairman of the Audit Committee.
(5)	Increased from $2,000 in June 2006 and paid in quarterly installments to Robert J. Bowles, MD, Chairman of the Compensation Committee and Lois B. Vasto, Chairman of the Corporate Governance Committee.
(6)	Increased from $200 per meeting in June 2006. Board committee fees are paid to committee members (audit, compensation, corporate governance, asset/liability and loan committees) in attendance at committee meetings (including telephonic attendance) that are held on days other than normal board meeting dates.

Directors’ Deferred Compensation Plan

We maintain a deferred compensation plan for the benefit of our directors. Under the plan, directors may annually elect to defer up to 100% of their annual cash retainer fees and meeting fees. Directors may choose to earn a return on their deferred amounts based either on interest at 110% of the Moody’s Corporate Bond Rate or on an investment in Company stock at the time of deferral. Beginning in 2007, Company stock is no longer offered as an investment option.

Generally, upon attaining the age of 65 (or, pursuant to an election made in advance by a director, at the later of termination of service or attaining the age of 65), directors are entitled to receive the deferred fees plus accrued interest, or in the case of amounts invested in common stock, the associated number of MAF Bancorp shares including assumed reinvestment of dividends. The shares purchased on behalf of directors through the plan and allocated to directors’ accounts are included in beneficial ownership shown in “Information with Respect to Nominees, Continuing Directors and Others,” for each director and for all directors and executive officers as a group.

Distribution amounts are payable in a lump sum or in installments over a period of time not to exceed 15 years. Directors who have been in the plan for a number of years are entitled to certain death benefits that are no longer provided to newer participants. The amount of these death benefits (which are in addition to the director’s deferred compensation account balance) for eligible directors are set forth below. This listing does not include death benefits for Messrs. A. Koranda and K. Koranda, which are described in “Potential Payments Upon Termination or Change in Control.”

Director	Death Benefit Amount
Robert J. Bowles, MD	$62,650
Terry A. Ekl	73,943
Joe F. Hanauer	108,419

Insurance Coverage

Non-employee directors and retired directors and their dependents are eligible to participate in the Bank’s medical, dental and vision insurance plans.

Any individuals electing to be covered under the medical plan are eligible for employee rates until age 65 and then must pay an age-adjusted premium taking into consideration their age, the age of their dependents and their eligibility for Medicare coverage at age 65. The age-adjusted premium is reduced by a credit, which is actuarially equivalent to the credit provided to active employees and directors under age 65 and also adjusted for Medicare at age 65.

For dental and vision insurance, the non-employee directors and retired directors and their dependents that elect coverage pay the same premium as active employees.

Director Compensation Table

The following table shows the compensation of the non-employee members of our Board of Directors (and former non-employee directors who retired in 2006) for their service as directors of the Company and the Bank during 2006.

2006 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)	Option Awards ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert J. Bowles, MD	$35,717		$7,201	—	$776	—	$43,694
David C. Burba	38,417	(6)	7,201	—	377	—	45,995
Terry A. Ekl	35,167	(6)	7,201	—	273	—	42,641
Harris W. Fawell(2)	14,167		—	—	—	$5,950	20,117
Leo M. Flanagan, Jr.(3)	34,933		7,201	—	—	—	42,134
Joe F. Hanauer	35,567	(6)	7,201	—	513	—	43,281
Barbara L. Lamb	44,167	(6)	7,201	—	—	—	51,368
Edward W. Mentzer	42,367	(6)	7,201	—	100	—	49,668
Thomas R. Perz	38,967	(6)	7,201	—	137	—	46,305
Raymond S. Stolarczyk	37,967	(6)	7,201	—	120	—	45,288
F. William Trescott(2)	15,567	(6)	—	—	569	5,950	22,086
Lois B. Vasto	37,667		7,201	—	—	—	44,868
Andrew J. Zych	39,567	(6)	7,201	—	708	—	47,476

(1)	Messrs. A. Koranda, K. Koranda and Weberling, executive officers who also serve as directors, are not included in this table in accordance with SEC rules. During the first half of 2006, they were paid a director retainer fee in the same amount as other non-employee directors. This amount is included in their salary disclosed in the Summary Compensation table. Effective in the second half of 2006, the Company eliminated its practice of paying a director retainer fee to employee directors and added the annual retainer fee amount to the base salary rate of these three employee directors.
(2)	Messrs. Fawell and Trescott retired from the Board on May 10, 2006 and continued to serve as director emeriti. Director emeritus fees paid in 2006 are included in “All Other Compensation.”
(3)	Mr. Flanagan was appointed to the Board effective as of February 1, 2006.
(4)	The amounts in this column are equal to the financial statement compensation expense as reported in our 2006 consolidated statement of operations. Each director, other than Messrs. Fawell and Trescott, received a grant of 283 RSUs on June 27, 2006, which will vest on the day immediately preceding the date of the 2007 Annual Meeting of Shareholders. The fair market value of each of these RSU grants, based on the closing stock price on June 27, 2006, was $11,914. The RSUs do not have dividend equivalent rights associated with them. Vesting is accelerated in the event of termination due to death, disability or following a change in control. The non-employee directors listed in the table above hold no other RSUs.
(5)	Non-employee directors held options as of December 31, 2006 as follows (all of which are fully-vested):

Robert J. Bowles, MD	2,250	Edward W. Mentzer	4,500
David C. Burba	24,341	Thomas R. Perz	4,500
Terry A. Ekl	15,750	Raymond S. Stolarczyk	4,500
Harris W. Fawell	6,750	F. William Trescott	9,000
Leo M. Flanagan, Jr.	18,738	Lois B. Vasto	15,750
Joe F. Hanauer	18,000	Andrew J. Zych	20,250
Barbara L. Lamb	4,500
(6)	These directors deferred a portion of their 2006 directors’ fees under the directors’ deferred compensation plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition does not need to enjoy the economic benefits of such securities. The table below lists those shareholders known to the Company to be beneficial owners of 5% or more of the common stock of the Company as of April 27, 2007. Information regarding the beneficial ownership of common stock of the Company by directors and executive officers of the Company is contained under “Election of Directors—Information with Respect to Nominees, Continuing Directors and Others.”

Name and Address of Owner	Shares of Common Stock Beneficially Owned		Percent of Class Ownership[1]
Advisory Research, Inc. 180 North Stetson Street Suite 5500 Chicago, IL 60601	2,716,596	[2]	8.25%

Dimensional Fund Advisors LP 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	2,153,863	[3]	6.54%

Barclays Global Investors, NA Barclays Global Fund Advisors Barclays Global Investors, Ltd. 45 Fremont Street 17th Floor San Francisco, CA 94105	1,727,900	[4]	5.25%

Delaware Charter Guarantee & Trust Company DBA Principal Trust Company as successor Trustee for the Mid America Bank, fsb Employees’ Profit Sharing Plan and the Mid America Bank, fsb Employee Stock Ownership Plan 1013 Centre Road Wilmington, DE 19805	1,679,194	[5]	5.10%

(1)	Based on 32,933,888 shares of common stock outstanding on April 27, 2007.
(2)	Reflects information provided on a Schedule 13G filed by Advisory Research, Inc. on February 21, 2007. Based on such filing, the shareholder has sole investment and voting authority over the shares.
(3)	Reflects information provided on an amended Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2007. Based on such filing, the shareholder has sole investment and voting authority over the shares in its capacity as a registered investment advisor to certain investment companies, trusts and other accounts that are the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such securities.
(4)	Reflects information provided on a Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd. on January 23, 2007. Based on such filing, the shareholders collectively have sole investment authority over an aggregate 1,727,900 shares and sole voting authority over an aggregate 1,566,221 shares.
(5)	Reflects shares held in the Plans for the benefit of employees and former employees of the Bank as of April 27, 2007. As of April 27, 2007, the Profit Sharing Plan held 554,109 shares of the Company’s common stock and the ESOP Plan held 1,125,085 shares. Although the Trustee has disclosed in a Schedule 13G/A filed on February 14, 2007 that it has sole investment and voting authority over the shares, it is subject to the terms of the plans and to fiduciary duties under ERISA.

Equity Compensation Plans

The following table summarizes certain information about the equity compensation plans of the Company as of December 31, 2006:

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights		Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (A))
	(A)		(B)	(C)
Equity compensation plans approved by security holders	3,206,002	(1)(2)	$32.46	75,553
Equity compensation plans not approved by security holders	—		—	3,431	(3)

Total	3,206,002		$32.46	78,984

(1)	Includes 46,344 stock options exercisable at a weighted average price of $21.31 per share relating to options granted under plans of acquired entities that were converted into MAF Bancorp stock options. No further grants will be made under such plans.
(2)	Includes 128,987 restricted stock units granted to certain employees and non-employee directors.
(3)	Represents shares reserved for issuance under deferred compensation plans, which shares may be issued to executive officers and directors, if any, electing to defer cash compensation otherwise payable to them. The number of shares allocated to plan participants is determined based on the fair market value of shares at the time of compensation deferral.

Transactions with Certain Related Persons and Other Matters

The Company or one of its subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of Company common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Transactions with these related persons are referred to as “related party transactions.” The Company has a written policy regarding the review and approval of related party transactions generally if they would require disclosure in the Company’s annual report or proxy statement for the Company’s annual stockholder meetings in accordance with Nasdaq and Securities and Exchange Commission rules. In accordance with this policy, the Company’s Audit Committee reviews existing arrangements with related persons annually and must review and approve any new such transactions in advance. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including the size of the transaction and the amount of consideration payable to the related person; the nature and extent of the related person’s interest in the transaction; whether the transaction may involve a conflict of interest; and whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

The Audit Committee’s review and approval of related party transactions does not apply to any loan or other extension of credit made by the Bank to a related person and pre-approved by the Bank’s Board (or authorized Board committee) in accordance with applicable federal regulations and other transactions between the Bank and a related person in the ordinary course of business of the Bank.

Directors, officers and employees of the Company and its subsidiaries are eligible to apply for mortgage, home equity, home improvement, savings account, automobile and education loans. Any loans to directors and executive officers are made in the ordinary course of business, do not involve more than the normal risk of collectibility and do not present any unfavorable features. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons.

Pursuant to an employment agreement dated April 19, 1990, as amended effective January 1, 2007, between Allen H. Koranda and Mid America, failure to re-appoint or re-elect Allen H. Koranda to the Board of Directors of the Bank, if followed by his voluntary or involuntary termination, would obligate the Company to make certain payments to him under the terms of the agreement. The employment agreement dated April 19, 1990, as amended effective January 1, 2007, between Kenneth R. Koranda and Mid America Bank contains these same provisions.

During his service as a director, and for a period of two years following the end of such service, Mr. Perz is subject to a non-competition agreement that restricts his ability to compete in the market areas served by the Company and prohibits him from soliciting customers or employees of the Company or the Bank. Under the non-competition agreement, which we entered into with Mr. Perz in connection with the 2003 acquisition of St. Francis Capital Corporation, Mr. Perz is entitled to receive payments totaling $360,000, which are payable over a 24-month period beginning when his service as a director ceases. Subject to certain limitations and conditions, the Company has also agreed to indemnify Mr. Perz in the event he becomes obligated to pay excise taxes and additional income taxes attributable to certain deferred compensation-related payments. During 2006, the Company paid Mr. Perz $819,800, which represented the remaining balance due to him of severance and tax gross-up payments in connection with the acquisition of St. Francis Capital Corporation.

Pursuant to the merger agreement relating to the Company’s acquisition of Fidelity on July 21, 2003, the Bank assumed the obligation to Raymond S. Stolarczyk under Fidelity’s supplemental executive retirement plan. Upon his retirement in 2003, Mr. Stolarczyk became entitled to receive five annual installment payments of $290,654, plus interest, under the plan, of which one installment remains to be paid.

Leo Flanagan, former Chairman of the Board of EFC Bancorp, Inc. has a continuing interest in certain life insurance death benefits that were part of a supplemental life insurance program that covered various employees of EFS Bank. Upon his death, Mr. Flanagan’s beneficiary will be entitled to certain death benefits not to exceed $363,000.

Terry A. Ekl, a director of the Company, is a partner in the law firm of Connolly, Ekl & Williams, P.C. The Bank incurred fees and costs in the amount of approximately $356,000 paid or payable to that firm for legal services rendered during 2006. The same law firm leases office space in one of the Bank’s office buildings and paid rents to the Bank in the amount of $115,992 during 2006.

Hugo Koranda, former Chairman of the Board of Directors of the Bank, received an annual retainer and related fees totaling $23,000 for his service during 2006 as Chairman Emeritus and the Company provided office space for his use. Hugo Koranda is the father of Allen H. Koranda and Kenneth R. Koranda. Allen H. Koranda’s son serves as a vice president of MAF Developments, Inc., the Company’s real estate development subsidiary. During 2006, his compensation was approximately $122,400, he received a grant of 200 restricted stock units that vest over a five-year period and he had the use of a company automobile.

Certain directors of the Company who are retired employees of the Company or the Bank, or of entities acquired by the Company, are entitled to receive retirement payments, deferred compensation or insurance benefits under various benefit plans of the Company or plans of the acquired entities that were assumed by the Company in connection with such acquisitions.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Company’s independent auditors for the year ended December 31, 2006 were KPMG LLP, an independent registered public accounting firm. The Audit Committee of the Company’s Board of Directors also has selected KPMG LLP to serve as independent auditors for the Company for the year ending December 31, 2007. Although the appointment of the independent registered public accounting firm is, by law, the responsibility of the Audit Committee, the Board of Directors has determined to provide shareholders the opportunity to express their view concerning the selection by voting on this non-binding ratification proposal.

Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed, will be voted “FOR” the ratification of the selection of KPMG LLP, an independent registered public accounting firm, as independent auditors of the Company for the year ending December 31, 2007.

The Board of Directors recommends a vote “FOR” ratification of the selection of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2007.

Representatives of KPMG LLP are expected to attend the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

Audit Fees. The aggregate fees payable to KPMG LLP (the “Auditors”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2006, were $517,200. Included in this total were fees incurred in connection with KPMG’s audit and opinion on management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, as well as the reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, assistance with Securities Act filings and related matters and consultations on financial accounting and reporting standards arising during the course of the audit or reviews for that fiscal year.

The aggregate fees billed by the Auditors for professional services rendered for the fiscal year ended December 31, 2005 for the audit of the company’s annual financial statements and management’s assessment of internal controls over financial reporting and for the reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for that fiscal year were $466,000.

Audit-Related Fees. The aggregate fees billed by the Auditors for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported above, were $45,000 in the fiscal year ended December 31, 2006 and $53,300 in the fiscal year ended December 31, 2005. Such services consisted of benefit plan audits, issuance of reports in connection with agreed upon procedures and other reports.

Tax Fees. The aggregate fees billed by the Auditors for professional tax services were $82,707 in the fiscal year ended December 31, 2006 and $40,060 in the fiscal year ended December 31, 2005. In 2006 and 2005, all of the fees for tax services related to tax compliance advice and tax preparation services except for $3,500 in 2006 and $7,900 in 2005. Such services consisted of assistance in the preparation and review of Federal and state income tax filings, tax assistance relating to acquisitions, assistance in connection with audits, communications with taxing authorities and other tax matters.

All Other Fees. In 2006, there were $7,500 of other fees billed by the Auditors, other than the services described above. In 2005, there were $6,000 of other fees billed by the Auditors for permissible services rendered to the Company.

In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the Auditors, subject to de minimus exceptions contained in the Exchange Act. These services may include audit services, audit-related services, tax preparation and compliance services, and other services. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors, but has delegated to the Committee Chairman the authority to approve on behalf of the committee certain proposed services to be provided by the Auditors. All of the 2006 non-audit services described above were pre-approved by the Audit Committee in accordance with the committee’s policies.

Report of the Audit Committee

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement-prospectus into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information, by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter, the Audit Committee of the Board is responsible for appointment of the Company’s independent registered public accounting firm, oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, and approval in advance of any non-audit services to be provided to the Company by the independent auditors. The committee is currently composed of three directors, each of whom meets the independence requirements of the listing standards of the Nasdaq Stock Market, on which the Company’s securities are listed. Barbara L. Lamb has been designated by the Board as its “audit committee financial expert” based on her educational background in finance and accounting and her professional experience in investment banking. Raymond Stolarczyk was appointed to the committee effective July 2006.

During 2006, the committee met 14 times. Among other things, they met to discuss the results of internal audit examinations, and met with the chief financial officer, controller, independent auditors, legal counsel and internal auditors to review and discuss critical accounting policies, status of testing and compliance with Section 404 of the Sarbanes Oxley Act of 2002, the Company’s press releases announcing quarterly earnings results and the unaudited interim financial information contained in each Form 10-Q filing prior to release of such information or filing of the reports with the SEC. In discharging its oversight responsibility as to the audit process, the committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The committee has considered and discussed with the auditors whether the provision of non-audit services or any other relationships impacted their objectivity and independence and satisfied itself as to the auditors’ independence. The committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The committee reviewed with the independent and internal auditors, their audit plans, audit scope and identification of audit risks. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for maintaining appropriate accounting principles, financial reporting policies, internal control over financial reporting and procedures to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion on the consolidated financial statements as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on management’s assessment that the Company maintained effective internal control over financial reporting.

The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2006, with management and the independent registered public accounting firm. The committee also discussed and reviewed with the independent registered public accounting firm communications required by professional standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and in executive session without management present, discussed and reviewed the results of the independent registered public accounting firm’s audits of the consolidated financial statements and internal control over financial reporting.

Based upon the above-mentioned reports, discussions and reviews, and their assessment of the performance and services provided by KPMG LLP in connection with the 2006 audits, the committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and selected KPMG LLP for appointment as the Company’s independent auditors for the fiscal year ending December 31, 2007.

Submitted by the Audit Committee of the Company’s Board of Directors.

Barbara L. Lamb, Chairman

Edward W. Mentzer

Raymond S. Stolarczyk

OTHER MATTERS

MAF’s Board of Directors is not aware of any business to come before the annual shareholders meeting, other than those matters described in this proxy statement-prospectus. If any other matters should properly come before the meeting, the proxy holders intend to vote on those matters with their reasonable business judgment.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND 2008 ANNUAL MEETING

If the merger is completed as expected, there will not be a 2008 annual meeting of MAF shareholders. If the merger is not completed, MAF expects to hold a 2008 annual meeting of shareholders. Set forth below is information related to shareholder proposals and actions in connection with a 2008 annual meeting of shareholders.

Shareholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to an annual meeting of MAF shareholders held in 2008, a shareholder proposal must be received by the Corporate Secretary of MAF at the address set forth on the Notice of Annual Meeting of Shareholders included herein, no later than                     , 2007. If such annual meeting is held on a date more than 30 calendar days from June 8, 2008, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC.

Notice of Business to be Conducted at the 2008 Annual Meeting

The by-laws of MAF provide an advance notice procedure for certain business to be brought before an annual meeting. Under the bylaw provisions currently in effect, in order for a shareholder to properly bring business before the 2008 annual meeting, should it occur, the shareholder must give written notice to the Corporate Secretary of MAF at the address on the Notice of Annual Meeting of Shareholders included herein. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive offices of MAF on or before                     , 2008, or in the event that the date of the meeting is changed more than 30 days from June 8, 2008, such notice must be delivered or mailed to and received by MAF not later than 90 days in advance of such meeting. The notice of proposed shareholder action must include the shareholder’s name and address as it appears on MAF’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of MAF’s capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the MAF Board, certain information regarding the nominee must be provided. The shareholder’s notice of nomination must contain all information relating to the nominee that is required to be disclosed by MAF’s by-laws and by the Exchange Act. These procedures apply to any matter that a shareholder wishes to raise at the 2008 annual meeting, should it occur, including those matters raised other than pursuant to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC. Nothing in this paragraph shall be deemed to require MAF to include in its proxy statement and proxy relating to any 2008 annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

WHERE YOU CAN FIND MORE INFORMATION

National City and MAF are subject to the information reporting requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. National City’s and MAF’s public filings are also available to the public from commercial document retrieval services and on the SEC’s website at www.sec.gov.

National City’s common stock is listed on The New York Stock Exchange under the symbol “NCC.” You can also read and copy any reports, proxy statements and other information that National City files with the SEC at the offices of The New York Stock Exchange located at 20 Broad Street, New York, NY 10005. National City also includes its SEC filings on its corporate web site at www.nationalcity.com. MAF’s common stock is traded on the Nasdaq Global Select Market under the symbol “MAFB.” You can find additional information about MAF at its website, www.mafbancorp.com. The information on National City’s and MAF’s websites do not constitute part of this proxy statement-prospectus.

National City has filed a registration statement on Form S-4 to register with the SEC the shares of National City common stock to be issued to MAF shareholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of National City and a proxy statement of MAF for the MAF annual meeting.

INCORPORATION BY REFERENCE

The SEC allows National City and MAF to “incorporate by reference” information into this proxy statement-prospectus, which means that the companies can disclose important information about National City and MAF to you by referring you to another document filed separately with the SEC rather than providing the information in this proxy statement-prospectus. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information superseded by information contained directly in the proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents set forth below that National City and MAF previously have filed with the SEC. These documents contain important information about the companies.

MAF SEC FILINGS (FILE NO. 000-18121)	PERIOD OR DATE FILED
Annual Report on Form 10-K, and amendments thereto	For the year ended December 31, 2006
Quarterly Reports on Form 10-Q	For the quarterly period ended March 31, 2007
Current Reports on Form 8-K	Filed with the SEC on January 29, 2007, May 1, 2007 and May 7, 2007

NATIONAL CITY SEC FILINGS (FILE NO. 1-10074)	PERIOD OR DATE FILED
Annual Report on Form 10-K	For the year ended December 31, 2006
Quarterly Reports on Form 10-Q	For the quarterly period ended March 31, 2007
Current Reports on Form 8-K	Filed or furnished on January 3, January 8, January 23, January 25, February 6, March 2, March 14, March 23, April 24, April 30, May 1, May 8, May 25 and June 14 of 2007
National City’s 2007 Proxy Statement dated March 7, 2007	Filed with the SEC on March 7, 2007

National City and MAF incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement-prospectus and the date of the annual meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements, and amendments and supplements to such documents. Each document or report that National City or MAF files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and until the offering of the securities terminates will be incorporated by reference into this proxy statement-prospectus and will be a part of this proxy statement-prospectus from the date of filing of that document.

You may obtain any of the documents incorporated by reference through MAF, National City or the SEC or the SEC’s website, as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement-prospectus. Shareholders of MAF or National City may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the addresses noted under “Additional Information.”

Neither MAF nor National City has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that we have incorporated into this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement-prospectus about MAF has been supplied by MAF and information about National City has been supplied by National City with the exception of information about MAF and National City under the heading “Opinion of Financial Advisor” in this proxy statement-prospectus. Such information was derived by KBW based on discussions with National City and/or MAF or obtained independently by KBW. The information contained in this proxy statement-prospectus speaks only as of the date of this proxy statement-prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL CITY CORPORATION,

and

MAF BANCORP, INC.

dated as of April 30, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2007 (this “Agreement”), is made by and between NATIONAL CITY CORPORATION, a Delaware corporation (“National City”), and MAF BANCORP, INC., a Delaware corporation (“MAF”). National City and MAF are sometimes referred to herein collectively, as “Parties”, and each, as a “Party”.

RECITALS

A. Upon the terms and subject to the conditions set forth in this Agreement, the Parties intend to effect a merger of MAF with and into National City (the “Merger”), with National City the surviving corporation (the “Surviving Corporation”).

B. The respective boards of directors of National City and MAF have each determined that the Merger and the other transactions contemplated hereby are in the best interest of their respective stockholders, and therefore, have approved the Merger, this Agreement, the plan of merger in this Agreement and the consummation of the transactions contemplated hereby.

C. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the Parties hereby agree as follows:

I. DEFINITIONS; INTERPRETATION

1.1 Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings ascribed to them in this Section 1.1:

“Action” means any claim, action, suit, arbitration, inquiry, hearing, investigation or proceeding by or before any Governmental Authority.

“Affiliate” means, when used with reference to a specified Person, another Person that, either directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the Person specified.

“Associate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Average National City Stock Price” means the average of the per share closing prices of the National City Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal (Mid-West Edition)) for the twenty (20) trading day period ending on the trading day immediately preceding, but not including, the Federal Approval Date (the “Twenty Day Period”) (for the sake of clarity, such twentieth (20th) trading day shall be considered the last full trading day included within the valuation period). The Average National City Stock Price shall be calculated to the nearest one hundredth of one cent.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day that is not a Saturday, a Sunday or other day that The Federal Reserve Bank of Cleveland is closed.

“Claim” means a claim, demand, assessment, Governmental Order, Action or settlement involving an Indemnifiable Loss.

“Confidentiality Agreements” means the letter agreement dated November 21, 2006, between the Parties regarding the use of confidential information of MAF and the letter agreement dated April 4, 2007, between the Parties regarding the use of confidential information of National City.

“Control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letters” means the MAF Disclosure Letter and the National City Disclosure Letter, collectively.

“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“DSUs” means deferred stock units outstanding under the MAF Deferred Compensation Plans.

“Environmental Law” means any Law relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local Laws respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended through the date hereof and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient of (i) $56.00 divided by (ii) the Average National City Stock Price; provided, however, that:

(a) if, and only if, both (1) the Final Index Price is less than the product of .80 multiplied by the Initial Index Price, and (2) the Average National City Stock Price is less than the product of .80 multiplied by the Initial National City Stock Price, then the Exchange Ratio shall be equal to $56.00 divided by the product of .80 multiplied by the Initial National City Stock Price (“Fixed Ratio Provision”); or

(b) if, and only if, (1) the Final Index Price is less than the product of .80 multiplied by the Initial Index Price, (2) the Average National City Stock Price is less than the product of .80 multiplied by the Initial National City Stock Price, and (3) the MAF Value Per Share is less than $49.00 (based on a Exchange Ratio calculated in accordance with the Fixed Ratio Provision), then the Exchange Ratio shall be adjusted so that it is equal to the quotient of (A) $49.00 divided by (B) the Average National City Stock Price (the “Fill-Up Provision”).

The Exchange Ratio shall be calculated to the nearest ten thousandth.

“Federal Approval Date” means the day the FRB issues an order approving consummation of the Merger.

“Final Index Price” shall mean the average of the value of the Index as of the close of trading on each of the trading days as reported by Bloomberg L.P. or such other recognized electronic source during the Twenty Day Period.

“FRB” means the Federal Reserve Board.

“Governmental Authority” means (i) any United States federal, state or local government, governmental, regulatory or administrative authority, agency, panel, instrumentality, political subdivision, branch, department, official, entity or commission, (ii) any court, tribunal, or judicial or arbitral or mediation body, or (iii) governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature pertaining to government.

“Governmental Order” means (i) any order, writ, judgment, ruling, injunction, decree, stipulation, determination, directive or award entered by or with any Governmental Authority, (ii) any written agreement or memorandum of understanding with a Governmental Authority, (iii) any commitment letter or board resolution to a Governmental Authority, or (iv) any extraordinary supervisory letter from a Governmental Authority.

“Hazardous Substance” means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or regulated by any Environmental Law; (ii) any “oil,” as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable Laws now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vi) any lead based paint or coating; and (viii) any underground storage tank(s).

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Indemnifiable Loss” means any and all costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, settlements or deficiencies (including any interest, penalties, investigation, legal, accounting and other costs and expenses reasonably incurred in the investigation, collection, prosecution and defense of any Action and amounts paid in settlement), actually paid or incurred by a D&O Indemnitee, as applicable.

“Index” shall mean the KBW Bank Index (as published by Bloomberg L.P. as the “BKX Index”).

“Initial National City Stock Price” shall mean $36.90.

“Initial Index Price” shall mean $114.78.

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Domain Names, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, business methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; economic rights of authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of MAF” means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the MAF Disclosure Letter.

“Knowledge of National City” means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the National City Disclosure Letter.

“Law” means any United States federal, state, local statute, law, ordinance, regulation, rule, code, Governmental Order, license, permit, authorization, approval, consent, agreement, or requirement enacted, adopted, issued or promulgated by any Governmental Authority.

“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind, other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Loan Portfolio Properties, Trust Properties and Other Properties” means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by MAF or any MAF Subsidiary whether directly, as an agent, as trustee or other fiduciary or otherwise.

“MAF Common Stock” means the common stock, par value $0.01 per share, of MAF.

“MAF Disclosure Letter” means a letter delivered by MAF to National City on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of MAF contained in this Agreement. The MAF Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement, however, the matters expressly disclosed in the MAF Disclosure Letter shall not be specifically limited to the corresponding representation, warranty or covenant to which such disclosure paragraph or section relates. The inclusion of any matter in the MAF Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement or any other reason.

“Material Adverse Effect” means, with respect to a Party, any event, occurrence or effect that (i) has a material negative impact on the financial condition, business or results of operations of the Party and its

Subsidiaries, taken as a whole, or (ii) would materially impair the ability of the Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded (with respect to each of clause (A), (B), (C) or (D), to the extent that the effect of a change on it is not materially different than the U.S. banking or financial services organizations identified in Section 1.1 of the National City Disclosure Letter) any effect to the extent attributable to or resulting from (A) any changes in Laws or interpretations of Laws generally affecting U.S. banking or financial services organizations, (B) any change in U.S. GAAP or regulatory accounting requirements, generally affecting U.S. banking or financial services organizations, but not uniquely relating to the Party, (C) events, conditions or trends in economic, business or financial conditions generally or affecting U.S. banking or financial services organizations specifically (including changes in interest rates and changes in the markets for securities), (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) actions or omissions of the Party taken pursuant to Section 6.2(f) and (j) and Section 6.5(g) of this Agreement or with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (F) events, facts or circumstances described in Section 4.22 of the National City Disclosure Letter and Section 5.31 of the MAF Disclosure Letter and (G) the announcement of this Agreement or the transactions contemplated hereby.

“MAF Bank” means MAF Bank, fsb, a federally chartered savings bank and a wholly-owned Subsidiary of MAF.

“MAF Value Per Share” means the product of the Exchange Ratio (prior to giving effect to clause (b) in the definition of Exchange Ratio above) multiplied by the Average National City Stock Price.

“National City Common Stock” means the common stock, par value $4.00 per share, of National City.

“National City Disclosure Letter” means a letter delivered by National City to MAF on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of National City contained in this Agreement. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement, however, the matters expressly disclosed in the National City Disclosure Letter shall not be specifically limited to the corresponding representation, warranty or covenant to which such disclosure paragraph or section relates. The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement or any other reason.

“OTS” means the Office of Thrift Supervision.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Real Property Encumbrances” means taxes and assessments, both general and special, which are a Lien but not yet due and payable, zoning and land use restrictions arising under applicable Law, easements and other matters of record that do not adversely affect the current use or value of the Owned Real Property.

“Person” is to be interpreted broadly to include any Governmental Authority, bank, savings association, joint-stock company, individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“RSUs” means restricted stock units under a MAF Option Plan.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State of Delaware” means the Secretary of State for the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) or is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Significant Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, payroll, withholding tax, gross receipts, assessments, charges, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including, without limitation, returns for estimated and withholding Taxes), including any schedule or attachment thereto, and including any amendment thereof.

“U.S. GAAP” means United States generally accepted accounting principles and practices as in effect at the date of the financial statement to which it refers, applied consistently by a Person in the preparation of such financial statements throughout the periods involved.

1.2 Other Terms. The following terms shall have the meanings defined in the Preamble, Recital or Section indicated.

Acquisition Transactions	6.1
Agreement	Preamble
Benefit Agreements	4.10
BSA	4.13(b)
Closing	7.1
Closing Date	7.1
Code	Recital C
Consents	8.1(c)
Continuing Employee	6.5(b)
Converted Option	3.2(a)
Converted RSU	3.2(b)
Covered Parties	6.9(b)
CRA	4.13(b)
D&O Indemnitees	6.9(a)

Delaware Certificate of Merger	2.1(b)
DPC Shares	3.1(a)
Effective Time	2.1(b)
Eligible Plans	6.5(d)
ESOP	5.9(g)
Exchange Agent	3.3(a)
FDIA	4.14
Information Request	6.18(a)
Insurance Expense Cap	6.9(c)
Insurance Policies	6.9(c)
KBW	5.15
Lease Agreement	5.25(a)
Leased Premises	5.25(a)
Letter of Transmittal	3.3(c)
MAF	Preamble
MAF Contract	5.10
MAF Employee Plans	5.9(a)
MAF Insiders	6.19
MAF Meeting	6.14
MAF Non-Qualified Plans	5.9(f)
MAF Option	3.2(a)
MAF Option Plans	3.2(a)
MAF Preferred Stock	5.3
MAF Reports	5.7(a)
MAF Subsidiary	5.4
MAF Unaudited Interim Financial Information	5.7(b)
Material Breach Notice	6.18(a)
Merger Consideration	3.1(a)
Merger	Recital A
Monthly Financial Information	6.2(h)
National City	Preamble
National City Contract	4.10
National City Employee Plans	4.9(a)
National City Options	4.3
National City Option Plan	4.3
National City Reports	4.7(a)
National City Significant Subsidiary	4.4
National City Subsidiary	4.4
National City Unaudited Interim Financial Information	4.7(b)
New Certificate	3.3(c)
Notification Period	6.18(b)
Old Certificates	3.3(a)
Optionee	5.3
Outside Termination Date	9.1(b)
Owned Real Property	5.25(a)
Party or Parties	Preamble
Proxy Statement	4.5
Real Estate	5.25(a)
Registration Statement	4.5
State Entities	4.6
Surviving Corporation	Recital A
Trust Account Shares	3.1(a)

1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires, (i) when a reference is made in this Agreement to the Preamble, a Recital, Article, Section, Exhibit or Schedule, such reference is to the Preamble, Recital, Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated, (ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”, (iv) the words “hereof,” “herein,” “below,” “above” or “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, (viii) references to a Person are also to its permitted successors and assigns, (ix) the use of “or” means “either or both” unless expressly indicated otherwise, (x) unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, (xi) references to “the date of this Agreement” or “the date hereof” are to April 30, 2007, (xii) references to any Governmental Authority include any successor to that Governmental Authority and (xiii) references to the “transactions contemplated hereby” includes the transactions provided in this Agreement and the Exhibits or Schedules to it. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all Schedules and Exhibits and Disclosure Letters) or any amendments, supplements or modifications hereto. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law).

II. THE MERGER

2.1	Merger.

(a) Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, MAF will be merged with and into National City and the separate corporate existence of MAF will thereupon terminate. National City may at any time prior to the Effective Time change the method of effecting the combination of National City and MAF (including, without limitation, the provisions of this Section 2.1), if and to the extent it deems such change to be desirable, including, without limitation, a merger of either Party with a wholly-owned Subsidiary of the other Party; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be paid to holders of shares of MAF Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the transaction for holders of shares of MAF Common Stock or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed and delivered by the Parties.

(b) Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, provided this Agreement has not been terminated pursuant to Section 9.1 below, the Parties shall cause a certificate of merger complying with the requirements of Section 251 of the DGCL (the “Delaware Certificate of Merger”) to be filed with the Secretary of State of Delaware. The Parties will make all other filings or recordings required under the DGCL, and the Merger will become effective at the time of the later of the following events to occur: (i) the filing of the Delaware Certificate of Merger; or (ii) such later time as shall be specified in the Delaware Certificate of Merger (the “Effective Time”).

(c) Effect of the Merger. The Merger will have the effects specified in the DGCL and other applicable Law. Without limiting the generality of the foregoing, National City will be the Surviving Corporation, and will continue its corporate existence in accordance with the DGCL, and the separate corporate existence of

National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

(d) Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of National City in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time.

(e) Directors and Officers.

(i) The directors and officers of National City immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation’s certificate of incorporation and by-laws and the DGCL.

(ii) At or before the first meeting of the Board of Directors of National City following the Effective Time, in accordance with the by-laws of National City, the Board of Directors of National City shall, increase its size to such number as is necessary to create one vacancy and shall elect Allen H. Koranda (or, if such individual is determined prior to the Effective Time to be unable or unwilling to serve, then such other individual as may be designated by the Board of Directors of MAF and reasonably acceptable to National City) to fill such vacancy until the then next regular annual meeting of National City stockholders. In addition, National City’s Nominating and Board of Directors Governance Committee shall recommend such individual to National City’s stockholders for re-election as a director for the one year term commencing after the next regular annual meeting of the National City stockholders, so long as such recommendation will not violate National City’s Corporate Governance Guidelines or the Nominating and Board of Directors Governance Committee’s fiduciary obligations and such individual is willing to continue to serve as director and meets the director qualifications set forth in National City’s Corporate Governance Guidelines in effect at the time of such recommendation.

(f) Additional Actions. If, at any time after the Effective Time, National City shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in National City its right, title or interest in, to or under any of the rights, properties or assets of National City or MAF, or (ii) otherwise carry out the purposes of this Agreement, National City and MAF and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to (A) vest, perfect or confirm, of record or otherwise, in National City its right, title or interest in, to or under any of the rights, properties or assets of National City or MAF or (B) otherwise carry out the purposes of this Agreement, and the officers and directors of National City are authorized in the name of National City or MAF or otherwise to take any and all such action.

III. CONSIDERATION; CONVERSION OF SHARES; EXCHANGE PROCEDURES

3.1 Consideration; Conversion of Shares.

(a) Merger Consideration. Subject to Sections 3.1(b) and 3.1(f) below, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of MAF Common Stock, each share of MAF Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive a number of fully paid and non-assessable shares of National City Common Stock equal to the product (rounded down to the nearest whole share) of (i) the Exchange Ratio, multiplied by (ii) the number of shares of MAF Common Stock held by such holder of record (such product and the consideration provided in Section 3.1(f) below dealing with fractional shares, is referred to herein as, the “Merger Consideration”). Notwithstanding anything in this Section 3.1(a) to the contrary, at the Effective Time, by virtue of the Merger, each share of MAF Common

Stock (A) beneficially owned by National City or any direct or indirect National City Subsidiary (except for any such shares held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary or custodial capacity (“Trust Account Shares”) or acquired in satisfaction of debts previously contracted (“DPC Shares”)), and (B) shares of MAF Common Stock held in the treasury of MAF, will be cancelled and no shares of National City Common Stock or other consideration will be issued or paid in exchange therefor.

(b) Cancellation of Shares. At the Effective Time, the shares of MAF Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. At and after the Effective Time, certificates that represented shares of MAF Common Stock before the Effective Time shall only represent the right to receive the Merger Consideration.

(c) Rights of Stockholders. At the Effective Time, holders of MAF Common Stock will cease to be, and will have no rights as, stockholders of MAF, other than rights to (i) receive any then declared and unpaid dividend or other distribution with respect to such MAF Common Stock having a record date before the Effective Time and (ii) receive the Merger Consideration provided under this Article III. After the close of business on the Business Day immediately preceding the date of the Effective Time, there will be no transfers of shares of MAF Common Stock on the stock transfer books of MAF, and shares of MAF Common Stock presented to the Surviving Corporation for any reason will be canceled and exchanged in accordance with this Article III.

(d) Anti-Dilution Adjustments. If National City changes (or the Board of Directors of National City sets a related record date that will occur before the Effective Time and after setting the Exchange Ratio for a change in) the number or kind of shares of National City Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio will be adjusted proportionately to account for such change.

(e) Effect on National City Common Stock. Each share of National City Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

(f) No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of National City Common Stock shall be issued in the Merger. Each holder of shares of MAF Common Stock who otherwise would have been entitled to a fraction of a share of National City Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of MAF Common Stock owned by such holder at the Effective Time) by the Average National City Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights of a stockholder of National City in respect of any fractional share of National City Common Stock.

3.2 Conversion of Stock Options and RSU’s.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of MAF Common Stock granted by MAF or its predecessors pursuant to MAF’s existing stock option plans listed in Section 3.2(a) of the MAF Disclosure Letter (the “MAF Option Plans”), whether vested or unvested (each, a “MAF Option”), each MAF Option that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of MAF Common Stock and shall be converted automatically into the right to acquire shares of National City Common Stock (a “Converted Option”), on the same terms and conditions as were applicable under the terms of the MAF Option Plan under which the MAF Option was granted and the applicable award agreement thereunder, including, but not limited to, vesting, such number of shares of National City Common Stock and at such an exercise price per share determined as follows:

(i) The number of shares of National City Common Stock subject to a Converted Option shall be equal to the product of (A) the number of shares of MAF Common Stock purchasable upon exercise of the MAF Option and (B) the Exchange Ratio, the product being rounded down to the nearest whole share; and

(ii) The exercise price per share of National City Common Stock purchasable upon exercise of a Converted Option shall be equal to (A) the exercise price per share of MAF Common Stock under the MAF Stock Option divided by (B) the Exchange Ratio, the quotient being rounded up to the nearest cent.

As soon as practicable after the Closing Date, National City will provide each Optionee with a letter confirming the number of shares of National City Common Stock, exercise price and other relevant terms and conditions of the Converted Option.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of RSUs, all RSUs outstanding immediately prior to the Effective Time shall be converted to a number of RSUs equal to the number of RSUs held by such holder immediately prior to the Effective Time multiplied by the Exchange Ratio. At and after the Effective Time, each outstanding RSU (a “Converted RSU”) shall represent the right to receive a share of National City Common Stock in accordance with the terms of the agreements and plans applicable thereto. Upon the conversion of the RSUs of a holder to National City Common Stock, cash shall be paid in lieu of any fractional share interest of such holder.

3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, National City shall designate National City Bank, or a depository or trust institution of recognized standing selected by National City and reasonably satisfactory to MAF, to act as exchange agent (the “Exchange Agent”) in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 3.3. Except as set forth herein, from and after the Effective Time each holder of a certificate(s) evidencing share(s) of MAF Common Stock (the “Old Certificates”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for the shares of MAF Common Stock so represented by the Old Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock that constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

(b) Exchange Fund. As of the Effective Time, for the benefit of the holders of Old Certificates, National City shall make available to the Exchange Agent (i) the number of shares of National City Common Stock issuable to holders of Old Certificates pursuant to Section 3.1(a) above and (ii) the estimated cash payable pursuant to Section 3.1(f) above with respect to fractional shares. The Exchange Agent shall invest any deposited cash as directed by National City. Any net profit resulting from, or interest or income produced by, such investments will be payable to National City. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c) Notice of Exchange. Within five (5) Business Days after its receipt of the necessary MAF shareholder information in a format compatible with the Exchange Agent’s systems, National City shall cause the Exchange Agent to mail and/or make available to each record holder of Old Certificates a notice and letter of transmittal (the “Letter of Transmittal”) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Old Certificate(s) for exchange. Upon surrender to the Exchange Agent of Old Certificate(s), together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the Person entitled thereto appropriate dividends or other distributions as provided in Section 3.3(f) below and the Merger Consideration for the shares of MAF Common Stock represented by the Old Certificate(s) surrendered by such holder thereof, and such Old Certificate(s) shall forthwith be canceled. At National City’s option, National City shall issue a certificate or evidence of shares in book entry form, representing the number of shares of National City Common Stock (a “New Certificate”) issuable to the holder of the Old Certificate(s) under this Article III.

(d) Transfer. If delivery of all or part of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Old Certificate is registered, it shall be a condition to such delivery or exchange that the Old Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other Taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Old Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such Tax either has been paid or is not payable.

(e) Right to Merger Consideration. Until surrendered and exchanged in accordance with this Section 3.3, Old Certificates shall, after the Effective Time, represent solely the right to receive in exchange therefor the Merger Consideration, together with any dividends or other distributions as provided in Section 3.3(f) below, and shall have no other rights. From and after the Effective Time, National City and the Surviving Corporation shall be entitled to treat such Old Certificates that have not yet been surrendered for exchange as evidencing the right to the ownership of the Merger Consideration into which the shares of MAF Common Stock represented by such Old Certificates may be converted, notwithstanding any failure to surrender such Old Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to National City any shares of National City Common Stock and funds (including any interest received with respect thereto) that National City has made available to the Exchange Agent and which have not been disbursed to holders of Old Certificates, and thereafter such holders shall be entitled to look to National City (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration deliverable or payable upon due surrender of their Old Certificates, together with any dividends or other distributions as provided in Section 3.3(f) below. Neither Exchange Agent nor any Party shall be liable to any holder of shares of MAF Common Stock for any shares of National City Common Stock (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Distributions with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by National City on shares of National City Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to shares of National City Common Stock shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of National City Common Stock represented thereby until the holder of such Old Certificate shall surrender such Old Certificate in accordance with this Article III. Upon surrender of Old Certificate(s), there shall be paid to the record holder of the Old Certificate(s) the amount of dividends, if any, without interest, less any taxes that may have been imposed thereon with a record date after the Effective Time, which have become payable with respect to the number of whole shares of National City Common Stock represented by the Old Certificate(s). National City shall pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by MAF on MAF Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

(g) Lost or Destroyed Exchanged Certificates. In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such Old Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Old Certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against MAF, National City or the Exchange Agent or any other party with respect to the Old Certificate alleged to have been lost, stolen or destroyed.

(h) Rights With Respect to Unexchanged Certificates. After the Effective Time, holders of unsurrendered Old Certificates shall not have any rights as a stockholder of MAF, National City or the Surviving Corporation, including, without limitation, the right to vote at any meeting of any such entity’s stockholders.

(i) Closing of MAF’s Transfer Books. The stock transfer books of MAF shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of shares of MAF Common Stock that is not registered in the transfer records of MAF, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if an Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of MAF to establish the identity of those Persons entitled to a notice and Letter of Transmittal pursuant to Section 3.3(c) above and receive the Merger Consideration specified in this Agreement for their shares of MAF Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, National City and the Exchange Agent shall be entitled to deposit any New Certificates not already delivered representing such disputed shares in escrow and thereafter be relieved with respect to any claims to such Merger Consideration.

3.4 Adjustments to Prevent Dilution. In the event that MAF changes the number of shares of MAF Common Stock, or securities convertible or exchangeable into or exercisable for shares of MAF Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including reverse stock split), stock dividend or distribution, recapitalization, subdivision, or similar transaction, the Merger Consideration shall be adjusted accordingly.

IV. REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

Except as disclosed in the National City Disclosure Letter, National City hereby represents and warrants to MAF that:

4.1 Corporate Organization. National City is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. National City is registered as a financial holding company under the BHC Act. National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has delivered or made available to MAF true and complete copies of its certificate of incorporation and by-laws.

4.2 Authority. National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of National City and no other corporate proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery of this Agreement by MAF) constitutes the valid and binding obligation of National City enforceable against National City in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

4.3 Capitalization. As of the date hereof, the authorized capital stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on April 27, 2007, (i) 582,383,655 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) 70,272 shares of preferred stock were issued, outstanding, fully paid and nonassessable. The exercise price per share of any outstanding options to purchase shares of National City Common Stock (“National City Options”) granted pursuant to stock option plans established by National City (a “National City Option Plan”) was determined based on the market value of such shares of National City Common Stock at the time such National City Options were granted. As of the date hereof, no National City Option (a) has a stated exercise price lower than the market value (as then defined in the respective National City Option Plan under which the National City Option was granted) for shares of the National City Common Stock on the date of grant, or (b) has a grant date “backdated.” As of the date hereof, except as set forth in this Section 4.3, pursuant to the exercise of employee stock options under National City’s various plans that authorize the issuance of stock options in effect, National City’s dividend reinvestment plan and stock grants made pursuant to National City’s various plans that authorize the issuance of stock options, restricted stock and/or stock, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City Subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock issuable in exchange for shares of MAF Common Stock at the Effective Time in accordance with this Agreement and all of the shares of National City Common Stock issuable upon exercise of Converted Options or payment of Converted RSUs will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

4.4 Subsidiaries. The name and state of incorporation of each Significant Subsidiary of National City (each, a “National City Significant Subsidiary”) is set forth in Section 4.4 of the National City Disclosure Letter. Each National City Significant Subsidiary is a bank, a corporation, a limited liability company or other business entity or association duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each National City Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each National City Significant Subsidiary are owned by National City or a Subsidiary of National City (a “National City Subsidiary”) and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank Subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any National City Significant Subsidiary obligating any National City Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any National City Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

4.5 Information in Registration Statement and Proxy Statement. None of the information with respect to National City or any National City Subsidiary provided by National City for inclusion in (i) the registration statement to be filed with the SEC by National City on Form S-4 under the Securities Act, for the purpose of registering the shares of National City Common Stock to be issued in the Merger (the “Registration Statement”) and (ii) any proxy statement of MAF (the “Proxy Statement”) required to be mailed to MAF’s stockholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the MAF Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

4.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of National City or any National City Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any National City Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens, which will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger, (iii) filings with, and approval by, the FRB, (iv) filings with, and approvals by the OTS, (v) filings with, and approvals required under securities or blue sky Laws of the various states (vi) filings with, and approvals by, state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the “State Entities”), (vii) filings and approvals pursuant to any applicable state takeover Law, or (ix) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7 Reports and Financial Statements.

(a) Since January 1, 2002, National City and each National City Subsidiary have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the SEC under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements (the “National City Reports”). National City has delivered or made available to MAF true and complete copies of each of National City’s annual reports on Form 10-K for fiscal years 2002 through 2006. As of their respective dates, the National City Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports (i) have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and (ii) fairly present the consolidated financial position of National City and National City Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated Subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with U.S. GAAP as in effect as of the respective dates of such financial statements, except as disclosed in the National City Reports.

(b) National City has delivered or made available to MAF true and complete copies of an unaudited consolidated income statement of National City for the period of January 1, 2007 through March 31, 2007 and unaudited consolidated balance sheet of National City as of March 31, 2007 (the “National City Unaudited Interim Financial Information”). The National City Unaudited Interim Financial Information (i) has been accurately derived from the books and records of National City, (ii) fairly presents, in all material respects, the financial condition and the results of operations of National City and National City Subsidiaries taken as a whole as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that National City used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for September 30, 2006, except for new accounting standards that were adopted subsequent to September 30, 2006, and prior to March 31, 2007. National City’s reserve for possible loan losses as shown in the National City Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

4.8 Taxes. National City has delivered or made available to MAF true and correct copies of the Tax Returns filed by National City and each National City Subsidiary for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of Tax. National City and each National City Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by them on or before the date hereof, except to the extent that all such failures to file, would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. National City and each National City Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve, within the meaning of U.S. GAAP, for the payment of, all Taxes, shown or required to be shown to be owing on all such Tax Returns, together with any interest, additions or penalties related to any such Taxes or to any open taxable year or period. Neither National City nor any National City Subsidiary has consented to extend the statute of limitations with respect to the assessment of any Tax. Neither National City nor any National City Subsidiary is a party to any Action, nor to the Knowledge of National City, is any such Action threatened, by any Governmental Authority in connection with the determination, assessment or collection of any Taxes, and no deficiency notices or reports have been received by National City or any National City Subsidiary in respect of any material deficiencies for any Tax.

4.9 Employee Plans.

(a) All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or any National City Subsidiary (collectively, the “National City Employee Plans”) have been maintained, operated, and administered in compliance with their terms in all material respects and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws.

(b) With respect to each National City Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA) (i) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, Section 4.9(b) of the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code, either (A) has been determined by the IRS to be so qualified, (B) is the subject of a pending application for such determination that was timely filed, or (C) will be submitted for such a determination prior to the end of the “remedial amendment period” within the meaning of Section 401(b) of the Code, (ii) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (iii) neither National City nor any National City Subsidiary has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (iv) no reportable event described in Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived has occurred, (v) no defined benefit plan has been terminated without first receiving a determination letter from the IRS, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (vi) no pension plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of 413(c) of the Code.

(c) Neither National City nor any National City Subsidiary has incurred any liability to the PBGC with respect to any “single employer plan” within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any Person considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any National City Subsidiary has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. To the Knowledge of National City, there is no basis for any Person to assert that National City or any National City Subsidiary has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan.

(d) With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any National City Employee Plan, (i) as of the date hereof, there is no material liability on the part of National City or any National City Subsidiary in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (ii) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of National City, no such proceeding with respect to any such insurer is imminent.

(e) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (i) constitute a stated triggering event under any National City Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from National City or any National City Subsidiary to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing.

(f) Neither National City nor any National City Subsidiary has any obligations for retiree health and life benefits under any National City Employee Plan, program or contract. There are no restrictions on the rights of National City or any National City Subsidiary to amend or terminate any such National City Employee Plan without incurring any liability thereunder.

4.10 Material Contracts. Except as disclosed in the National City Reports or Section 6.5(g) of the Agreement, neither National City nor any National City Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, “Benefit Agreements”) that was required to be filed with the SEC pursuant to Item 402 of Regulation S-K of the Exchange Act, (b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any National City Subsidiary or the guarantee by National City or any National City Subsidiary of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the SEC as of the date thereof (each, a “National City Contract”). National City has delivered or made available to MAF a correct and complete copy of each National City Contract, together with all amendments and supplements thereto. Neither National City nor any National City Subsidiary is in default under any National City Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

4.11 [Reserved].

4.12 Litigation. Except as disclosed in the National City Reports, there is no Action pending, or, to the Knowledge of National City, threatened against or affecting National City or any National City Subsidiary that, if decided adversely to National City or any applicable National City Subsidiary, would be reasonably expected to result in a Material Adverse Effect, nor is there any Governmental Order outstanding against National City or any of National City Subsidiary having, or which would, to the Knowledge of National City, now or in the future have, or would reasonably be expected to have a Material Adverse Effect.

4.13 Compliance with Laws.

(a) National City and each National City Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law, and implementing rules, regulations or publicly-issued statements of policy of any Governmental Authority relating to National City or any National City Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Except as disclosed in the National City Reports, the businesses of National City and each National City Subsidiary are not being conducted in violation of any applicable Law or Governmental Order (including, without limitation, in the case of a National City Subsidiary that is a bank, all applicable Laws pertaining to the conduct of the banking business and the exercise of trust powers), except for violations that individually or in the aggregate do not, and, to the Knowledge of National City, will not, have a Material Adverse Effect. To the Knowledge of National City, any National City Subsidiary that is a bank is not in violation of those Laws applicable to depository institutions, and corresponding regulations and publicly-issued statements of policy of any Governmental Authority relating to the Community Reinvestment Act (“CRA”), privacy Laws, the Bank Secrecy Act, as amended (the “BSA”), or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to National City or any National City Subsidiary is pending or, to the Knowledge of National City, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, National City and each National City Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable Laws and common law. None of National City, any National City Subsidiary, or any director, officer or employee of National City or of any National City Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

4.14 Agreements with Regulators, Etc. Neither National City nor any National City Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter with, board resolution or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any other Governmental Order by, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) may materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement, or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or other Governmental Order. Neither National City nor any National City Subsidiary is required by Section 32 of the Federal Deposit Insurance Act, as amended (“FDIA”) to give prior notice to a Federal banking agency of the proposed addition of any individual to its Board of Directors or the employment of an individual as a senior executive officer. To the Knowledge of National City, there is no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

4.15 National City Ownership of MAF Common Stock. As of the date of this Agreement, neither National City nor any of its Affiliates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, MAF Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of MAF Common Stock.

4.16 Financial Advisors. Neither National City nor any National City Subsidiary has paid or will become obligated to pay any fee or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

4.17 National City Action. The Board of Directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of National City and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

4.18 Environmental Matters. To the Knowledge of National City, (i) neither National City nor any National City Subsidiary is in material violation of or has any material liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the condition of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or a National City Subsidiary does not constitute a violation of or has not resulted in any liability, absolute or contingent to National City or any National City Subsidiary, under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) there are no Actions pending or, to the Knowledge of National City, threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or any National City Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect. This Section 4.18 contains the sole and exclusive representations and warranties of National City related to Environmental Laws and Hazardous Substances.

4.19 Labor Matters. (a) Neither National City nor any National City Subsidiary is engaged in, or has engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, threatened against or directly affecting National City or any National City Subsidiary; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist, or to the Knowledge of National City, are threatened; (e) no collective bargaining agreement exists that is binding on National City and/or any National City Subsidiary; (f) neither National City nor any National City Subsidiary has experienced any material work stoppage or other material labor difficulty; and (g) neither National City nor any National City Subsidiary is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

4.20 Sarbanes-Oxley Act. National City is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate as of the date such certifications were made and such future certifications to be provided pursuant to Sections 302 and 906 will be accurate as of the date such certifications are made.

4.21 Tax Treatment. As of the date hereof, to the Knowledge of National City, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.22 Notice of Breach or Potential Breach. National City shall promptly notify MAF of any change, circumstance or event which would cause any of the representations or warranties made by National City pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents National City from complying with any of its obligations hereunder. There is no fact or development known to National City which would have or reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on National City’s or any National City Subsidiary’s continuing business, which has not been set forth in this Agreement or the National City Disclosure Letter.

4.23 Disclosure. No representation or warranty by National City in this Agreement after giving effect to the totality of the disclosures set forth in the National City Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by MAF of a breach of representation, warranty, covenant, agreement or obligation of National City hereunder will not be affected by any investigation conducted by MAF with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

V. REPRESENTATIONS AND WARRANTIES OF MAF

Except as disclosed in the MAF Disclosure Letter, MAF hereby represents and warrants to National City that:

5.1 Corporate Organization.

(a) MAF. MAF is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have or would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect. MAF is registered as a unitary savings and loan holding company under HOLA. MAF has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. MAF has delivered or made available to National City true and complete copies of its certificate of incorporation and by-laws.

(b) MAF Bank. MAF Bank is a federally-chartered stock savings bank organized with valid corporate existence under the Laws of the United States of America.

5.2 Authority. MAF has the requisite corporate power and authority to execute and deliver this Agreement and, except for the requisite approval of MAF’s stockholders set forth in Section 5.17 of this Agreement, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of MAF and no other corporate proceedings on the part of MAF are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement, subject only to approval by the stockholders of MAF as provided in Section 5.17 below. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery of this Agreement by National City) constitutes the valid and binding obligation of MAF enforceable against MAF in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

5.3 Capitalization. The authorized capital stock of MAF consists of (a) 80,000,000 shares of MAF Common Stock, and (b) 5,000,000 shares of MAF preferred stock, par value $.01 per share (“MAF Preferred Stock”). As of the close of business on April 27, 2007, 32,933,888 shares of MAF Common Stock were validly issued and outstanding, fully paid and nonassessable, and there are no shares of MAF Preferred Stock issued or outstanding. As of the date of this Agreement, there were outstanding under MAF Option Plans options to purchase 3,046,838 shares of MAF Common Stock, which MAF Options had a weighted average exercise price of $33.88 and for which adequate shares of MAF Common Stock have been reserved for issuance under the MAF Option Plans. There are 120,620 RSUs outstanding on the date hereof. Section 5.3 of the MAF Disclosure Letter sets forth as of the close of business on the date of this Agreement, with respect to each MAF Option, a true, accurate complete list of (i) the name of each optionee for the MAF Option (each, an “Optionee”), (ii) the number of shares of MAF Common Stock the Optionee has the right to purchase under the MAF Option, (iii) the exercise price for the MAF Option and (iv) the date the MAF Option was granted to the Optionee. The exercise price per share of MAF Common Stock under the MAF Options was determined based on the market value of such shares of MAF Common Stock on the date such MAF Options were granted. No MAF Option (x) has a stated exercise price lower than the market value (as then defined in the respective MAF Option Plan under which the MAF Option was granted) on the grant date of the MAF Option, or (y) has a grant date “backdated.” Except as set forth in this Section 5.3, there are no shares of capital stock of (or any other type of equity interest in) MAF that are authorized, issued or outstanding, and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements (including, without limitation, restricted stock award agreements) or commitments of any character relating to the issued or unissued capital stock or other securities of MAF obligating MAF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of MAF or obligating MAF to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which MAF or any MAF Subsidiary is a party with respect to the voting of the capital stock of MAF.

5.4 Subsidiaries. Section 5.4 of the MAF Disclosure Letter sets forth with respect to each Subsidiary of MAF (each, a “MAF Subsidiary”) the (i) name of the MAF Subsidiary, (ii) state of incorporation or organization of the MAF Subsidiary, (iii) the owners and their respective ownership interests in the MAF Subsidiary and (iv) the primary activities of the MAF Subsidiary and the primary activities the MAF Subsidiary is engaged in as of the date hereof. Each MAF Subsidiary is a savings bank, a corporation, a limited liability company or other business entity or association duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity or association in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each MAF Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each MAF Subsidiary are owned by MAF or a MAF Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any MAF Subsidiary obligating any MAF Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any MAF Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

5.5 Information in Registration Statement and Proxy Statement. None of the information with respect to MAF or any MAF Subsidiary provided by MAF for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the MAF Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by MAF for inclusion in the Proxy Statement or the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act.

5.6 Consents and Approvals. Neither the execution and delivery of this Agreement by MAF nor the consummation by MAF of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of MAF, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MAF or any MAF Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MAF or any MAF Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens, which will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger, (iii) filings required under the securities or blue sky Laws of the various states, (iv) filings with, and approval by, the FRB, (v) filings with, and approval by, the OTS, (vi) filings with, and approvals by, the State Entities, (vii) filings and approvals pursuant to any applicable state takeover Law, or (viii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not have nor reasonably expected to have, individually or in the aggregate, have a Material Adverse Effect.

5.7 Reports and Financial Statements.

(a) Since January 1, 2002, MAF and each MAF Subsidiary have timely filed all reports, registrations and statements, together with any amendments thereto, that they were required to file with the SEC under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the “MAF Reports”). MAF has delivered or made available to National City true and complete copies of each of MAF’s annual reports on Form 10-K for fiscal years 2002 through 2006. As of their respective dates, the MAF Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of MAF included in the MAF Reports (i) have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) fairly present the financial position of MAF and MAF Subsidiaries taken as a whole as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended subject, in the case of the unaudited interim financial statements, to normal year end and audit adjustments and any other adjustments described therein, and (iii) MAF has prepared an impairment analysis of the Real Estate on the balance sheet of MAF Developments, Inc. relating to the Springbank Project as of March 31, 2007, consistent with U.S. GAAP. The results of the impairment analysis indicate that MAF’s investment in the Springbank Project will be fully recovered over the life of the project. Since January 1, 2002, neither MAF nor any MAF Subsidiary has incurred any liability, contingent or otherwise of a type required to be disclosed in accordance with U.S. GAAP as in effect as of the respective dates of such financial statements, except as disclosed in the MAF Reports.

(b) MAF has delivered or made available to National City true and complete copies of an unaudited income statement of MAF for the period of January 1, 2007 until March 31, 2007 and an unaudited balance sheet of MAF as of March 31, 2007 (the “MAF Unaudited Interim Financial Information”). The MAF Unaudited Interim Financial Information (i) has been accurately derived from the books and records of MAF, (ii) fairly presents, in all material respects, the financial condition and the results of operations of MAF and the MAF Subsidiaries taken as a whole as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that MAF used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for September 30, 2006, except for new accounting standards that were adopted subsequent to September 30, 2006 and prior to March 31, 2007. MAF’s reserve for possible loan losses as shown in the MAF Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

5.8 Taxes. MAF has delivered or made available to National City true and correct copies of the Tax Returns filed by MAF and each MAF Subsidiary as listed in Section 5.8 of the MAF Disclosure Letter. MAF and each MAF Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. MAF and each MAF Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve, within the meaning of U.S. GAAP, for the payment of, all Taxes shown to be owing on all such Tax Returns, together with any interest, additions or penalties related to any such Taxes or to any open taxable year or period. Neither MAF nor any MAF Subsidiary has consented to extend the statute of limitations with respect to the assessment of any Tax. Neither MAF nor any MAF Subsidiary is a party to any Action, nor to the Knowledge of MAF, is any such Action threatened, by any Governmental Authority in connection with the determination, assessment or collection of any Taxes, and no deficiency notices or reports have been received by MAF or any MAF Subsidiary in respect of any material deficiencies for any Tax.

5.9 Employee Plans.

(a) All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of MAF or a MAF Subsidiary (collectively, the “MAF Employee Plans”) have been maintained, operated, and administered in compliance with their terms in all material respects and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws.

(b) With respect to each MAF Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) (i) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of that are attached to, Section 5.9(b) of the MAF Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code (such plans identified on said Section 5.9(b) of the MAF Disclosure Letter as the “MAF Qualified Plans”) either (A) has been determined by the IRS to be so qualified, (B) is the subject of a pending application for such determination that was timely filed, or (C) will be submitted for such a determination prior to the end of the “remedial amendment period” within the meaning of Section 401(b) of the Code, (ii) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (iii) neither MAF nor any of MAF Subsidiary has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (iv) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) intended to be qualified under Section 401(a) of the Code exceeds the value of the “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (v) no reportable event described in Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived has occurred, (vi) no defined benefit plan intended to be qualified under Section 401(a) of the Code has been terminated without first receiving a determination letter from the IRS, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (vii) no pension plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of 413(c) of the Code.

(c) Neither MAF nor any MAF Subsidiary has incurred any liability to the PBGC with respect to any “single employer plan” within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any Person considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither MAF nor any MAF

Subsidiary has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. To the Knowledge of MAF, there is no basis for any Person to assert that MAF or any MAF Subsidiary has an obligation to institute any MAF Employee Plan or any such other arrangement, agreement or plan.

(d) With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any MAF Employee Plan, (i) as of the date hereof, there is no material liability on the part of MAF or any MAF Subsidiary in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (ii) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of MAF, no such proceeding with respect to any such insurer is imminent.

(e) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (i) constitute a stated triggering event under any MAF Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from MAF or any MAF Subsidiary to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing. Neither MAF nor any MAF Subsidiary has any obligations for retiree health and life benefits under any MAF Employee Plan, program or contract. To the Knowledge of MAF, there are no restrictions on the rights of MAF or MAF Subsidiaries to amend or terminate any such MAF Employee Plan without incurring any liability thereunder.

(f) Section 5.9(f)(i) of the MAF Disclosure Letter identifies each MAF Employee Plan that is non-qualified, including those deferred compensation plans identified as the “MAF Deferred Compensation Plans” (collectively, the “MAF Non-Qualified Plans”), and Section 5.9(f)(ii) of the MAF Disclosure Letter identifies each MAF Non-Qualified Plan that has a trust for the benefit of the participants of the MAF Non-Qualified Plan. MAF and each applicable MAF Subsidiary have accrued expenses, on a basis consistent with U.S. GAAP, for the value of all of the required distributions due and owing or expected to become due and owing under any MAF Non-Qualified Plans as of the end of the most recent fiscal quarter and any trust maintained by MAF for the benefit of the participants in a MAF Non-Qualified Plan has adequate balances to pay any and all “benefit liabilities” due.

(g) Neither the execution of this Agreement nor the undertaking or consummation of any transaction contemplated by this Agreement shall (i) constitute a partial termination of the MAF Bank Employee Stock Ownership Plan (the “ESOP”) or otherwise require or compel the termination of the ESOP or (ii) prevent or impose limitations on or otherwise restrict National City’s ability to assume, continue, maintain, administer, terminate or take any other action with respect to any MAF Employee Benefit Plan, including, but not limited to, the ESOP. There are no outstanding loan obligations under the ESOP.

5.10 Material Contracts. Except as disclosed in the MAF Reports, or the agreements referenced in Section 6.5(g) of this Agreement, neither MAF nor any MAF Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any Person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by MAF or any MAF Subsidiary or the guarantee by MAF or any MAF Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by MAF with the SEC as of the date of this Agreement, or (d) any contract, agreement, plan, policy or understanding that by its terms is affected (including, but not limited to accelerated vesting or payment, setting of benefits, change in payment, or establishing benefits or payments) as a result of a change in control (each, an “MAF Contract”). MAF has delivered or made available to National City a correct and complete copy of each MAF Contract, together with all amendments and supplements thereto. Neither MAF nor any MAF Subsidiary is in default under any MAF Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

5.11 [Reserved].

5.12 Litigation. Except as disclosed in MAF Reports, there is no Action pending, or, to the Knowledge of MAF, threatened against or affecting MAF or any MAF Subsidiary which, if decided adversely to MAF or an applicable MAF Subsidiary, would be reasonably expected to have a Material Adverse Effect, nor is there any Governmental Order, outstanding against MAF or any MAF Subsidiary having, or which would, to the Knowledge of MAF, now or in the future have a Material Adverse Effect.

5.13 Compliance with Laws and Orders.

(a) MAF and each MAF Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law, and implementing rules, regulations or publicly-issued statements of policy of any Governmental Authority relating to MAF or a MAF Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Except as disclosed in MAF Reports, the businesses of MAF and each MAF Subsidiary are not being conducted in violation of any applicable Law or Governmental Order (including, without limitation, in the case of a MAF Subsidiary that is a thrift, all applicable Laws pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not have, and to the Knowledge of MAF, will not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, any MAF Subsidiary that is a bank or thrift is not in violation of those Laws applicable to depository institutions, and corresponding regulations and publicly-issued statements of policy of any Governmental Authority relating to CRA, privacy Laws, the BSA or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to MAF or any MAF Subsidiary is pending or, to the Knowledge of MAF, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have nor reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, MAF and each MAF Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable Law and common law. None of MAF, any MAF Subsidiary, or any director, officer or employee of MAF or of any MAF Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

5.14 Agreements with Regulators, Etc. Neither MAF nor any MAF Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter with, board resolution or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any other Governmental Order by, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) may materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has MAF been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or other Governmental Order. Neither MAF nor any MAF Subsidiary is required by Section 32 of the FDIA to give prior notice to a federal banking agency of the proposed addition of any individual to its Board of Directors or the employment of an individual as a senior or executive officer. To the Knowledge of MAF, there is no reason why the regulatory approvals referred to in Section 5.6(c) above should not be obtained.

5.15 Financial Advisors. Except for fees paid and payable to Keefe Bruyette & Woods, Inc. (“KBW”), neither MAF nor any MAF Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement. Attached as Schedule 5.15 to the MAF Disclosure Letter is a true, accurate and complete copy of the engagement letter between MAF and KBW for any fees paid and payable by MAF to KBW, in connection with, or as a result of, the transactions contemplated by this Agreement. As of the date of this Agreement, MAF has received an opinion of KBW, issued to the Board of Directors of MAF, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of MAF Common Stock.

5.16 MAF Action. The Board of Directors of MAF (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of MAF and its stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by the MAF’s stockholders at the MAF Meeting. The Board of Directors of MAF has approved the transactions contemplated by this Agreement and taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby, from any provision of the DGLC that purports to limit or restrict business combinations or the ability to acquire shares or to vote shares and any other applicable business combination or anti-takeover provisions of MAF’s certificate of incorporation and by-laws.

5.17 Vote Required. The affirmative votes of a majority of the outstanding shares of MAF Common Stock entitled to vote thereon are the only votes of the holders of any class or series of MAF capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

5.18 Material Interests of Certain Persons. Except as disclosed in the MAF Reports, no officer or director of MAF, or any Associate of any such officer or director, has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of MAF or any MAF Subsidiary that is required to be disclosed under the requirements of the Exchange Act.

5.19 Environmental Matters. To the Knowledge of MAF, (i) neither MAF nor any MAF Subsidiary is in material violation of or has any material liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the condition of the Real Estate, Loan Portfolio Properties, Trust Properties and Other Properties of MAF or any MAF Subsidiary does not constitute a violation of or has not resulted in any liability, absolute or contingent to MAF or any MAF Subsidiary, under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (iii) there are no Actions pending or, to the Knowledge of MAF, threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a material liability upon MAF or any MAF Subsidiary pursuant to any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Section 5.19 contains the sole and exclusive representations and warranties of MAF related to Environmental Laws and Hazardous Substances.

5.20 Labor Matters. (a) MAF or the MAF Subsidiaries are not engaged in, and have not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, or to the Knowledge of MAF threatened, against or directly affecting MAF or the MAF Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or, to the Knowledge of MAF, are threatened; (e) no collective bargaining agreement exists which is binding on MAF and/or any MAF Subsidiary; (f) neither MAF nor any MAF Subsidiary has experienced any material work stoppage or other material labor difficulty; and (g) neither MAF nor any MAF Subsidiary is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

5.21 Minute Books. The minute books of MAF and each MAF Subsidiary contain and will contain at Closing with respect to meetings and actions occurring after the date hereof accurate records of all material corporate actions of their respective stockholder(s) and Boards of Directors (including committees of the Board of Directors or managers), and the signatures contained therein are true signatures of the Persons whose signatures they represent.

5.22 Loans. All of the loans, leases, installment sales contracts and other credit transactions on the books of MAF and the MAF Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected, except where such failure is not reasonably likely to have, either individually or in the aggregate a Material Adverse Effect. Neither the terms of such loans, leases, installment sales contracts and other credit transactions, nor any of the documentation evidencing such transactions, nor the manner in which such loans, leases, installment sales contracts and other credit transactions have been administered and serviced, nor MAF’s procedures and practices of approving or rejecting applications for such transactions, violates any Law applicable thereto, including, without limitation, the Truth-In-Lending Act, as amended, Regulations O and Z of the Federal Reserve Board, CRA, the Equal Credit Opportunity Act, as amended, and state Laws relating to consumer protection, installment sales and usury, except where such failure is not reasonably likely to have, either individually or in the aggregate a Material Adverse Effect.

5.23 Transactions. Except as disclosed in the MAF Reports, neither MAF, nor any MAF Subsidiary, has at any time in the last five (5) years, entered into any material contract, agreement or other understanding involving the purchase or sale of any Affiliate, any branch or a significant amount of its assets outside the ordinary course of business and is not currently engaged in any discussions with any third party regarding any such transaction. None of MAF or any MAF Subsidiary is by contract, agreement (oral or written), or Governmental Order, subject to any restrictions concerning (i) any of its businesses, (ii) businesses it may engage in, (iii) the conduct of its business, (iv) customers it may solicit or accept business from or (v) Persons it may solicit for employment or hire.

5.24 State Takeover Statutes. MAF is exempt from and the Merger shall not be subject to any state takeover Law.

5.25 Real Property.

(a) Section 5.25(a) of the MAF Disclosure Letter identifies (i) each parcel of real property and any improvements on a Leased Premises owned by MAF or a MAF Subsidiary (each an “Owned Real Property”) and (ii) each real property premises leased by MAF or a MAF Subsidiary, including any ground lease (each a “Leased Premises” and together with Owned Real Properties, the “Real Estate”), and lists the corresponding lease for each Leased Premises to which MAF or the applicable MAF Subsidiary is a party (collectively, the “Lease Agreements”).

(b) MAF or the MAF Subsidiary, as applicable, has good and marketable, indefeasible, fee simple title to each Owned Real Property, free and clear of any and all encumbrances other than Permitted Real Property Encumbrances. MAF and each MAF Subsidiary, if applicable, have valid leasehold interests in and are in possession of the Leased Premises, and in each case, such leasehold interests are free and clear of all Liens, other than Permitted Real Property Encumbrances.

(c) To the Knowledge of MAF, the building, structures and improvements located on, fixtures contained in, and appurtenances attached to, each Real Estate conform and are in compliance with all applicable Laws, including the Americans With Disabilities Act. MAF has not received any notice from a lessor, any Governmental Authority or any other Person requiring any work or repairs to Real Estate that the tenant has not completed in compliance with such notice. To the Knowledge of MAF, in their present state of repair all structural and mechanical components of the facilities serving the Real Estate (including the roof, all heating, ventilation, plumbing and electrical systems used in the operation thereof) are adequate for MAF’s or the applicable MAF Subsidiary’s purposes.

(d) Neither MAF nor any MAF Subsidiary has entered into any sublease, license or assignment of a Leased Premises and, other than MAF or an applicable MAF Subsidiary under the applicable Lease Agreement, there are no Persons physically occupying any portion of a Leased Premises.

(e) No brokerage fees, commissions or any similar payments are owed or payable by MAF or any MAF Subsidiary to any third party in connection with the existence or execution of a Lease Agreement, or in connection with any renewal, expansion or extension of any Lease Agreement.

(f) MAF has delivered or made available to National City a correct and complete copy of each Lease Agreement, together with all amendments and supplements thereto. Neither MAF nor any MAF Subsidiary is in default under any Lease Agreement, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

5.26 Intellectual Property.

(a) Section 5.26(a) of the MAF Disclosure Letter sets forth a true and complete list of each item of (i) Intellectual Property owned by MAF or any MAF Subsidiary in its business that is registered with, or subject to application for registration with, any Governmental Authority or Internet domain name registrar, indicating for each such item the owner, the registration or application number and the applicable filing jurisdiction, and (ii) Intellectual Property for which MAF or any MAF Subsidiary has a license to use that is otherwise material to the business of MAF or any MAF Subsidiary, except for licenses to “off-the-shelf” software that is generally commercially available. To the Knowledge of MAF, all such registrations with and applications to Governmental Authorities with respect to the Intellectual Property owned by MAF or any MAF Subsidiary are valid and in full force and effect. The Intellectual Property owned by MAF or any MAF Subsidiary is owned free and clear of all Liens. The Intellectual Property owned or used by MAF or any MAF Subsidiary will not be limited or otherwise adversely affected by virtue of the consummation of the transactions contemplated by this Agreement.

(b) None of the Intellectual Property owned or used by MAF or any MAF Subsidiary, to the Knowledge of MAF, is subject to any outstanding Governmental Order or agreement adversely affecting MAF’s or any MAF Subsidiary’s use thereof or rights thereto. There is no Action pending, asserted or, to the Knowledge of MAF, threatened against MAF or any MAF Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, any Intellectual Property or the licensed right to use any Intellectual Property owned or used by MAF or any MAF Subsidiary.

(c) To the Knowledge of MAF, none of the Intellectual Property owned or used by MAF or any MAF Subsidiary, nor the conduct of the businesses of MAF or any MAF Subsidiary infringes upon or misappropriates the rights of any third party, and neither MAF nor any MAF Subsidiary has received any claim, any cease and desist or equivalent letter or any other written notice of any allegation that any of the

Intellectual Property owned or used by MAF or any MAF Subsidiary infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party. Neither MAF nor any MAF Subsidiary has received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Intellectual Property owned or used by MAF or any MAF Subsidiary. To the Knowledge of MAF, no third party is infringing or misappropriating any Intellectual Property right owned or used by MAF or any MAF Subsidiary.

(d) MAF and each MAF Subsidiary, as applicable, have taken commercially reasonable steps to protect and preserve the secrecy and confidentiality of the trade secrets and source code included in the Intellectual Property listed in Section 5.26(a) of the MAF Disclosure Letter.

5.27 Insurance. MAF and each MAF Subsidiary are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by MAF or each MAF Subsidiary are in full force and effect and MAF and each MAF Subsidiary are not in material default thereunder.

5.28 Interest Rate Risk Management Arrangements. Neither MAF nor any MAF Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements used to manage interest rate risk or other interest rate risk management arrangements.

5.29 Sarbanes-Oxley Act. MAF is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate as of the date such certifications were made and such future certifications to be provided pursuant to Sections 302 and 906 will be accurate as of the date such certifications are made.

5.30 Tax Treatment. As of the date hereof, to the Knowledge of MAF, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.31 Notice of Breach or Potential Breach. MAF shall promptly notify National City of any change, circumstance or event which would cause any of the representations or warranties made by MAF pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents MAF from complying with any of its obligations hereunder. There is no fact or development known to MAF which would have or would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on MAF’s or any MAF Subsidiary’s continuing business, which has not been set forth in this Agreement or the MAF Disclosure Letter.

5.32 Disclosure. No representation or warranty by MAF in this Agreement after giving effect to the totality of the disclosures set forth in the MAF Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by National City for a breach of representation, warranty, covenant, agreement or obligation of MAF hereunder will not be affected by any investigation conducted by National City with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

VI. COVENANTS

6.1 Acquisition Proposals. MAF and each MAF Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) other than purchases or sales of loans or securities in the ordinary course of its business consistent with past practice, solicit or initiate any proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of MAF or any MAF Subsidiaries (including any tender offer or exchange offer), or any proposal for merger, consolidation or business combination recapitalization, liquidation, dissolution or similar transaction involving MAF or a MAF Subsidiary (such transactions are referred to herein as “Acquisition Transactions”) or (ii) except to the extent that the Board of Directors of MAF determines in good faith, after consultation with outside legal counsel in the exercise of its fiduciary duties in accordance with applicable Law, to participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 6.1 shall restrict or prohibit any disclosure by MAF that is required in any document to be filed with the SEC after the date of this Agreement or any disclosure that, the Board of Directors of MAF determines in good faith, after consultation with outside legal counsel, is otherwise required under applicable Law. MAF will, and cause each MAF Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. MAF will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with MAF or any MAF Subsidiary.

6.2 Interim Operations of MAF. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as set forth in Section 6.2 of the MAF Disclosure Letter or as otherwise approved expressly in writing by National City, which such approval shall not be unreasonably withheld:

(a) Conduct of Business. MAF shall, and shall cause each MAF Subsidiary to, conduct their respective businesses only in the ordinary course of business consistent with past practice. MAF shall use reasonable efforts to preserve intact the business organization of MAF and each MAF Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with MAF or any MAF Subsidiary. Other than in the ordinary course of business consistent with past practice, MAF shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, entering into short term borrowings with the Federal Home Loan Bank and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (iii) make any loan or advance. MAF shall not, and shall not permit any of the MAF Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization.

(b) Certificate and By-Laws. MAF shall not and shall not permit any MAF Subsidiary to make any change or amendment to their respective certificate of incorporation or by-laws.

(c) Capital Stock. MAF shall not, and shall not permit any MAF Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to any exercise of the MAF Options or vesting of the RSUs) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither MAF nor any MAF Subsidiary shall grant any additional stock options. Neither MAF nor any MAF Subsidiary shall grant any awards under any MAF Employee Plan, including, without limitation, stock options, restricted stock, stock units or stock.

(d) Dividends. MAF shall not, and shall not permit any MAF Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) regular quarterly cash dividends in an amount not to exceed $0.27 per share on MAF Common Stock, payable on or about the regular historical payment dates, (ii) dividends paid by any wholly-owned MAF Subsidiary to MAF or another wholly-owned MAF Subsidiary with respect to its capital stock between the date hereof and the Effective Time and, with respect to MAF Bank, so long as any payment of such amounts by MAF Bank do not, after giving effect to any such payment, cause MAF Bank to not be “well-capitalized”, as defined by the Federal Deposit Insurance Corporation, (iii) regular quarterly cash distributions paid on the preferred stock of MAF Capital Trust I and MAF Capital Trust II, and (iv) annual dividends paid on common and preferred membership interests of MAF Realty, L.L.C.—IV. Notwithstanding the foregoing, it is agreed by the Parties that they shall cooperate to assure that, for any quarter, there shall not be a duplication of nor omission of the payment of dividends to stockholders of MAF. For purposes of the preceding sentence, the dividend for any quarter shall mean the dividend for which the record date occurs in such quarter.

(e) Employee Plans, Compensation, Etc. Except as otherwise provided in this Agreement, MAF shall not, and shall not permit any MAF Subsidiary to, adopt or amend (except as required by Law (including as required to maintain qualification under Section 401(a) of the Code or to avoid noncompliance with Section 409A of the Code) or other contractual obligations existing on the date hereof) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for the bonus plans and the normal merit increases in the ordinary course of business consistent with past practice not to exceed the limits set forth in Section 6.5(g) of the MAF Disclosure Letter) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options, stock appreciation rights or RSUs) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(f) Certain Policies. MAF shall modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) as requested by National City in writing immediately prior to the Closing Date so as to be consistent with those of National City and U.S. GAAP; provided that MAF and its Subsidiaries shall not be required to take any such action that is not permitted under U.S. GAAP, the Code, regulatory guidance, or applicable Law, whichever is applicable. MAF’s representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes, nor shall any change in the Merger Consideration be effected as a consequence of any such modifications or changes.

(g) Other Operations. During the period from the date of this Agreement to the Effective Time, MAF shall not take any action that could (i) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (ii) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

(h) Delivery of Monthly Financial Information. MAF shall promptly after the end of each month (and in no event later than twenty-five (25) days after the end of each month) deliver to the officers of National City identified in Section 6.2(h) of the National City Disclosure Letter copies of the unaudited consolidated balance sheets and statements of income of MAF which have been provided to MAF’s Board of Directors, as of and for such month then ended (the “Monthly Financial Information”). The Monthly Financial Information shall be prepared consistent with past practice. The Monthly Financial Information shall be accompanied by a certificate signed by an authorized officer of MAF, as applicable, that states that (i) with respect to Monthly Financial Information for the last month of a fiscal quarter, the Monthly Financial Information complies with the representations and warranties set forth in Section 5.7 with respect to the MAF Unaudited Interim Financial Information, and (ii) with respect to Monthly Financial Information for the first two months of a fiscal quarter, the Monthly Information was prepared consistent with the standards set forth on Schedule 6.2(h) of National City’s Disclosure Letter.

(i) Interest Rate Risk Management Arrangements. Other than entering into mortgage instruments and other agreements with customers and other than in the ordinary course of business consistent with past practice as set forth in Section 5.28 of the MAF Disclosure Letter, neither MAF nor any MAF Subsidiary will become a party to any, nor will any of their property become bound by, any interest rate swaps, caps, floors and option agreements used to manage interest rate risk or other interest rate risk management arrangements.

(j) Additional Agreements. Notwithstanding anything to the contrary in this Agreement, MAF and National City shall take all actions necessary to enact the items set forth in Section 6.2(j) of the National City Disclosure Letter.

6.3 Interim Operations of National City. During the period from the date of this Agreement to the Effective Time, without the prior written consent of MAF, National City shall not take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

6.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give National City, directly or indirectly, the right to control or direct the operations of MAF or shall give MAF, directly or indirectly, the right to control or direct the operations of National City prior to the Effective Time. Prior to the Effective Time, each of MAF and National City shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.5 Employee Matters.

(a) MAF Employee Plans. National City shall honor, maintain and perform on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable Law and such deductions, counterclaims, interruptions or deferments as may be permitted under the MAF Employee Plans), all of MAF’s and MAF Subsidiaries’ vested obligations under MAF Employee Plans; provided, further, that this provision shall not be construed as precluding the merger of a MAF Employee Plan into a National City Employee Plan or the termination of such MAF Employee Plan; and provided, further, that National City shall have the right to delay the payment, or limit the form of payment, of any amount under any MAF Employee Plan and the right to amend any MAF Employee Plan to delay the payment, or limit the form of payment, of any amount under any MAF Employee Plan to the extent National City, in good faith, determines that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A of the Code and the regulations promulgated thereunder, and National City shall not exercise any discretion or take any action to cause any such adverse tax consequences.

(b) Employment of Continuing Employees. National City acknowledges that each individual who is an employee of MAF or any MAF Subsidiary immediately prior to the Effective Time (a “Continuing Employee”) shall continue to be an employee of the SURVIVING CORPORATION or a MAF Subsidiary after the Effective Time. After the conversion of the Continuing Employees to National City’s welfare plans as contemplated by Section 6.5(d) below, each Continuing Employee, while employed by National City or a National City Subsidiary, shall continue to receive base pay and the benefits under the Eligible Plans that in the aggregate are no less favorable than the benefits under the Eligible Plans enjoyed generally by National City employees working in similar business lines.

(c) [Reserved].

(d) Participation in National City Employee Plans. No later than January 1 of the second year following the year of the Effective Time, National City and the applicable National City Subsidiary shall cause the Continuing Employees, while employed by National City or the applicable National City Subsidiary, to be eligible to participate in the plans listed in Section 6.5(d) of the National City Disclosure Letter (the “Eligible Plans”) in which similarly situated National City employees participate. In the event that applicable Law or the terms of National City Employee Plans do not permit immediate eligibility for the Continuing Employees for any such National City Employee Plans, then the Continuing Employees shall be eligible to participate in such National City Employee Plans as of the earliest eligibility date. National

City or the applicable National City Subsidiary shall accomplish the migration of the Continuing Employees to the Eligible Plans as set forth in Section 6.5(d) of the MAF Disclosure Letter.

(e) Credit for Service. For purposes of all Eligible Plans covering Continuing Employees or any of their dependents or beneficiaries, National City shall credit or shall cause the Surviving Corporation to credit the Continuing Employees with all service with MAF or any MAF Subsidiaries for purposes of eligibility and vesting (including eligibility to receive matching contributions under National City’s 401(k) plan) as if such service, and compensation, had been performed for National City, but not for purposes of eligibility, vesting or benefits under the National City Non-Contributory Retirement Plan or eligibility for premium subsidies under National City’s retiree welfare benefit plan. Notwithstanding anything herein to the contrary, years of service with MAF or any MAF Subsidiary shall be counted for benefit accrual purposes under National City’s vacation pay plan and any severance plan of National City to which a Continuing Employee may become subject.

(f) Severance Upon Termination of Continuing Employee. If a Continuing Employee is terminated without cause at or after the Effective Time by National City or any National City Subsidiary, such Continuing Employee shall be entitled to the severance benefits that would be paid from time to time under the severance benefit plan or program of MAF attached as Section 6.5(f) to the MAF Disclosure Letter.

(g) Additional Agreements. Notwithstanding anything to the contrary in this Agreement, MAF and National City shall take all actions necessary to enact the items set forth on Section 6.5(g) of the MAF Disclosure Letter.

6.6 Access and Information. Upon reasonable notice, National City and MAF shall, and shall cause its respective Subsidiaries to, afford to the other party hereto and its representatives (including, without limitation, directors, officers and employees of such investigating party and its Affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors, subject to their consent), properties, personnel and to such other information (in whatever form maintained, whether documentary, digital or otherwise) including, but not limited to, MAF’s general ledger and the consolidating balance sheets and income statements of MAF Subsidiaries, as such investigating party may reasonably request; provided, however, that a Party shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the advice of counsel, to result in the loss or impairment of any privilege generally recognized under Law with respect to such information or (ii) would be precluded by any Law or Governmental Order. Any claim by a Party for a breach of representation, warranty, covenant, agreement or obligation of such Party hereunder shall not be affected by any investigation conducted by such Party with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. All information contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreements.

6.7 Certain Filings, Consents and Arrangements. National City and MAF shall (a) as soon as reasonably practicable, but in no event later than forty-five (45) days from the date of this Agreement, make any required filings and applications required to be filed with Governmental Authorities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant Law and (ii) in promptly making any such filings (including giving the other Party a reasonable opportunity to review and comment on the non-confidential portion of any applications), furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other Parties copies of the publicly available portions of all such reports promptly after they are filed. In addition, MAF shall obtain any other consents, terminations, approvals, permits or authorizations as may be required from any third party to effect the Merger including, without limitation, the consents or terminations, as indicated, to those agreements identified in Section 6.7 of the National City Disclosure Letter.

6.8 State Takeover Statutes. MAF shall take all necessary steps to (a) exempt MAF and the Merger from the requirements of any state takeover Law by action of the Board of Directors of MAF or otherwise and (b) upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover Law.

6.9 Indemnification.

(a) From and after the Effective Time, in the event of any threatened or actual Action, whether civil, criminal or administrative, including, without limitation, any such Action in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of MAF or any MAF Subsidiary (the “D&O Indemnitees”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MAF, any of the MAF Subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, National City shall assume and honor any obligation MAF had immediately prior to the Effective Time with respect to the indemnification of each such D&O Indemnitee against any Indemnifiable Losses to the fullest extent permitted by Law in connection with any such threatened or actual Action, and in the event of any such threatened or actual Action (whether asserted or arising before or after the Effective Time). National City’s obligations under this Section 6.9(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(b) National City agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of MAF and the MAF Subsidiaries, and their respective heirs and assigns (the “Covered Parties”) as provided in their respective articles or certificates of incorporation or code of regulations or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

(c) National City, from and after the Effective Time, shall cause the Persons who served as directors or officers of MAF and the MAF Subsidiaries on or before the Effective Time to be covered by MAF’s existing directors’ and officers’ liability insurance policy or an equivalent “tail” directors and officers liability insurance policy for a period of not less than six (6) years from the Effective Time (provided, that National City may substitute therefore policies providing or maintain policies that provide substantially similar coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the “Insurance Policies”); provided, however, that after the first year of coverage under the Insurance Policies, National City shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 6.9(c) for the Insurance Policies to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by MAF for its current premiums for such insurance (the “Insurance Expense Cap”), and National City shall use its reasonable best efforts to obtain the Insurance Policies commencing on the Effective Time and, within the Insurance Expense Cap, keep such Insurance Policies in effect until the sixth anniversary of the Effective Time. If National City is unable to obtain such Insurance Policy with the coverage required hereby within the Insurance Expense Cap, then National City shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable.

(d) If National City or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of National City assume the obligations set forth in this Section 6.9.

(e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, as the case may be, each D&O Indemnitee of MAF and each MAF Subsidiary and their respective heirs, representatives and assigns. National City agrees to pay all reasonable costs and expenses (including fees and expenses of counsel) that may be incurred by any such Person or his or her personal representatives in successfully enforcing the obligations of National City under this Section 6.9. The provisions of this Section 6.9 shall survive the Closing for an indefinite period of time and are in addition to any other rights to which a D&O Indemnitee may be entitled.

6.10 Additional Agreements.

(a) Subject to the terms and conditions herein provided, each Party agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities or Persons, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals, except MAF shall use its reasonable best efforts to take or obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities or Persons for the contracts identified on Section 6.10(a) of the National City Disclosure Letter, and National City shall cooperate in good faith to assist MAF in obtaining all such actions or non-actions, extensions, waivers, consents and approvals.

(b) Subject to Section 6.17 below, each Party covenants, for itself and its Affiliates, not to take intentionally any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on National City or MAF, or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the Parties to obtain any approval required for the consummation of the Merger without imposition of conditions or restrictions.

6.11 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter MAF and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto.

6.12 Registration Statement. National City agrees to promptly prepare and file the Registration Statement with the SEC (including the Proxy Statement constituting a part thereof). MAF agrees to cooperate with National City in the preparation of the Registration Statement and Proxy Statement; and provided that MAF has so cooperated National City agrees to file the Registration Statement in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable best efforts to cause such filing to occur within thirty (30) days after execution of this Agreement. Each Party agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement. National City shall also take any action required to be taken under state blue sky or securities Laws in connection with the issuance of the National City Common Stock pursuant to the Merger, and MAF shall promptly furnish National City all information concerning MAF and the holders of its capital stock and shall take any action as National City may reasonably request in connection with any such action.

6.13 Proxy Statement. As soon as practicable after the date hereof, MAF shall prepare and provide to National City the Proxy Statement for inclusion with the Registration Statement and otherwise cooperate with National City in the preparation of the Proxy Statement and Registration Statement, use its reasonable best efforts to assist National City to cause the Registration Statement to be declared effective, and promptly thereafter mail the Proxy Statement to all holders of shares of MAF Common Stock entitled to vote at the MAF Meeting.

6.14 Stockholders’ Meeting. MAF shall take all action necessary, in accordance with applicable Law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of MAF Common Stock (such meeting and any adjournments thereof, the “MAF Meeting”) as promptly as practicable for the purpose of considering and taking action upon this Agreement. Unless the Board of Directors of MAF shall have determined in good faith, after consultation with counsel, that making such a recommendation would cause the Board of Directors of MAF to violate its fiduciary duty under applicable Law, the Board of Directors of MAF shall recommend that the holders of MAF Common Stock vote in favor of and approve the Merger and adopt this Agreement at the MAF Meeting.

6.15 Stock Exchange Listings. National City shall assure that the National City Common Stock to be issued pursuant to the Merger is properly listed on the New York Stock Exchange.

6.16 Tax Returns. MAF shall promptly make available to National City, upon request by National City, true and correct copies of the federal, state and local income Tax Returns filed by MAF and any of MAF Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of Tax.

6.17 Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, neither Party shall, without the written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VIII below not being satisfied or (c) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

6.18 Notice of Breach or Potential Breach.

(a) MAF or National City, as the case may be, shall promptly notify in writing the other Party of any change, circumstance or event which would cause any of the representations or warranties made by such notifying Party pursuant to this Agreement to not be true and correct in all material respects as of the date hereof or at the Closing Date, or any of its obligations set forth in this Agreement required to be performed at or prior to the Closing Date not to be performed in all material respects at or prior to the Closing Date, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, so far as reasonably can be foreseen at the time of the occurrence, or thereafter, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on National City or MAF, as the case may be. Such written notification shall contain an accurate and reasonably detailed description of (i) the material breach, include supporting documentation regarding the facts and circumstances surrounding such material breach and describe the impact (or expected impact) of such breach on the disclosing Party and its business operations and (ii) procedures and timeline to cure such breach (a “Material Breach Notice”). After receipt of any Material Breach Notice, the receiving Party may, within five (5) Business Days thereof, reasonably request the notifying Party to furnish additional information surrounding the description of the material breach, the impact (or the expected impact) of such breach, or the cure procedures and timeline raised in the Material Breach Notice (an “Information Request”). After receipt of an Information Request, the disclosing Party shall use its reasonable best efforts to promptly deliver such additional information to the receiving Party.

(b) After receipt of any Material Breach Notice, the receiving Party may, within ten (10) Business Days thereof (the “Notification Period”), (i) notify the disclosing Party of its intent to waive such material breach, (ii) request that the disclosing Party seek to cure such material breach as set forth in the Material Breach Notice, or (iii) terminate this Agreement pursuant to Sections 9.1(e) or (f) below as appropriate, if the receiving Party reasonably determines that the material breach cannot be cured within the time frames specified in the Material Breach Notice or as contemplated by Section 6.18(c) below; provided, however, if the receiving Party makes an Information Request, the Notification Period shall be extended to the tenth Business Day following the day the receiving Party receives the last of the information requested in the Information Request.

(c) If the receiving Party requests that the disclosing Party seek to cure the material breach described in the Material Breach Notice, the disclosing Party shall then use its reasonable best efforts to cure such breach as set forth in the Material Breach Notice within thirty (30) days from the date of the receiving Party’s request. If at the end of such thirty (30)-day cure period the material breach has not been cured as set forth in the Material Breach Notice, but the disclosing Party is engaged in an ongoing and meaningful efforts to cure such breach as contemplated by the Material Breach Notice, the cure period shall extend for an additional thirty (30)-day period, unless the receiving Party reasonably determines that the material breach cannot be cured during such extended period as set forth in the Material Breach Notice, in which case, the receiving Party may terminate this Agreement pursuant to Sections 9.1(e) or (f) below as appropriate. The notifying Party shall notify the receiving Party when the material breach described in the Material Breach Notice is cured.

(d) In the event the receiving Party fails to respond to the disclosing Party’s Material Breach Notice within the Notification Period, the receiving Party shall be deemed to have waived its right of termination described in the Material Breach Notice; provided, however, that any particular breach that is deemed to have been waived by the receiving Party may thereafter be considered by the receiving Party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing Party pursuant to this Section 6.18 toward the occurrence of a material breach by the disclosing Party.

6.19 Section 16. National City and MAF agree that, in order to most effectively compensate and retain MAF Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that MAF Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of MAF Common Stock and MAF Options to acquire shares of MAF Common Stock into shares of National City Common Stock and options to acquire shares of National City Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. “MAF Insiders” shall mean those officers and directors of MAF who are subject to the reporting requirements of Section 16(a) of the Exchange Act. MAF shall, reasonably promptly following the date hereof, provide to National City a list of (a) the MAF Insiders, (b) the number of shares of National City Common Stock expected to be received pursuant to the Merger, as appropriate, by each MAF Insider at the Effective Time on account of shares of MAF Common Stock, MAF Options, RSUs or DSUs thereon, reasonably expected to be held by such MAF Insider immediately prior to the Effective Time and (c) a description of the material terms of such unexercised options and such RSUs and DSUs. Prior to the Effective Time, (x) the Board of Directors of MAF shall take such actions consistent with the SEC’s interpretive guidance to approve the disposition of shares of MAF Common Stock and MAF Options, RSUs and DSUs, by each MAF Insider for purposes of Rule 16b-3(e) such that the deemed “sale” of such shares of MAF Common Stock and MAF Options, RSUs and DSUs, by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act, and (y) the Board of Directors of National City shall take such action consistent with the SEC’s interpretive guidance to approve the acquisition of shares of National City Common Stock by each director and officer of National City for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed “purchase” of such shares of National City Common Stock, by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act.

6.20 Tax-Free Reorganization Treatment. Neither National City nor MAF shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.21 Title Examination. MAF shall use its reasonable best efforts to cause, at its sole cost and expense, a title company, mutually acceptable to National City and MAF, to deliver title examinations for each Owned Real Property, as soon as practicable, but in no event later than July 31, 2007.

VII. CLOSING MATTERS

7.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VIII below, the closing (the “Closing”) shall occur at such location mutually agreeable to the Parties and on a date (the “Closing Date”) which is within seven (7) Business Days after the later of:

(a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Authorities; and

(b) the date the Merger shall have been approved and adopted by the requisite vote of the holders of shares of MAF Common Stock;

or such other date to which the Parties agree in writing. If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Authorities.

7.2 Documents and Certificates. National City and MAF shall use their respective reasonable best efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

VIII. CONDITIONS

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) The Merger shall have been approved and adopted by the requisite vote of the holders of shares of MAF Common Stock.

(b) The shares of National City Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange.

(c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Authority which are necessary for the consummation of the Merger (other than immaterial consents, the failure to obtain of which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to, National City and National City Subsidiaries taken as a whole or MAF and MAF Subsidiaries taken as a whole) (collectively, “Consents”), shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no Consent shall be deemed to have been received if it shall include any conditions or requirements which would so materially or adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

(d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending or threatened by the SEC; provided, however, that prior to April 30, 2008, the fact that a stop order has been issued and remains in effect shall not be the sole basis for termination of this Agreement by a Party pursuant to Sections 8.1(d) or 8.1(e) of this Agreement so long as the other Party is taking, or cooperating in taking, all commercially reasonable actions to obtain the lifting of such stop order.

(e) No temporary restraining order, preliminary or permanent injunction or other Governmental Order by any Governmental Authority that prevents the consummation of the Merger shall have been issued and remain in effect; provided, however, that prior to the earlier of (i) April 30, 2008, or (ii) the time at which such injunction or Governmental Order becomes final and non-appealable, the entry of any such injunction or Governmental Order shall not be the sole basis for termination of this Agreement by a Party pursuant to Sections 8.1(d) or 8.1(e) of this Agreement so long as the other Party is taking, or cooperating in taking, all commercially reasonable actions to cause such injunction or Governmental Order to be appealed, vacated, lifted or otherwise modified to permit the Merger to become effective.

(f) Vedder, Price, Kaufman & Kammholz, P.C., counsel to MAF shall have delivered to MAF and National City its opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referenced in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (A) no gain or loss will be recognized by National City or MAF as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to U.S. Treasury Regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion), (B) no gain or loss will be recognized by the stockholders of MAF who exchange their shares of MAF Common Stock solely for shares of National City Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in National City Common Stock), (C) the aggregate tax basis of the shares of National City Common Stock received by a MAF stockholder in the Merger (including any fractional shares of National City Common Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of MAF Common Stock surrendered by such MAF stockholder in exchange therefor, and (D) the holding period of the shares of National City Common Stock received in the Merger will include the period during which the shares of MAF Common Stock surrendered in exchange therefore were held, provided such shares of MAF Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon such representations as it deems appropriate and which shall be contained in certificates of officers of MAF, National City and others.

8.2 Conditions to Obligation of MAF to Effect the Merger. The obligation of MAF to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a) National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Closing Date.

(b) The representations and warranties of National City contained in this Agreement shall be true and correct in all material respects when made and the representations and warranties set forth in Article IV above shall be true and correct in all material respects as of the Closing Date as if made at and as of such time, in each case except as otherwise expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time or times.

(c) National City shall have furnished MAF a certificate dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the Knowledge of National City, the conditions set forth in Sections 8.2(a) and 8.2(b) above have been satisfied.

8.3 Conditions to Obligation of National City to Effect the Merger. The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a) MAF shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Closing Date.

(b) The representations and warranties of MAF contained in this Agreement shall be true and correct in all material respects when made and the representations and warranties set forth in Article V above shall be true and correct in all material respects as of the Closing Date as if made at and as of such time, in each case except as otherwise expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time or times.

(c) MAF shall have furnished National City a certificate dated the Closing Date signed by the Chief Executive Officer and Chief Financial Officer of MAF that, to the Knowledge of MAF, the conditions set forth in Sections 8.3(a) and 8.3(b) above have been satisfied.

IX. TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by a Party or the Parties upon written notice, notwithstanding any approval or adoption of this Agreement by the stockholders of MAF, as follows:

(a) by mutual written consent of the Board of Directors of National City and the Board of Directors of MAF;

(b) by National City or MAF, if the Merger shall not have been consummated on or before April 30, 2008 (the “Outside Termination Date”), and such terminating Party is neither (i) in material breach hereof nor (ii) the notifying Party of a material breach pursuant to the procedures set forth in Section 6.18, unless the termination is more than ten (10) Business Days after the receiving Party has received the notifying Party’s notice of having cured the material breach that was described in the Material Breach Notice pursuant to Section 6.18(c); provided, however, the Outside Termination Date shall be extended as necessary to permit the Parties to exercise their respective rights and perform their respective obligations within the time periods set forth in Section 6.18 above;

(c) by National City or MAF, if the holders of MAF Common Stock do not adopt this Agreement at the MAF Meeting by the requisite vote;

(d) by National City or MAF, if any of the conditions specified in Sections 8.1(b), (c), (d), (e) or (f) have not been met or waived by MAF and National City at such time as such condition can no longer be satisfied;

(e) by MAF, provided MAF is not then in material breach of this Agreement, (i) if any condition specified in Sections 8.2(b) or (c) above has not been met or waived by MAF at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.2(a) has not been met or waived by MAF, except in each case, for any such breach which has been disclosed pursuant to Section 6.18 and waived by the non-disclosing Party pursuant to Section 6.18 or cured by the disclosing Party within the time frame specified in Section 6.18;

(f) by National City, provided National City is not then in material breach of this Agreement, (i) if any condition specified in Sections 8.3(b) or (c) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.3(a) has not been met or waived by National City, except in each case, for any such breach which has been disclosed pursuant to Section 6.18 and waived by the non-disclosing Party pursuant to Section 6.18 or cured by the disclosing Party within the time frame specified in Section 6.18;

(g) by National City, provided National City is not then in material breach of this Agreement, if the MAF Meeting shall not have been called prior to September 30, 2007; provided, however, the period shall be extended to December 31, 2007 in the event the SEC does not clear the Proxy Statement and so long as MAF is taking, or cooperating in taking, all commercially reasonable actions to obtain clearance;

(h) by National City or MAF, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, Governmental Order or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(i) by National City, if the Board of Directors of MAF does not publicly recommend in the Proxy Statement that MAF’s stockholders approve and adopt this Agreement;

(j) by National City, if after recommending that the stockholders of MAF approve and adopt this Agreement, the Board of Directors of MAF shall have withdrawn, modified or amended such recommendation in any manner adverse to National City;

(k) by National City or MAF, if the Board of Directors of MAF shall have recommended to the stockholders of MAF an Acquisition Transaction with a third party or shall have resolved to do so or shall have entered into any agreement for the consummation of an Acquisition Transaction with a third party pursuant to the terms of Section 6.1 (it being understood that MAF may terminate this Agreement in order to concurrently enter into such agreement with a third party);

(l) by National City, if a tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of MAF is commenced, and the Board of Directors of MAF fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that MAF or any of the other Persons described in Section 6.1 has taken any of the actions set forth in Section 6.1 in compliance with the terms of Section 6.1, together with a statement that the Board of Directors of MAF continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation of this Agreement;

(m) by National City, if MAF shall have suffered a Material Adverse Effect, or events or circumstances have occurred which could reasonably be expected to have, a Material Adverse Effect on MAF, and National City is not the cause of the Material Adverse Effect; provided, however, MAF shall have the right to cure such breach within thirty (30) days from the date of the Material Adverse Effect, and provided, further, if at the end of such thirty (30)-day period the material breach has not been cured, but MAF is engaged in ongoing and meaningful efforts to cure such breach, the cure period shall be extended for an additional thirty (30)-day period, unless National City reasonably determines that the Material Adverse Effect cannot be cured during such extended period, in which case, National City may terminate this Agreement;

(n) by MAF, if National City shall have suffered a Material Adverse Effect, or events or circumstances have occurred which could reasonably be expected to have, a Material Adverse Effect on National City, and MAF is not the cause of the Material Adverse Effect; provided, however, National City shall have the right to cure such breach within thirty (30) days from the date of the Material Adverse Effect, and provided, further, if at the end of such thirty (30)-day period the material breach has not been cured, but National City is engaged in ongoing and meaningful efforts to cure such breach, the cure period shall be extended for an additional thirty (30)-day period, unless MAF reasonably determines that the Material Adverse Effect cannot be cured during such extended period, in which case, MAF may terminate this Agreement; or

(o) by National City in the event that the conditions triggering the Fill-Up Provision occur; provided that if National City elects to exercise its termination right under this Section 9.1(o), it shall give notice to MAF within two (2) Business Days after the expiration of the Twenty Day Period and MAF shall, for a period of three (3) Business Days after its receipt of such notice, have the option to elect to have the Exchange Ratio calculated in accordance with the Fixed Ratio Provision. If within such three (3) Business Day period, MAF delivers written notice to National City that it intends to adjust the Exchange Ratio, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 9.1(o) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

9.2 Effect of Termination.

(a) In the event of termination of this Agreement by any Party as provided in Section 9.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either Party, except (i) as set forth in this Section 9.2, Section 9.3, Section 10.3, and the last sentence of Section 6.6, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

(b) In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the Parties hereto agree that MAF shall (i) pay to National City a termination fee of $57.6 million in the manner set forth below, if this Agreement is terminated:

(A) (1) pursuant to Sections 9.1(f) or (g) above and National City is not in material breach of this Agreement and if within eighteen (18) months following the effective date of termination, MAF or any MAF Subsidiary enters into any agreement, contract, letter of intent or understanding with a third Person relating to any direct or indirect acquisition or purchase by such Person of MAF, any MAF Subsidiary or any business line of MAF or any equity securities of MAF or of any MAF Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of MAF or any MAF Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MAF or any MAF Subsidiary, or (2) pursuant to Sections 9.1(d) (solely with respect to Section 8.1 (e)) or (h) as a result of any third Person or its Affiliate having initiated or instigated any such proceedings and if such third Person announces its intent to engage in a bona fide Acquisition Transaction as determined by the Board of Directors of MAF in good faith, after consultation with outside legal counsel and financial consultants, and if within eighteen (18) months following the effective date of termination, MAF or any MAF Subsidiary enters into any agreement, contract, letter of intent or understanding with such third Person relating to any direct or indirect acquisition or purchase by such Person of MAF, any MAF Subsidiary or any business line of MAF or any equity securities of MAF or of any MAF Subsidiary, any tender offer or exchange offer that if consummated would result in such Person beneficially owning 15% or more of any class of equity securities of MAF or any MAF Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MAF or any MAF Subsidiary; or

(B) pursuant to Section 9.1(i), (j), (k), or (l).

Any amount that becomes payable pursuant to this Section 9.2(b) shall be promptly paid by wire transfer of immediately available funds to an account designated by National City within two (2) Business Days after such amount is owed to National City hereunder.

9.3 Relief for Willful Breach; Specific Performance.

(a) Notwithstanding anything to the contrary herein, in the event of a willful material breach hereof by a Party, then the non-breaching Party shall be entitled to such additional remedies and relief against the breaching Party as are available at law or in equity (with all remedies hereunder and thereunder being cumulative).

(b) The Parties agree that, in the event of any breach or threatened breach (whether or not willful or material) by a Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach or threatened breach.

X. MISCELLANEOUS

10.1 Waiver and Amendment. Subject to applicable provisions of the DGCL, any provision of this Agreement may be waived at any time by the Party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 10.1 and is signed by the Party or Parties sought to be bound thereby.

10.2 Entire Agreement. Other than the agreements, contracts and any other understandings specifically referred to herein, this Agreement contains the entire agreement among National City and MAF with respect to the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the Parties with respect to such matters.

10.3 Applicable Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive Laws of the State of Delaware. Each Party consents to personal jurisdiction in any Action brought in any federal or state court within the City of Cleveland, Ohio, having subject matter jurisdiction in the matter for purposes of any Action arising out of this Agreement.

10.4 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

If to MAF to:

MAF Bancorp, Inc.

55th & Holmes Avenue

Clarendon Hills, Illinois 60514

Attn:	Allen H. Koranda
Fax:	(630) 325-0407

With copies to:

MAF Bancorp, Inc.

55th & Holmes Avenue

Clarendon Hills, Illinois 60514

Attn:	Jennifer R. Evans
Fax:	(630) 325-0407

Vedder, Price, Kaufman & Kammholz, P.C.

222 N. LaSalle Street

Chicago, Illinois 60601

Attn:	Thomas P. Desmond
James W. Morrissey
Fax:	(312) 609-5005

If to National City to:

National City Corporation

1900 East Ninth Street

Cleveland, Ohio 44114

Attn.:	Chairman of the Board
Fax:	(216) 222-2336

With a copy to:

National City Corporation

Law Department

1900 East Ninth Street

Attn.:	General Counsel
Fax:	(216) 222-2336

or to such other address as any Party may have furnished to the other Party in writing in accordance with this Section 10.4.

10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

10.6 Parties in Interest; Assignment. Except for Section 3.2 above (which is intended to be for the benefit of the holders of MAF Options, RSUs and DSUs to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons) and Sections 6.5 and 6.9 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons), this Agreement is not intended to nor will it confer upon any other Person (other than the Parties or the D&O Indemnitees) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other Party, neither Party shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other Party shall be null and void. This Agreement shall be binding upon and enforceable against each Party’s successors, permitted assigns, heirs, beneficiaries and legal representatives.

10.7 Expenses. Each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.8 Enforcement of this Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

10.10 Update and Supplement to Disclosure Letters. MAF and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose other information or exceptions to one or more representations or warranties contained in Article IV hereof in the case of National City and Article V hereof in the case of MAF which are a result of events which occur, or knowledge first obtained, after the date hereof; provided, however, that, (a) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date hereof, and (b) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 8.2 in the case of MAF, and Section 8.3 hereof in the case of National City shall have been satisfied, except to the extent a Party has waived or is deemed to have waived any breach of Section 8.2 or 8.3 as applicable pursuant to Section 6.18, and (c) this Section 10.10 shall not relieve any Party of its obligations under any covenant set forth herein, except to the extent a Party has waived or is deemed to have waived any covenant under this Agreement pursuant to Section 6.18.

10.11 Legal Fees. In the event a lawsuit is filed by any Party to enforce any provision hereof, the prevailing Party, as determined by the court, shall be entitled to an award from the non-prevailing Party of the prevailing Party’s reasonable attorney’s fees and costs through all levels of litigation.

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Agreement and Plan of Merger Signature Page

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

MAF BANCORP, INC.

By:	/s/ ALLEN H. KORANDA
Allen H. Koranda, Chairman of the Board and Chief Executive Officer

NATIONAL CITY CORPORATION

By:	/s/ DAVID A. DABERKO
David A. Daberko, Chairman of the Board and Chief Executive Officer

Annex B

April 30, 2007

The Board of Directors

MAF Bancorp, Inc.

55th Street & Holmes Avenue

Clarendon Hills, IL 60514

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of MAF Bancorp, Inc. (“MAF Bancorp”) of the consideration offered in the proposed merger (the “Merger”) of MAF Bancorp and National City Corporation (“National City”), pursuant to the Agreement and Plan of Merger, dated as of April 30, 2007, between MAF Bancorp and National City (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of MAF Bancorp (the “MAF Bancorp Common Stock”) will be converted into the right to receive an amount of shares of National City common stock, par value $4.00 per share, equal to the quotient of $56.00 divided by the average closing price of National City common stock on the New York Stock Exchange as reported by The Wall Street Journal (Mid-West Edition) for the 20 trading days immediately preceding Federal Reserve Board approval of the transaction, subject to adjustment in certain circumstances (the “Merger Consideration”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of these enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, MAF Bancorp and National City, and as an active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of MAF Bancorp and National City for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the Board of Directors of MAF Bancorp. KBW also disclosed that it may seek to earn investment banking fees from National City in the future. We have acted exclusively for the Board of Directors of MAF Bancorp in rendering this fairness opinion, and this opinion does not constitute a recommendation to any stockholder of MAF Bancorp as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. We will receive a fee from MAF Bancorp for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of MAF Bancorp and National City and the Merger.

In the course of our engagement as financial advisor we have, among other things:

i.	reviewed the Agreement;

ii.	reviewed certain historical financial and other information concerning National City, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iii.	reviewed certain historical financial and other information concerning MAF Bancorp, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iv.	held discussions with senior management of MAF Bancorp and National City with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

v.	reviewed and discussed with management of MAF Bancorp consensus earnings per share estimates for MAF Bancorp for the years ending December 31, 2007 and 2008 as published by I/B/E/S;

vi.	reviewed consensus earnings per share estimates for National City for the years ending December 31, 2007 and 2008 published by I/B/E/S and discussed with management of National City;

vii.	reviewed and studied the historical stock prices and trading volumes of the common stock of MAF Bancorp and National City;

viii.	analyzed certain publicly available financial information and valuation multiples of other financial institutions deemed comparable or otherwise relevant, and compared National City and MAF Bancorp to those institutions;

ix.	reviewed the pro forma financial impact of the Merger on National City, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of National City and MAF Bancorp;

x.	analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared MAF Bancorp and National City from a financial point of view with certain of those institutions;

xi.	reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

xii.	conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of National City and used by us in our analyses, National City’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect thereto. With respect to anticipated earnings of MAF Bancorp and other information prepared by and/or reviewed with the management of MAF Bancorp and used by us in our analyses, MAF Bancorp’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect thereto. We express no opinion as to such matters or the assumptions on which they are based. We assumed, without independent verification, that the aggregate allowances for loan and lease losses for MAF Bancorp and National City are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of MAF Bancorp or National City, nor have we examined any individual credit files.

In connection with rendering our opinion, we have also assumed that there has been no change material to our analysis in MAF Bancorp’s or National City’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have also assumed in all respects material to our analysis that MAF Bancorp and National City will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, any restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, that may be imposed will not have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the revenue synergies, the cost savings and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of MAF Bancorp and National City; (ii) the assets and liabilities of MAF Bancorp and National City; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the MAF Bancorp Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

ANNUAL MEETING PROXY CARD

THIS PROXY IS SOLICITED BY MAF BANCORP, INC.

The undersigned hereby appoints              and              the proxies of the undersigned to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of MAF Bancorp, Inc., to be held on August         , 2007, at 3:00 p.m. Central Time, at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, as specified below on the matters described in the proxy statement-prospectus and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof. THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

1. Proposal to approve the Agreement and Plan of Merger, dated as of April 30, 2007, by and between MAF Bancorp, Inc. and National City Corporation, and the transactions contemplated by the merger agreement, pursuant to which MAF will merge with and into National City.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. Proposal to authorize the postponement or adjournment of the annual meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the annual meeting to adopt the merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. Election of directors to serve on the Board of Directors of MAF Bancorp, Inc. for terms of three years each or until their successors are duly elected and qualify:

01 Terry A. Ekl	For ☐	Withhold ☐	04 Lois B. Vasto	For ☐	Withhold ☐
02 Leo M. Flanagan, Jr.	For ☐	Withhold ☐	05 Jerry A. Weberling	For ☐	Withhold ☐
03 Thomas R. Perz	For ☐	Withhold ☐

4. Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as independent auditors of MAF Bancorp, Inc. for the year ending December 31, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please mark votes as in this example            ☑

The undersigned hereby acknowledges receipt of a copy of the accompanying proxy statement-prospectus with respect thereto and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time before 3:00 p.m. Central Time on August         , 2007.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR

TO THE EXPIRATION DATE ACCORDING TO THE VOTING PROCEDURES

(Reverse Side)

This consent form must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:

Signature:	Date:

Please mark here if you plan on attending the Annual meeting.            ☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE EXPIRATION DATE ACCORDING TO THE VOTING PROCEDURES.

CONSENT VOTING INSTRUCTIONS

MAIL—Date, sign and mail your consent card in the envelope provided as soon as possible.

ALL CONSENTS MUST BE RECEIVED BY     :00 A.M. CENTRAL TIME, ON                     , 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article VI of National City’s First Restatement of By-Laws, as amended through February 28, 2005, and Article Seventh of its Amended and Restated Certificate of Incorporation provides for broad indemnification of National City’s directors and officers. National City also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 21.	Exhibits

(a)	Exhibit Number and Description

2	Agreement and Plan of Merger by and between National City Corporation and MAF Bancorp, Inc., dated as of April 30, 2007 (included as Annex A to the proxy statement-prospectus).

3.1	Amended and Restated Certificate of Incorporation of National City Corporation dated April 13, 1999 (filed as Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference).

3.2	National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through February 28, 2005) (filed as Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed on February 28, 2005, and incorporated herein by reference).

3.3	Certificate of Designation Rights and Preferences of the Series D Non-voting Convertible Preferred Stock Without Par Value of National City Corporation (filed as Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

4.1	Amended and restated Certificate of Incorporation of National City Corporation dated April 13, 1999 (filed as Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference) related to capital stock of National City Corporation.

4.2	National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through February 28, 2005) (filed as Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed on February 28, 2005, and incorporated herein by reference) related to stockholder rights.

4.3	Certificate of Designation Rights and Preferences of the Series D Non-voting Convertible Preferred Stock Without Par Value of National City Corporation (filed as Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

4.4	National City agrees to furnish upon request to the Commission a copy of each instrument defining the rights of holders of Senior and Subordinated debt of National City.

5	Opinion of National City Corporation Law Department regarding Legality.

8	Form of Opinion of Vedder, Price, Kaufman & Kammholz, P.C. regarding Tax Matters.

10.1	National City Corporation’s 1993 Stock Option Plan (filed as Exhibit 10.5 to Registration Statement No. 33-49823 and incorporated herein by reference).

10.2	National City Corporation Plan for Deferred Payment of Directors’ Fees, as Amended (filed as Exhibit 10.5 to Registration Statement No. 2-914334 and incorporated herein by reference).

10.3	National City Corporation Supplemental Executive Retirement Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.4	National City Corporation Amended and Second Restated 1991 Restricted Stock Plan (filed as Exhibit 10.9 to Registration Statement No. 33-49823 and incorporated herein by reference).

10.5	Form of grant made under National City Corporation 1991 Restricted Stock Plan in connection with National City Corporation Supplemental Executive Retirement Plan as Amended (filed as Exhibit 10.7 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).

10.6	Form of contracts with Jon L. Gorney, Jeffrey D. Kelly, David L. Zoeller, Thomas A. Richlovsky, James P. Gulick, James R. Bell III, Peter E. Raskind, Philip L. Rice, Timothy J. Lathe, Shelley J. Seifert, Daniel J. Frate, Ted M. Parker, and Paul D. Geraghty (filed as Exhibit 10.29 to Registrant’s Form S-4 Registration Statement No. 333-45609 dated February 4, 1998, and incorporated herein by reference).

10.7	Split Dollar Insurance Agreement effective January 1, 1994, between National City Corporation and certain key employees (filed as Exhibit 10.11 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).

10.8	National City Corporation 1997 Stock Option Plan as Amended and Restated effective October 22, 2001 (filed as Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).

10.9	National City Corporation 1997 Restricted Stock Plan as Amended and Restated effective October 31, 2001 (filed as Exhibit 10.18 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).

10.10	National City Corporation Retention Plan for Executive Officers, Amended and Restated effective January 1, 2005 (filed as Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

10.11	Integra Financial Corporation Management Incentive Plan (filed as Exhibit 4.4 to Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement No. 333-01697, dated April 30, 1996, and incorporated herein by reference).

10.12	National City Corporation Management Incentive Plan for Senior Officers, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.13 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.13	National City Corporation Supplemental Cash Balance Pension Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.14 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.14	The National City Corporation 2001 Stock Option Plan as Amended and Restated effective October 22, 2001 (filed as Exhibit 10.27 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).

10.15	National City Corporation 2002 Restricted Stock Plan (filed as Exhibit A to Registrant’s Proxy Statement dated March 8, 2002, and incorporated herein by reference).

10.16	The National City Corporation Long-Term Deferred Share Compensation Plan effective April 22, 2002 (filed as Exhibit 10.33 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

10.17	The National City Corporation Deferred Compensation Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.18 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.18	Form of Agreement Not To Compete with David A. Daberko and William E. MacDonald III (filed as Exhibit 10.35 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

10.19	Summary of Non-employee Director’s Compensation (filed as Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on December 19, 2006, and incorporated herein by reference).

10.20	The National City Corporation Executive Savings Plan, as Amended and Restated effective January 1, 2003 (filed as Exhibit 10.32 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.21	The National City Corporation Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.33 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.22	Amendment No. 1 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.35 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.23	Amendment No. 1 to the Split Dollar Insurance Agreement effective January 1, 2003 (filed as Exhibit 10.37 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.24	Credit Agreement dated as of April 12, 2001, by and between National City and the banks named therein (filed as Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference) and the Assumption Agreement dated June 11, 2002 (filed as Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

10.25	Agreement to Terminate Change in Control Benefits between National City Corporation and David A. Daberko(filed as exhibit 10.25 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).

10.26	The National City Corporation Long-Term Cash and Equity Incentive Plan (filed as Exhibit 10.40 to the Registrant’s Quarterly Report on Form 10-Q for the quarter year ended September 30, 2005, and incorporated herein by reference).

10.27	National City Executive Long-Term Disability Plan (filed as Exhibit 10.41 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

10.28	Amendment No. 2 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.42 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).

10.29	Amendment No. 3 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.1 to the Registrant’s Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-61712 dated April 19, 2004, and incorporated herein by reference).

10.30	Amendment No. 4 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.3 to the Registrant’s Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-61712 dated April 19, 2004, and incorporated herein by reference).

10.31	Provident Financial Group, Inc. Deferred Compensation Plan (filed as Exhibit 10.22 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.32	Provident Financial Group, Inc. Outside Directors Deferred Compensation Plan (filed as Exhibit 10.24 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.33	Provident Financial Group, Inc. Supplemental Executive Retirement Plan (filed as Exhibit 10.25 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.34	The National City Corporation 2004 Deferred Compensation Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.35 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.35	Amendment No. 5 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.61 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

10.36	Amendment No. 6 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.62 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

10.37	Appendices AO, AP, AQ, and AR to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.63 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

10.38	Form of Restricted Stock Award Agreement (filed as Exhibit 10.64 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference).

10.39	Form of Restricted Stock Award Agreement used in connection with National City Corporation Management Incentive Plan for Senior Officers (filed as Exhibit 10.65 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

10.40	Form of Incentive Stock Option Award Agreement (filed as Exhibit 10.66 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).

10.41	Form of Non-qualified Stock Option Award Agreement (filed as Exhibit 10.67 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).

10.42	Form of contracts with Robert B. Crowl and Jon N. Couture (filed as Exhibit 10.68 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference).

10.43	Release and Non-competition Agreement between National City Corporation and Jose Armando Ramirez (filed as Exhibit 10.69 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).

10.44	Appendices AS, AT, AU, AV, and AW to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.70 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

10.45	Form of Restricted Stock Unit Award Agreement (filed as Exhibit 10.45 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).

10.46	National City Corporation Management Severance Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.47 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

10.47	Form of Amendment to Agreement Not to Compete with David A. Daberko and William E. MacDonald III (filed as Exhibit 10.48 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.48	Form of Non-Elective Deferred Compensation Award Statement (filed as exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on May 1, 2006, and incorporated herein by reference).

10.49	Form of Non-Elective Deferred Compensation Award Statement (filed as exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on May 1, 2006, and incorporated herein by reference).

10.50	Deferred Compensation Plan for Daniel J. Frate (filed as exhibit 10.51 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.51	Release and Separation Agreement between National City Corporation and John D. Gellhausen (filed as exhibit 10.51 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.52	Form of Restricted Stock Unit Agreement (Retention/Non-compete) between National City Corporation and each of Jeffrey D. Kelly and Peter E. Raskind (filed as exhibit 10.52 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.53	Form of Restricted Stock Unit Agreement (Performance) between National City Corporation and each of Jeffrey D. Kelly , Peter E. Raskind and Daniel J. Frate (filed as exhibit 10.53 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.54	Form of Restricted Stock Award Agreement (filed as exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.55	Form of Restricted Stock Unit Award Agreement (filed as exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.56	Form of Restricted Stock Unit Award Agreement (filed as exhibit 99.3 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.57	Aircraft Time Sharing Agreement between National City Credit Corporation and David A. Daberko (filed as exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.58	Aircraft Time Sharing Agreement between National City Credit Corporation and David A. Daberko (filed as exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.59	Severance Agreement Termination between National City Corporation and William E. MacDonald III (filed as exhibit 99.3 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.60	Severance Agreement Termination between National City Corporation and David A. Daberko (filed as exhibit 99.4 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.61	Amendment to National City Corporation Amended and Second Restated 1991 Restricted Stock Plan (filed as exhibit 10.61 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.62	Amendment to National City Corporation Amended and Restated 1993 Stock Option Plan (filed as exhibit 10.62 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.63	Amendment to National City Corporation 1997 Restricted Stock Plan, Amended and Restated Effective October 31, 2001 (filed as exhibit 10.63 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.64	Amendment to National City Corporation 1997 Stock Option Plan as Amended and Restated Effective October 22, 2001 (filed as exhibit 10.64 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.65	Amendment to National City Corporation 2001 Stock Option Plan as Amended and Restated Effective October 22, 2001 (filed as exhibit 10.65 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.66	Amendment to National City Corporation 2002 Restricted Stock Plan (filed as exhibit 10.66 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.67	Amendment to National City Corporation Long-Term Cash and Equity Incentive Plan, Effective April 6, 2004 (filed as exhibit 10.67 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.68	Agreement to Terminate Change in Control Benefits between National City Corporation and William E. MacDonald III (filed as exhibit 10.68 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).

11.0	Statement re computation of per share earnings (incorporated by reference to Note 18 of the Notes to the Consolidated Financial Statements included in National City’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).

12.1	Computation of Ratio of Earnings to Fixed Charges (filed as exhibit 12.1 to National City’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).

21	Subsidiaries of National City Corporation.

23.1	Consent of National City Law Department (included in Exhibit 5).

23.2	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 8).

23.3	Consent of Keefe Bruyette & Woods, Inc.

23.4	Consent of Ernst & Young LLP relating to the consolidated financial statements of National City Corporation.

23.5	Consent of KPMG LLP relating to the consolidated financial statements of MAF Bancorp, Inc.

24	Power of Attorney.

(b)	Financial statement schedules: Not applicable.

(c)	Reports, opinion or appraisals: The opinion of Keefe Bruyette & Woods, Inc. is included as Annex B to the proxy statement-prospectus.

Item 22.	Undertakings

A.	National City hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	National City hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	National City hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

D.	National City undertakes that every prospectus (i) that is filed under paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of National City pursuant to the foregoing provisions, or otherwise, National City has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by National City of expenses incurred or paid by a director, officer or controlling person of National City in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, National City will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of and will be governed by the final adjudication of such issue.

F.	National City hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus under Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

G.	National City hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, National City has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on June 27, 2007.

NATIONAL CITY CORPORATION

By:	/s/ THOMAS A. RICHLOVSKY
Thomas A. Richlovsky
Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on June 27, 2007.

/S/ DAVID A. DABERKO* David A. Daberko	Chairman and Chief Executive Officer (Principal Executive Officer)

/S/ JEFFREY D. KELLY Jeffrey D. Kelly	Vice Chairman and Chief Financial Officer (Principal Financial Officer)

/S/ THOMAS A. RICHLOVSKY Thomas A. Richlovsky	Senior Vice President and Treasurer (Principal Accounting Officer)

/S/ JON E. BARFIELD* Jon E. Barfield	Director

/S/ JAMES S. BROADHURST* James S. Broadhurst	Director

/S/ CHRISTOPHER M. CONNOR* Christopher M. Connor	Director

/S/ BERNADINE P. HEALY, M.D.* Bernadine P. Healy, M.D.	Director

/S/ MICHAEL B. MCCALLISTER* Michael B. McCallister	Director

/S/ PAUL A. ORMOND* Paul A. Ormond	Director

/S/ PETER E. RASKIND* Peter E. Raskind	Director

/S/ GERALD L. SHAHEEN* Gerald L. Shaheen	Director

/S/ JERRY SUE THORNTON, PH.D.* Jerry Sue Thornton, Ph.D.	Director

/S/ MORRY WEISS* Morry Weiss	Director

*	David L. Zoeller, Executive Vice President and General Counsel of National City, as attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such officers and directors and filed with this registration statement.

/s/ DAVID L. ZOELLER
David L. Zoeller, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number and Description

2	Agreement and Plan of Merger by and between National City Corporation and MAF Bancorp, Inc., dated as of April 30, 2007 (included as Annex A to the proxy statement-prospectus).

3.1	Amended and Restated Certificate of Incorporation of National City Corporation dated April 13, 1999 (filed as Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference).

3.2	National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through February 28, 2005) (filed as Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed on February 28, 2005, and incorporated herein by reference).

3.3	Certificate of Designation Rights and Preferences of the Series D Non-voting Convertible Preferred Stock Without Par Value of National City Corporation (filed as Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

4.1	Amended and restated Certificate of Incorporation of National City Corporation dated April 13, 1999 (filed as Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference) related to capital stock of National City Corporation.

4.2	National City Corporation First Restatement of By-laws adopted April 27, 1987 (as Amended through February 28, 2005) (filed as Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed on February 28, 2005, and incorporated herein by reference) related to stockholder rights.

4.3	Certificate of Designation Rights and Preferences of the Series D Non-voting Convertible Preferred Stock Without Par Value of National City Corporation (filed as Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

4.4	National City agrees to furnish upon request to the Commission a copy of each instrument defining the rights of holders of Senior and Subordinated debt of National City.

5	Opinion of National City Corporation Law Department regarding Legality.

8	Form of Opinion of Vedder, Price, Kaufman & Kammholz, P.C. regarding Tax Matters.

10.1	National City Corporation’s 1993 Stock Option Plan (filed as Exhibit 10.5 to Registration Statement No. 33-49823 and incorporated herein by reference).

10.2	National City Corporation Plan for Deferred Payment of Directors’ Fees, as Amended (filed as Exhibit 10.5 to Registration Statement No. 2-914334 and incorporated herein by reference).

10.3	National City Corporation Supplemental Executive Retirement Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.4	National City Corporation Amended and Second Restated 1991 Restricted Stock Plan (filed as Exhibit 10.9 to Registration Statement No. 33-49823 and incorporated herein by reference).

10.5	Form of grant made under National City Corporation 1991 Restricted Stock Plan in connection with National City Corporation Supplemental Executive Retirement Plan as Amended (filed as Exhibit 10.7 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).

10.6	Form of contracts with Jon L. Gorney, Jeffrey D. Kelly, David L. Zoeller, Thomas A. Richlovsky, James P. Gulick, James R. Bell III, Peter E. Raskind, Philip L. Rice, Timothy J. Lathe, Shelley J. Seifert, Daniel J. Frate, Ted M. Parker, and Paul D. Geraghty (filed as Exhibit 10.29 to Registrant’s Form S-4 Registration Statement No. 333-45609 dated February 4, 1998, and incorporated herein by reference).

10.7	Split Dollar Insurance Agreement effective January 1, 1994, between National City Corporation and certain key employees (filed as Exhibit 10.11 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).

10.8	National City Corporation 1997 Stock Option Plan as Amended and Restated effective October 22, 2001 (filed as Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).

10.9	National City Corporation 1997 Restricted Stock Plan as Amended and Restated effective October 31, 2001 (filed as Exhibit 10.18 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).

10.10	National City Corporation Retention Plan for Executive Officers, Amended and Restated effective January 1, 2005 (filed as Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

10.11	Integra Financial Corporation Management Incentive Plan (filed as Exhibit 4.4 to Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement No. 333-01697, dated April 30, 1996, and incorporated herein by reference).

10.12	National City Corporation Management Incentive Plan for Senior Officers, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.13 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.13	National City Corporation Supplemental Cash Balance Pension Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.14 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.14	The National City Corporation 2001 Stock Option Plan as Amended and Restated effective October 22, 2001 (filed as Exhibit 10.27 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).

10.15	National City Corporation 2002 Restricted Stock Plan (filed as Exhibit A to Registrant’s Proxy Statement dated March 8, 2002, and incorporated herein by reference).

10.16	The National City Corporation Long-Term Deferred Share Compensation Plan effective April 22, 2002 (filed as Exhibit 10.33 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

10.17	The National City Corporation Deferred Compensation Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.18 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.18	Form of Agreement Not To Compete with David A. Daberko and William E. MacDonald III (filed as Exhibit 10.35 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

10.19	Summary of Non-employee Director’s Compensation (filed as Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on December 19, 2006, and incorporated herein by reference).

10.20	The National City Corporation Executive Savings Plan, as Amended and Restated effective January 1, 2003 (filed as Exhibit 10.32 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.21	The National City Corporation Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.33 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.22	Amendment No. 1 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.35 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.23	Amendment No. 1 to the Split Dollar Insurance Agreement effective January 1, 2003 (filed as Exhibit 10.37 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.24	Credit Agreement dated as of April 12, 2001, by and between National City and the banks named therein (filed as Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference) and the Assumption Agreement dated June 11, 2002 (filed as Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

10.25	Agreement to Terminate Change in Control Benefits between National City Corporation and David A. Daberko(filed as exhibit 10.25 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).

10.26	The National City Corporation Long-Term Cash and Equity Incentive Plan (filed as Exhibit 10.40 to the Registrant’s Quarterly Report on Form 10-Q for the quarter year ended September 30, 2005, and incorporated herein by reference).

10.27	National City Executive Long-Term Disability Plan (filed as Exhibit 10.41 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

10.28	Amendment No. 2 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.42 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).

10.29	Amendment No. 3 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.1 to the Registrant’s Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-61712 dated April 19, 2004, and incorporated herein by reference).

10.30	Amendment No. 4 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.3 to the Registrant’s Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-61712 dated April 19, 2004, and incorporated herein by reference).

10.31	Provident Financial Group, Inc. Deferred Compensation Plan (filed as Exhibit 10.22 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.32	Provident Financial Group, Inc. Outside Directors Deferred Compensation Plan (filed as Exhibit 10.24 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.33	Provident Financial Group, Inc. Supplemental Executive Retirement Plan (filed as Exhibit 10.25 to Provident Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).

10.34	The National City Corporation 2004 Deferred Compensation Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.35 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.35	Amendment No. 5 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.61 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

10.36	Amendment No. 6 to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.62 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

10.37	Appendices AO, AP, AQ, and AR to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.63 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

10.38	Form of Restricted Stock Award Agreement (filed as Exhibit 10.64 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference).

10.39	Form of Restricted Stock Award Agreement used in connection with National City Corporation Management Incentive Plan for Senior Officers (filed as Exhibit 10.65 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

10.40	Form of Incentive Stock Option Award Agreement (filed as Exhibit 10.66 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).

10.41	Form of Non-qualified Stock Option Award Agreement (filed as Exhibit 10.67 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).

10.42	Form of contracts with Robert B. Crowl and Jon N. Couture (filed as Exhibit 10.68 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference).

10.43	Release and Non-competition Agreement between National City Corporation and Jose Armando Ramirez (filed as Exhibit 10.69 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).

10.44	Appendices AS, AT, AU, AV, and AW to the National City Savings and Investment Plan, as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.70 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

10.45	Form of Restricted Stock Unit Award Agreement (filed as Exhibit 10.45 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).

10.46	National City Corporation Management Severance Plan, as Amended and Restated effective January 1, 2005 (filed as Exhibit 10.47 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

10.47	Form of Amendment to Agreement Not to Compete with David A. Daberko and William E. MacDonald III (filed as Exhibit 10.48 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.48	Form of Non-Elective Deferred Compensation Award Statement (filed as exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on May 1, 2006, and incorporated herein by reference).

10.49	Form of Non-Elective Deferred Compensation Award Statement (filed as exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on May 1, 2006, and incorporated herein by reference).

10.50	Deferred Compensation Plan for Daniel J. Frate (filed as exhibit 10.51 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference).

10.51	Release and Separation Agreement between National City Corporation and John D. Gellhausen (filed as exhibit 10.51 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.52	Form of Restricted Stock Unit Agreement (Retention/Non-compete) between National City Corporation and each of Jeffrey D. Kelly and Peter E. Raskind (filed as exhibit 10.52 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.53	Form of Restricted Stock Unit Agreement (Performance) between National City Corporation and each of Jeffrey D. Kelly , Peter E. Raskind and Daniel J. Frate (filed as exhibit 10.53 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.54	Form of Restricted Stock Award Agreement (filed as exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.55	Form of Restricted Stock Unit Award Agreement (filed as exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.56	Form of Restricted Stock Unit Award Agreement (filed as exhibit 99.3 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.57	Aircraft Time Sharing Agreement between National City Credit Corporation and David A. Daberko (filed as exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.58	Aircraft Time Sharing Agreement between National City Credit Corporation and David A. Daberko (filed as exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.59	Severance Agreement Termination between National City Corporation and William E. MacDonald III (filed as exhibit 99.3 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.60	Severance Agreement Termination between National City Corporation and David A. Daberko (filed as exhibit 99.4 to Registrant’s Current Report on Form 8-K filed on October 23, 2006, and incorporated herein by reference).

10.61	Amendment to National City Corporation Amended and Second Restated 1991 Restricted Stock Plan (filed as exhibit 10.61 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.62	Amendment to National City Corporation Amended and Restated 1993 Stock Option Plan (filed as exhibit 10.62 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.63	Amendment to National City Corporation 1997 Restricted Stock Plan, Amended and Restated Effective October 31, 2001 (filed as exhibit 10.63 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.64	Amendment to National City Corporation 1997 Stock Option Plan as Amended and Restated Effective October 22, 2001 (filed as exhibit 10.64 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.65	Amendment to National City Corporation 2001 Stock Option Plan as Amended and Restated Effective October 22, 2001 (filed as exhibit 10.65 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.66	Amendment to National City Corporation 2002 Restricted Stock Plan (filed as exhibit 10.66 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.67	Amendment to National City Corporation Long-Term Cash and Equity Incentive Plan, Effective April 6, 2004 (filed as exhibit 10.67 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).

10.68	Agreement to Terminate Change in Control Benefits between National City Corporation and William E. MacDonald III (filed as exhibit 10.68 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).

11.0	Statement re computation of per share earnings (incorporated by reference to Note 18 of the Notes to the Consolidated Financial Statements included in National City’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).

12.1	Computation of Ratio of Earnings to Fixed Charges (filed as exhibit 12.1 to National City’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).

21	Subsidiaries of National City Corporation.

23.1	Consent of National City Law Department (included in Exhibit 5).

23.2	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 8).

23.3	Consent of Keefe Bruyette & Woods, Inc.

23.4	Consent of Ernst & Young LLP relating to the consolidated financial statements of National City Corporation.

23.5	Consent of KPMG LLP relating to the consolidated financial statements of MAF Bancorp, Inc.

24	Power of Attorney.

(b)	Financial statement schedules: Not applicable.

(c)	Reports, opinion or appraisals: The opinion of Keefe Bruyette & Woods, Inc. is included as Annex B to the proxy statement-prospectus.